OFFICE LEASE

THE QUAD @ TASMAN

THE QUAD SANTA CLARA, LLC,

a Delaware limited liability company,

as Landlord,

and

AMBARELLA CORPORATION,

a Delaware corporation,

as Tenant.

TABLE OF CONTENTS

EXHIBITS

A OUTLINE OF PREMISES

B TENANT WORK LETTER

C FORM OF NOTICE OF LEASE TERM DATES

D RULES AND REGULATIONS

E FORM OF TENANT’S ESTOPPEL CERTIFICATE

F INITIAL HAZARDOUS MATERIALS

G APPROVED SIGNAGE

H DESIGNATED PARKING SPACES

I FORM OF SIGHT DRAFT

-i-

THE QUAD @ TASMAN

OFFICE LEASE

This Office Lease (the “Lease”), dated as of the date set forth in Section 1 of the Summary of Basic Lease Information (the “Summary”), below, is made by and between THE QUAD SANTA CLARA, LLC, a Delaware limited liability company (“Landlord”), and AMBARELLA CORPORATION, a Delaware corporation (“Tenant”).

SUMMARY OF BASIC LEASE INFORMATION

TERMS OF LEASE	DESCRIPTION
1. Date:	December 20, 2024
2. Premises (Article 1).
2.1 Building:	That certain building located at 3001 Tasman Drive, Santa Clara, California. The Building is known as “Building 7” in the Project.
2.2 Premises:

Approximately fifty-seven thousand eight hundred seventy-one (57,871) rentable square feet of space located in the Building situated at 3001 Tasman Drive, as further set forth in Exhibit A to the Office Lease. The Premises constitutes the entire rentable square footage of space within the Building.

3. Lease Term (Article 2).
3.1 Length of Term:	One hundred four (104) months after the Lease Commencement Date.
3.2 Lease Commencement Date:

The earlier of (i) the later of (x) the date two (2) weeks following the date Landlord delivers possession of the Premises to Tenant with the Tenant Improvement Work therein to be performed by Landlord pursuant to the Tenant Work Letter “Substantially Completed” (as defined in the Tenant Work Letter) therein and otherwise in the condition required in Section 1.1.1 of this Lease, including with all Existing Furniture and Furnishings installed as required under Section 1.1.1.2 or (y) September 1, 2025 or (ii) the date Tenant commences business operations in the Premises. For purposes of this Lease, the term “Delivery Date” shall mean the date that Landlord delivers possession of the Premises to Tenant with the Tenant Improvement Work therein to be performed by Landlord pursuant to the Tenant Work Letter “Substantially Completed” (as defined in the Tenant Work Letter) therein and otherwise in the condition required in Section 1.1.1 of this Lease, including with all Existing Furniture and Furnishings installed as required under Section 1.1.1.2.

3.3 Lease Expiration Date:

If the Lease Commencement Date shall be the first day of a calendar month, then the day immediately preceding the expiration of the one hundred fourth (104th) full calendar month following the Lease Commencement Date; or, if the Lease Commencement Date shall be other than the first day of a calendar month, then the last day of the month in which the one hundred fourth (104th) full calendar month of the Lease Commencement Date occurs.

4. Base Rent (Article 3):
Period During Lease Term	Monthly Installment of Base Rent	Approximate Monthly Rental Rate per Rentable Square Foot (NNN)*
Lease Month 1 — 12**	$144,677.50*	$2.50*
Lease Month 13 — 24	$149,017.83	$2.58
Lease Month 25 — 36	$153,488.36	$2.65

Lease Month 37 — 48	$158,093.01	$2.73
Lease Month 49 — 60	$162,835.80	$2.81
Lease Month 61 — 72 Lease Month 73 — 84 Lease Month 85 — 96 Lease Month 97 — 104	$167,720.87 $172,752.50 $177,935.08 $183,273.13	$2.90 $2.99 $3.07 $3.17

“Lease Month 1” shall commence on the Lease Commencement Date and end on the last day of the first full calendar month thereafter, and each subsequent Lease Month shall be the calendar month commencing on the day after the expiration of the prior Lease Month.

*Landlord hereby agrees that Tenant shall be entitled to an abatement of Base Rent in Lease Months 1 through 8 (inclusive) (the “Abatement Period”), in the amount of One Hundred Forty-Four Thousand Six Hundred Seventy-Seven and 50/100 Dollars ($144,677.50) per Lease Month, for a total amount of Base Rent abated pursuant to this Section 4 that shall in no event exceed or be less than the aggregate of One Million One Hundred Fifty-Seven Thousand Four Hundred Twenty and 00/100 Dollars ($1,157,420.00). Landlord and Tenant acknowledge that Tenant’s right (the “Abatement Right”) to receive Base Rent abatement during the Abatement Period has been granted to Tenant as additional consideration for Tenant’s agreement to enter into this Lease and comply with the terms and conditions otherwise required under this Lease.

5. Tenant’s Share of the Project (Article 4):	Approximately 14.10%.
6. Tenant’s Share of the Building (Article 4):	100%.
7. Permitted Use (Article 5):	General office, administrative use and research and development consistent with a first-class office building (including a hardware lab) and consistent with Applicable Laws.
8. Security Deposit (Article 21):	$434,032.50, subject to reduction as provided in Article 21.
9. Tenant Permitted Parking (Article 28):	3.4 unassigned parking spaces for every 1,000 rentable square feet of the Premises (as of the Lease

Date, 197 spaces), subject to the terms of Article 28 of the Lease. In addition to the 197 unassigned parking space referred to above, Tenant and its visitors will have exclusive right to use five (5) visitor parking spaces near the entry of the Premises, subject to the terms of Article 28 of the Lease.

10. Address of Tenant (Section 29.18):	Ambarella Corporation 3101 Jay Street, #110 Santa Clara, CA 95054 Attention: General Counsel Email: legal-notices@ambarella.com
11. Address of Landlord (Section 29.18):	See Section 29.18 of the Lease.
12. Broker(s) (Section 29.24):	Representing Landlord: Cushman & Wakefield U.S., Inc. Representing Tenant: Newmark
13. Guarantor:	N/A

Article 1

PREMISES, BUILDING, PROJECT, AND COMMON AREAS

1.1 Premises, Building, Project and Common Areas.

1.1.1 The Premises. Landlord hereby leases to Tenant and Tenant hereby leases from Landlord the premises set forth in Section 2.2 of the Summary (the “Premises”). The outline or floor plans of the Premises is set forth in Exhibit A attached hereto. The parties hereto agree that the lease of the Premises is upon and subject to the terms, covenants and conditions herein set forth, and Tenant covenants as a material part of the consideration for this Lease to keep and perform each and all of such terms, covenants and conditions by it to be kept and performed and that this Lease is made upon the condition of such performance. The parties hereto hereby acknowledge that the purpose of Exhibit A is to show the approximate location of the Premises in the “Building,” as that term is defined in Section 1.1.2, below, only, and such Exhibit is not meant to constitute an agreement, representation or warranty as to the construction of the Premises, the precise area thereof or the specific location of the “Common Areas,” as that term is defined in Section 1.1.3, below, or the elements thereof or of the access ways to the Premises or the “Project,” as that term is defined in Section 1.1.2, below. Tenant also acknowledges that neither Landlord nor any agent of Landlord has made any representation or warranty regarding the condition of the Premises, the Building or the Project or with respect to the suitability of any of the foregoing for the conduct of Tenant’s business, except as specifically set forth in this Lease and the Tenant Work Letter. Except as specifically set forth in this Lease and in the Tenant Work Letter attached hereto as Exhibit B (the “Tenant Work Letter”), Tenant agrees to accept the Premises in their “as is” condition, without any representations or warranties by Landlord, and with no obligation of Landlord to make any alterations or improvements to the Premises or to provide any tenant improvement allowance. Landlord shall cause the work to be performed by Landlord as described in the Tenant Work Letter to be “Substantially Completed” (as defined in the Tenant Work Letter) prior to delivery of possession of the Premises to Tenant. Notwithstanding anything in this Lease to the contrary, Landlord shall deliver the Premises upon Substantial Completion of the Tenant Improvements in good, vacant, broom clean condition, with the Building, Common Areas and building systems and subsystems serving the Premises (including the roof, air conditioner, generator, lighting, electrical, plumbing, water and gas) in good operating condition, and with the Tenant Improvements to be constructed by Landlord pursuant to the Tenant Work Letter in compliance with all Applicable Laws.

1.1.1.1 Building Systems and Roof Warranty. Anything herein to the contrary notwithstanding, Landlord hereby warrants the Building systems and subsystems, including plumbing, electrical, mechanical, fire protection and heating, ventilaton and air conditioning systems (but not any supplemental HVAC unit(s) or system installed by Tenant or any of its agents, employees or contractors) serving the Building and the roof against defects for a period of twelve (12) months following the Lease Commencement Date. Such warranty shall not be applicable to any defects in or to such systems or roof to the extent caused by (i) the negligence, willful misconduct or other misuse by Tenant or any of its agents, employees, contractors, subcontractors, licensees, invitees, vendors, sublessees or other representatives, or (ii) any alterations, additions or improvements constructed or installed in, on or about the Premises or Building by Tenant or any of its agents, employees or contractors. If any non-compliance with such warranty set forth in this paragraph exists as of the Delivery Date or within the 12-month period referred to in this Section 1.1.1.1 above, as the case may be, then Landlord shall promptly after receipt of written notice from Tenant setting forth the nature of such non-compliance, cure or remedy the same at Landlord’s sole cost. If Tenant does not give Landlord written notice of such non-compliance with this warranty within the 12-month period referred to above, then such warranty shall be deemed to have expired and shall be of no further force or effect. Tenant shall also be the beneficiary of all vendor warranties, if any, received by

Landlord with respect to the Premises, including the mechanical serving the Premises and roof of the Building.

1.1.1.2 Furnishing of Premises. Prior to the Delivery Date, Landlord agrees to furnish, or cause to be furnished, at Landlord’s sole cost, the lobby, new breakroom (including new dishwasher, garbage disposal and refrigerator), offices, conference rooms, collaboration centers and other areas in the Premises designated by Tenant utilizing the furniture and furnishings identified by Tenant prior to March 15, 2025, that existed in the Project or in the Premises on the execution of this Lease (and which Landlord shall cause to be placed in the area of the Premises designated by Tenant, to the extent not now located in such area of the Premises) prior to the Delivery Date. Such furniture and furnishings identified by Tenant prior to March 15, 2025, that are to be placed, or caused to be placed, in the Premises (to the extent not now located in the Premises) by Landlord prior to the Delivery Date is collectively, referred to herein as the “Existing Furniture and Furnishings”. During the Lease Term, as it may be extended, Tenant shall have the right to use, free of any additional charge, the Existing Furniture and Furnishings. During the Lease Term, as it may be extended, Tenant may use the Existing Furniture and Furnishings for the purposes for which they were intended and Tenant, at its sole cost, shall maintain such Existing Furniture and Furnishings in the same condition and repair as exists as of the Delivery Date, ordinary wear and tear and damage from casualty excepted. As of the Delivery Date, Tenant shall accept the Existing Furniture and Furnishings in its “as is” condition as of the date of this Lease and without faults, and without any representations or warranties concerning the title or condition of the Existing Furniture and Furnishings, except that Landlord owns the Existing Furniture and Furnishings free of any liens. At the expiration or earlier termination of the Lease Term, Tenant shall surrender the Existing Furniture and Furnishings to Landlord in the same condition as exists on the Delivery Date, ordinary wear and tear and damage from casualty excepted. Tenant shall have no obligation to replace any of the Existing Furniture and Furnishings unless Tenant or any of its agents, employees, contractors or other representatives materially damages or destroys the same. Notwithstanding the Tenant’s right to use the Existing Furniture and Furnishings as provided above, such Existing Furniture and Furnishings shall remain the property of Landlord. Tenant acknowledges and agrees that Landlord shall have no obligation to maintain, repair or insure the Existing Furniture and Furnishings. Prior to the Delivery Date, Landlord shall, at its sole cost, remove all furniture, fixtures and equipment from the Premises other than the Existing Furniture and Furnishings.

1.1.1.3 Workstations Allowance. Tenant shall be entitled to a one-time allowance in an amount equal to Six Hundred Fifty Thousand and 00/100 Dollars ($650,000.00) (the “Workstations Allowance”) for the costs of purchasing office workstations, cabling, soft seating, chairs, reception furniture and other furniture, and fixtures to be placed and used in the Premises by Tenant (the “Workstations”) and for the set-up, installation, cabling and electrification of such Workstations. In no event shall Landlord be obligated to make disbursements pursuant to this Lease for costs related to the Workstations which exceed the sum of the Workstations Allowance. Tenant shall be responsible for all costs of purchasing, set-up, installation, cabling and electrification of the Workstations to the extent such costs exceed the Workstations Allowance. Following Tenant’s purchase of such Workstations and completion of the set-up, installation in the Premises, cabling and electrification of such Workstations, Tenant shall submit to Landlord an invoice(s) evidencing the total costs incurred by Tenant in connection with the purchase, set-up, installation, cabling and electrification of such Workstations. Within fifteen (15) days following receipt of such invoice(s), Landlord shall disburse to Tenant from the Workstations Allowance the amounts shown in the invoices presented to Landlord evidencing the total costs incurred by Tenant in connection with the purchase, set-up, installation, cabling and electrification of such Workstations (but in no event shall Landlord be obligated to disburse to Tenant an amount in excess of the Workstations Allowance). To the extent the total costs disbursed to Tenant in connection with the purchase, set-up, installation, cabling and electrification of such Workstations is less than the Workstations Allowance, the undisbursed portion of the Workstations Allowance may be used by Tenant to pay for the cost of other furniture, furnishings and equipment to be used by Tenant in connection with Tenant’s use of the Premises and shall be disbursed by Landlord to Tenant based on paid invoices received by Landlord from Tenant for such other furniture, furnishings and equipment.

1.1.2 The Building and The Project. The Premises are a part of the Building set forth in Section 2.1 of the Summary (the “Building”). The Building is part of a seven (7) building office project known as “The Quad @ Tasman.” The term “Project,” as used in this Lease, shall mean (i) the Building and the Common Areas, (ii) the land (which is improved with landscaping, subterranean parking facilities and other improvements) upon which the Building and the Common Areas are located, (iii) the other buildings located in the Project and the land upon which such other buildings are located, and (iv) at Landlord’s discretion, any additional real property, areas, land, buildings or other improvements added thereto outside of but adjacent to that serve the Project and do not result in an Adverse Event (defined below). Each of the Building and the other buildings now or hereafter included in the Project are sometimes referred to herein as a “Project Building”.

1.1.3 Common Areas. Tenant shall have the non-exclusive right to use in common with other tenants in the Project, and subject to the rules and regulations referred to in Article 5 of this Lease, those portions of the Project which are provided, from time to time, for use in common by Landlord, Tenant and any other tenants of the Project and designated by Landlord as such (such areas are collectively referred to herein as the “Common Areas”). The manner in which the Common Areas are maintained and operated shall be at the sole but reasonable discretion of Landlord, provided that Landlord shall maintain and operate the same in a manner consistent with that of other Class A, mid-rise office buildings in the downtown areas of Santa Clara, California, which buildings are comparable in quality of appearance, services, and amenities (the “Comparable Buildings”) and the use thereof shall be subject to such rules, regulations and restrictions as Landlord may make from time to time that do not unreasonably interfere with Tenant’s use of or access to the Premises or Common Areas or Tenant’s parking rights or materially increase Tenant’s obligations or materially decrease Tenant’s rights (each an "Adverse Event"). Landlord reserves the right to close temporarily, make alterations or additions to, or change the location of elements of the Project and the Common Areas, provided that Tenant shall have a reasonable alternative means to access the Premises for the Permitted Use and all of Tenant's parking rights and so long as the same do not result in any Adverse Event. Notwithstanding anything to the contrary herein, (i) the Common Areas shall include throughout the Lease Term (unless otherwise limited, precluded, suspended or diminished by any Applicable Laws) the Fitness Center and outdoor collaboration areas and conference pods that are comparable in size and utility to those existing on the date of this Lease and (ii) neither Tenant nor Tenant's personnel shall be charged any additional fee (other than Tenant’s Share of Direct Expenses) to use any Common Areas.

1.2 Rentable Square Feet of Premises. For purposes of this Lease, “rentable square feet” of the Premises shall be deemed as set forth in Section 2.2 of the Summary and shall not be subject to remeasurement or modification.

Article 2

LEASE TERM

2.1 General. The terms and provisions of this Lease shall be effective as of the date of this Lease. The term of this Lease (the “Lease Term”) shall be as set forth in Section 3.1 of the Summary, shall commence on the date set forth in Section 3.2 of the Summary (the “Lease Commencement Date”), and shall terminate on the date set forth in Section 3.3 of the Summary (the “Lease Expiration Date”) unless this Lease is sooner terminated or extended as hereinafter provided. For purposes of this Lease, the term “Lease Year” shall mean each consecutive twelve (12) month period during the Lease Term; provided, however, that the first Lease Year shall commence on the Lease Commencement Date and end on the last day of the twelfth full calendar month thereafter and the second and each succeeding Lease

Year shall commence on the first day of the next calendar month; and further provided that the last Lease Year shall end on the Lease Expiration Date (unless this Lease is sooner terminated or extended). At any time during the Lease Term, Landlord may deliver to Tenant a notice in the form as set forth in Exhibit C, attached hereto (the “Notice of Lease Term Dates”), as a confirmation of the information set forth therein, which Tenant shall execute and return to Landlord within ten (10) business days of receipt thereof, and thereafter the dates set forth on such notice shall be conclusive and binding upon Tenant. Failure of Tenant to execute and deliver the Notice of Lease Term Dates (or provide comments thereto) within ten (10) business days of receipt thereof shall constitute an acknowledgment by Tenant that the statements included in such notice are true and correct, without exception. This Lease shall be a binding contractual obligation effective upon execution and delivery hereof by Landlord and Tenant, notwithstanding the later commencement of the Term.

2.1.1 Abated Rent if Lease Delivery Date is Later than September 1, 2025. If the Delivery Date has not occurred by September 1, 2025, as such September 1, 2025 date shall be extended one (1) day for each day (i) that Substantial Completion of the work to be performed by Landlord pursuant to the Tenant Work Letter is delayed due to an event(s) of Force Majeure (as defined in Section 29.16 below) (however, for purposes of this Section 2.1.1, in no event shall such days of Force Majeure delays be greater than sixty (60) days) and/or any Tenant Delay (as defined in the Tenant Work Letter), without double-counting and/or (ii) from and after December 20, 2024 that this Lease has not been fully signed and delivered by Landlord and Tenant (the “Outside Delivery Date”), then, commencing on the first day of the ninth (9th) full month of the initial Lease Term, Tenant shall be granted one (1) day of abated Base Rent and one day of abated Tenant’s Share of the annual Building Direct Expenses for each day that that the Delivery Date is delayed beyond the Outside Delivery Date. In addition, if the Delivery Date has not occurred by February 28, 2026, as such date shall be extended by one (1) day for each day that Substantial Completion of the work to be performed by Landlord pursuant to the Tenant Work Letter is delayed due to and event of Force Majeure (but not greater than sixty (60) days of Force Majeure delays) and/or Tenant Delay, without double-counting, then Tenant may also terminate this Lease by delivering written notice thereof to Landlord.

2.2 Renewal Option.

2.2.1 Extension Option. Landlord hereby grants to the Tenant originally named in this Lease and any Permitted Assignee thereof (as defined in Section 14.8 below) (inclusive of such Permitted Assignee, the “Original Tenant”), one (1) option to extend (each an “Extension Option”) the Lease Term for a period of five (5) years (the “Option Term”), which option shall be exercisable only by written notice delivered by Tenant to Landlord as provided below, provided that the following conditions (the “Option Conditions”) are satisfied: (i) as of the date of delivery of the “Option Rent Notice”, as that term is defined in Section 2.2.3 below and as of the date of delivery of the “Option Exercise Notice,” as that term is defined in Section 2.3.3, below: (A) this Lease remains in full force and effect, (ii) Tenant is not in material default under this Lease after the expiration of applicable notice and cure periods and no material Event of Default has occurred under this Lease during the immediately preceding twelve (12) months, (C) Original Tenant has not assigned the Lease other than to a Permitted Assignee and (D) no more than fifty percent (50%) of the Premises is then subleased other than to a Permitted Transferee. Landlord may, at Landlord’s option, exercised in Landlord’s sole and absolute discretion, waive any of the Option Conditions in which case the option, if otherwise properly exercised by Tenant, shall remain in full force and effect. Upon the proper exercise of the Extension Option, and provided that Tenant satisfies all of the Option Conditions (except those, if any, which are waived by Landlord), the Lease Term, as it applies to the Premises, shall be extended for a period of five (5) years. The rights contained in this Section 2.3 shall be personal to Original Tenant and any Permitted Assignee, and may be exercised only by Original Tenant or any Permitted Assignee (and not by any assignee, sublessee or other “Transferee,” as that term is defined in Section 14.1, below, of Tenant’s interest in this Lease).

2.2.2 Option Rent. The rent payable by Tenant during the Option Term (the “Option Rent”) shall be equal to one hundred percent (100%) of the Fair Market Value (as hereinafter defined) of the Premises. “Fair Market Value” shall mean the fixed rent component (or “Base Rent”) (and one hundred percent (100%) of the additional rent component) of the rent (including any additional rent and considering any “triple net” applicable thereto or “base year” or “expense stop” applicable thereto), on an annual per rentable square foot basis, including all escalations, at which tenants, as of the commencement of the applicable Option Term, are leasing non-sublease, non-encumbered, non-equity space comparable in size, location and quality to the Premises for a term comparable to the applicable Option Term, in an arm’s length transaction consummated during the twelve (12) month period prior to the date on which Landlord delivers to Tenant the “Option Rent Notice,” as this term is defined below, which comparable space is located in the Comparable Buildings (“Comparable Transactions”), taking into consideration concessions offered in such Comparable Transactions (“Concessions”), and that the same Concessions are not being provided to Tenant, including, but not limited to: (a) rental abatement concessions, if any, being granted such tenants in connection with such comparable space, and (b) tenant improvements or allowances provided or to be provided for such comparable space, taking into account the then existing improvements in the Premises (but excluding the value of any improvements made at Tenant's sole expense), such value to be based upon the age, quality and layout of the improvements; provided, however, that notwithstanding anything to the contrary herein, no consideration shall be given to the fact that Landlord is or is not required to pay a real estate brokerage commission in connection with Tenant’s exercise of its right to lease the Premises during the applicable Option Term or the fact that the Comparable Transactions do or do not involve the payment of real estate brokerage commissions; and provided further that, to the extent not included in Fair Market Value, Tenant shall pay Tenant’s Share of Building Direct Expenses (which includes Tenant’s Share of Project Direct Expenses that are included in Building Direct Expenses per Section 4.3.1) during the applicable Option Term in accordance with Article 4 below.

2.2.3 Exercise of Option. The Extension Option contained in this Section 2.3 shall be exercised by Tenant, if at all, only in the following manner: (i) Tenant shall deliver irrevocable written notice (the “Option Exercise Notice”) to Landlord not more than fifteen (15) months nor less than twelve (12) months prior to the date the initial Term of the Lease would expire; (ii) Landlord, within thirty (30) days after receipt of Tenant’s Option Exercise Notice, shall deliver notice (the “Option Rent Notice”), to Tenant setting forth the Option Rent; and (iii) Tenant, within ten (10) business days after Tenant’s receipt of the Option Rent Notice, shall send written notice to Landlord either (A) confirming Tenant’s agreement with the proposed Option Rent contained in the Option Rent Notice, or (B) objecting to the Option Rent contained in the Option Rent Notice. If Tenant timely objects to the Option Rent Notice or fails to timely respond to the Option Rent Notice, then the parties shall follow the procedure, and the Option Rent shall be determined, as set forth in Section 2.2.4 below.

2.2.4 Determination of Option Rent. In the event Tenant timely and appropriately objects to the Option Rent, Landlord and Tenant shall attempt to agree upon the Option Rent using their good-faith efforts to do so. If Landlord and Tenant fail to reach agreement within ten (10) business days following Tenant’s objection to the Option Rent (the “Outside Agreement Date”), then each party shall make a separate determination of the Option Rent within ten (10) business days, and such determinations shall be submitted to arbitration in accordance with Sections 2.2.4.1 through 2.2.4.7 below.

2.2.4.1 Landlord and Tenant shall each appoint one arbitrator who shall by profession be a commercial real estate agent or broker or a real estate appraiser who shall be a member of the appraisal institute and in each case have been active over the five (5) year period ending on the date of such appointment in the appraisal or leasing of Comparable Buildings. The determination of the arbitrators shall be limited solely to the issue of whether Landlord’s or Tenant’s submitted Option Rent is the closest to the actual Option Rent and related terms and conditions including concessions as determined by the arbitrators, taking into account the requirements of Section 2.2.2 of this Lease. Each such arbitrator shall be appointed within fifteen (15) days after the Outside Agreement Date.

2.2.4.2 The two arbitrators so appointed shall within ten (10) days of the date of the appointment of the last appointed arbitrator agree upon and appoint a third arbitrator who shall be qualified under the same criteria set forth hereinabove for qualification of the initial two arbitrators, provided that the third arbitrator shall not be then representing or have represented in the preceding three (3) year period Landlord or Tenant or their affiliates. Landlord and Tenant each shall pay the arbitrator it selects and the cost of the third arbitrator shall be borne equally by Landlord and Tenant.

2.2.4.3 The three arbitrators shall within thirty (30) days of the appointment of the third arbitrator reach a decision as to whether the parties shall use Landlord’s or Tenant’s submitted Option Rent and stated terms and conditions and shall notify Landlord and Tenant thereof.

2.2.4.4 The decision of the majority of the three (3) arbitrators shall be binding upon Landlord and Tenant.

2.2.4.5 If either Landlord or Tenant fails to appoint an arbitrator within fifteen (15) days after the Outside Agreement Date, the arbitrator appointed by one of them shall reach a decision, notify Landlord and Tenant thereof, and such arbitrator’s decision shall be binding upon Landlord and Tenant.

2.2.4.6 If the two (2) arbitrators fail to agree upon and appoint a third arbitrator, or if both parties fail to appoint an arbitrator, then the appointment of the third arbitrator or any arbitrator shall be dismissed and the matter to be decided shall be forthwith submitted to binding, final, non-appealable arbitration before a JAMS arbitrator mutually agreed upon by Landlord and Tenant. If Landlord and Tenant cannot agree on the arbitrator, the parties will so inform JAMS, who will then be authorized to select a JAMS judge to arbitrate the matter. Each party shall have the right of discovery pursuant to the California Code of Civil Procedure and evidentiary hearings shall be governed by the California Evidence Code, but subject to the instruction set forth in this Section 2.2.3. The cost of the JAMS arbitrator and JAMS arbitration, if applicable, shall be paid by Landlord and Tenant equally.

2.3 Early Access. Tenant and its authorized agents, contractors, subcontractors and employees shall be granted an exclusive license (subject to Landlord and its agents, employees, contractors and subcontractors right to enter upon the Premises to complete construction of the work to be performed by Landlord pursuant to the Tenant Work Letter) by Landlord to enter upon the Premises, at Tenant’s sole risk and expense, at least four (4) weeks prior to the Lease Commencement Date to install furniture, fixtures and equipment, including Tenant’s AV and data cabling and security system, if applicable (collectively, the “Tenant’s FF&E Work”) and conduct business therein (subject to subpart (ii) of Section 3.2 of the Summary of Basic Lease Information); provided, however, that (a) the provisions of this Lease, other than with respect to the payment of Base Rent or payment of Building Direct Expenses (as defined below), shall apply during such early entry, including, but not limited to, the provisions of Article 10 relating to Tenant’s indemnification of Landlord, (b) prior to any such entry, Tenant shall pay for and provide evidence of the insurance to be provided by Tenant pursuant to the provisions of Article 10, (c) Tenant shall pay all separately metered utility, service and maintenance charges for the Premises attributable to Tenant’ s early entry and use of the Premises as reasonably determined and documented by Landlord, and (d) prior to such entry, Tenant shall have delivered to Landlord an executed original of this Lease and payment in an amount equal to: (i) Base Rent and Tenant’s Share of estimated Building Direct Expenses for the first (1st) month of the Lease Term in which such amounts are due, plus (ii) the Security Deposit. Tenant shall also have early access on the above terms (except the obligation to pay utilities) for Tenant's FF&E Work while Landlord completes the Tenant Improvements provided such access does not materially interfere with or delay Landlord's work (and if Landlord’s work is so materially interfered with or delayed, then Tenant shall suspend or cease such Tenant’s FFE Work until Tenant can perform, or cause to be performed the same, without material interference with or delay of Landlord’s Work.

Article 3

BASE RENT

Tenant shall pay, without prior notice or demand, offset or deduction, unless expressly stipulated otherwise herein, to Landlord or Landlord’s agent at the management office of the Project, or, at Landlord’s option, at such other place as Landlord may from time to time reasonably designate in writing, by a check, ACH or wire transfer for currency which, at the time of payment, is legal tender for private or public debts in the United States of America, base rent (“Base Rent”) as set forth in Section 4 of the Summary, payable in equal monthly installments as set forth in Section 4 of the Summary in advance on or before the first day of each and every calendar month during the Lease Term, without any setoff or deduction whatsoever. The Base Rent for the first full month of the Lease Term which occurs after the expiration of any Abatement Period (as defined in the Summary) shall be paid by Tenant to Landlord at the time of Tenant’s execution of this Lease. If any Rent payment date (including the Lease Commencement Date) falls on a day of the month other than the first day of such month or if any payment of Rent is for a period which is shorter than one month, the Rent for any fractional month shall accrue on a daily basis for the period from the date such payment is due to the end of such calendar month or to the end of the Lease Term at a rate per day which is equal to 1/365 of the applicable annual Rent. All other payments or adjustments required to be made under the terms of this Lease that require proration on a time basis shall be prorated on the same basis.

Article 4

ADDITIONAL RENT

4.1 General Terms. Commencing on the Lease Commencement Date and continuing throughout the Term, as it may be extended, in addition to paying the Base Rent specified in Article 3 of this Lease, Tenant shall pay “Tenant’s Share” of the annual “Building Direct Expenses,” as those terms are defined in Sections 4.2.9 and 4.2.2 of this Lease, respectively. Landlord currently anticipates that Building Direct Expenses (excluding utilities and janitorial which shall be paid directly by Tenant) for 2025 will be approximately $0.92 per rentable square foot per month of the Premises. Such payments by Tenant, together with any and all other amounts payable by Tenant to Landlord pursuant to the terms of this Lease, are hereinafter collectively referred to as the “Additional Rent”, and the Base Rent and the Additional Rent are herein collectively referred to as “Rent.” All amounts due under this Article 4 as Additional Rent shall be payable for the same periods and in the same manner as the Base Rent (except that there shall be no abatement or conditional abatement of Additional Rent as is provided in the Summary with respect to Base Rent, if applicable). The Tenant’s Share of the estimated, annual Building Direct Expenses payable for the first month of the initial Lease Term shall be paid by Tenant to Landlord at the time of Tenant’s execution of this Lease. Without limitation on other obligations of Tenant which survive the expiration of the Lease Term, the obligations of Tenant to pay the Additional Rent provided for in this Article 4 shall survive the expiration of the Lease Term, subject to the limitations set forth in Section 4.4.3 below.

4.2 Definitions of Key Terms Relating to Additional Rent. As used in this Article 4, the following terms shall have the meanings hereinafter set forth:

4.2.1 Intentionally Omitted.

4.2.2 “Building Direct Expenses” shall mean “Building Operating Expenses” and “Building Tax Expenses”, as those terms are defined in Sections 4.2.3 and 4.2.4 below, respectively.

4.2.3 “Building Operating Expenses” shall mean the portion of “Operating Expenses,” as that term is defined in Section 4.2.7 below, allocated to the tenants of the Building pursuant to the terms of Section 4.3.1 below.

4.2.4 “Building Tax Expenses” shall mean that portion of “Tax Expenses”, as that term is defined in Section 4.2.8 below, allocated to the tenants of the Building pursuant to the terms of Section 4.3.1 below.

4.2.5 “Direct Expenses” shall mean “Operating Expenses” and “Tax Expenses.”

4.2.6 “Expense Year” shall mean each calendar year in which any portion of the Lease Term falls, through and including the calendar year in which the Lease Term expires, provided that Landlord, upon notice to Tenant, may change the Expense Year from time to time to any other twelve (12) consecutive month period, and, in the event of any such change, Tenant’s Share of Building Direct Expenses shall be equitably adjusted for any Expense Year involved in any such change.

4.2.7 “Operating Expenses” shall mean all expenses, costs and amounts of every kind and nature which Landlord pays or accrues during any Expense Year because of or in connection with the ownership, management, maintenance, security, repair, replacement, restoration, preservation or operation of the Project (including each of the Project Buildings), or any portion thereof. Without limiting the generality of the foregoing, Operating Expenses shall specifically include any and all of the following: (i) the cost of supplying all utilities, the cost of operating, repairing, maintaining, and renovating the utility, telephone, mechanical, sanitary, storm drainage, plumbing, electrical and elevator systems, and the cost of maintenance and service contracts in connection therewith, to the extent such utilities, maintenance and service contracts, are furnished, or caused to be furnished, to the Premises, or applicable part thereof, by or on behalf of Landlord; (ii) the cost of licenses, certificates, permits and inspections and the cost of contesting any governmental enactments which may affect Operating Expenses, and the costs incurred in connection with a governmentally mandated transportation system management program or similar program; (iii) the cost of all insurance carried by Landlord in connection with the Project as reasonably determined by Landlord (and the deductible portion of the insured loss under Landlord’s insurance to the extent permitted under subpart (u) below, but in no event shall the Tenant’s Share of such deductibles exceed One Hundred Fifty Thousand and 00/100 Dollars ($150,000.00) per casualty); (iv) the cost of landscaping, relamping, and all supplies, tools, equipment and materials used in the operation, repair and maintenance of the Project, or any portion thereof; (v) the cost of parking area and parking facility operation, repair, resurfacing, restoration, and maintenance; (vi) fees and other costs, including, without limitation, consulting fees, legal fees and accounting fees, of all contractors and consultants incurred by Landlord in connection with the operation, maintenance and repair of the Project; (vii) payments under any equipment rental agreements; (viii) subject to item (f) below, wages, salaries and other compensation and benefits, including taxes levied thereon, of all persons engaged in the operation, maintenance and security of the Project; (ix) payments under any easement, license, shared use agreement, operating agreement, declaration, restrictive covenant, or instrument pertaining to the sharing of costs by the Project, including, without limitation, any covenants, conditions and restrictions affecting the property, and reciprocal easement agreements affecting the Project, any parking licenses, and any agreements with transit agencies affecting the Project (collectively, “Underlying Documents”); (x) operation, repair, maintenance and replacement of all systems and equipment and components thereof of the Project; (xi) the cost of janitorial, alarm, security and other services, replacement of wall and floor coverings, ceiling tiles and fixtures in common areas, maintenance and replacement of curbs and walkways, repair to roofs and re-roofing; (xii) amortization (including interest on the unamortized cost) over the useful life as Landlord shall reasonably determine, in accordance with generally accepted accounting practices, of the cost of acquiring or the rental expense of personal property used in the maintenance, operation and repair of the Project, or any portion thereof; (xiii) the cost of capital improvements, capital replacements or other costs incurred in connection with the Project (A) which are intended to effect economies in the operation or maintenance of the Project, or any portion thereof, or reduce current or future Operating Expenses during the Lease Term, (B) that are required to comply with present or future legally required conservation programs, (C) which are replacements or modifications of nonstructural items located in the Common Areas required to keep the Common Areas in good order or condition, (D) that are required under any governmental law, ordinance, rule or regulation, (E) which are replacements of capital improvements or building service equipment or any building systems existing as of the Date of this Lease when required because of normal wear and tear, (F) which are replacement of the roof membrane, (G) which are resurfacing or replacing any parking areas, (H) which are repainting the exterior of the Building or (I) that relate to the safety or security of the Project, its occupants and visitors, and are deemed advisable in the reasonable judgment of Landlord; provided, however, that any capital expenditure shall be amortized over its useful life (with interest thereon at the lesser of (i) the annual rate of interest charged on the loan obtained by Landlord to finance such capital improvement or replacement (or if Landlord does not obtain a loan to finance such capital improvement or replacement, then at the prime rate of Bank of America, NT&SA plus two percent (2%)), or (ii) the maximum rate permitted by law) as Landlord shall reasonably determine (and Landlord may only include the annual amortized amount (with interest thereon as provided above) as Operating Expenses for the particular Expense Year), in accordance with generally accepted accounting practices; (xiv) costs, fees, charges or assessments imposed by, or resulting from any mandate imposed on Landlord by, any federal, state or local government for fire and police protection, trash removal, community services, or other services which do not constitute “Tax Expenses” as that term is defined in Section 4.2.8 below; (xv) costs and expenses incurred by Landlord to police or secure the parking areas of the Project, including, without limitation, the installation of gates, barriers, security controls and other equipment, security guards and patrol, to the extent that Landlord elects in its discretion to provide such service, for special events at the stadium currently known as “Levi’s Stadium” or related to events held at such stadium where Landlord may make parking available at the Project for people attending and/or working at such special events at such stadium (less any income received by Landlord therefor) and/or where Landlord is attempting to restrict use of the Project parking facility by attendees or workers at such special events shall be included as part of Operating Expenses; it being agreed by Landlord that during events held at Levi’s Stadium, Tenant and its employees will have access to the Project through at least one entry point, will have access to the Building and will have its parking rights under this Lease; (xvi) any fees, costs and expenses relating to operating, managing, owning, repairing, and maintaining the Fitness Center, or other amenities at the Project; (xvii) costs of maintaining, repairing or replacing Building Systems to the extent undertaken by or on behalf of Landlord; (xviii) costs of maintaining, installing, repairing or replacing lighting fixtures, directional or other signs and signals, irrigation or drainage systems, trees and shrubs, and maintaining all landscaped areas; (xix) salaries, wages and other compensation, expenses and benefits payable to on-site property management personnel; (xx) the fair market rental value of any onsite property management office; (xxi) reasonable consultant fees incurred in connection with the performance of any energy audit required to be performed, or caused to be performed, by Landlord; and (xxii) costs of operating, maintaining and repairing the coffee pavilion situated with the Project.

In addition to Tenant being obligated to pay Tenant’s Share of Building Direct Expenses, Tenant shall pay to Landlord a property management fee, as Additional Rent, on the first day of each month during the Lease Term (other than periods in which Base Rent is abated other than the Abatement Period referred to in Section 4 of the Summary), in an amount equal to two and one-half percent (2.5%) of the monthly Base Rent and Tenant’s Share of Building Direct Expenses payable by Tenant to Landlord under this Lease.

Notwithstanding the foregoing, for purposes of this Lease, Operating Expenses shall not, however, include:

(a) costs, including marketing costs, legal fees, space planners’ fees, advertising and promotional expenses, and brokerage fees incurred in connection with the original construction or development, or original or future leasing of the Project, and costs, including permit, license and inspection costs, incurred with respect to the installation of tenant improvements made for other tenants occupying space in the Project or incurred in renovating or otherwise improving, decorating, painting or redecorating vacant space for tenants or other occupants of the Project (excluding, however, such costs relating to any common areas of the Project or parking facilities);

(b) except as set forth in items (xii) and (xiii) above, depreciation, interest and principal payments on mortgages and other debt costs, if any, penalties and interest, costs of capital repairs and capital alterations, and costs of capital expenditures and equipment;

(c) costs for which the Landlord is reimbursed or entitled to reimbursement by any tenant or occupant of the Project or by insurance by its carrier or any tenant’s carrier or by anyone else, and electric power costs for which any tenant directly contracts with the local public service company;

(d) any bad debt loss, rent loss, or other reserves;

(e) costs associated with the operation of the business of the limited liability company, partnership or entity which constitutes the Landlord, as the same are distinguished from the costs of operation of the Project (which shall specifically include, but not be limited to, accounting costs associated with the operation of the Project). Costs associated with the operation of the business of the limited liability company, partnership or entity which constitutes the Landlord include costs of partnership accounting and legal matters, costs of defending any lawsuits with any mortgagee (except as the actions of the Tenant may be in issue), costs of selling, syndicating, financing, mortgaging or hypothecating any of the Landlord’s interest in the Project, and costs incurred in connection with any disputes between Landlord and its employees, between Landlord and Project management, or between Landlord and other tenants or occupants;

(f) the wages and benefits of any employee who does not devote substantially all of his or her employed time to the Project unless such wages and benefits are prorated to reflect time spent on operating and managing the Project vis-a-vis time spent on matters unrelated to operating and managing the Project; provided, that in no event shall Operating Expenses for purposes of this Lease include wages and/or benefits attributable to personnel above the level of Project manager;

(g) amount paid as ground rental, if any, for the Project by the Landlord;

(h) except for the 2.5% property management fee referred to immediately before the Operating Expense exclusions above, any payments made to the Landlord or to subsidiaries or affiliates of the Landlord for services in the Project to the extent the same exceeds the costs of such services rendered by qualified, unaffiliated third parties on a competitive basis;

(1) any compensation paid to clerks, attendants or other persons in commercial concessions operated by the Landlord, provided that any compensation paid to any concierge at the Project shall be includable as an Operating Expense;

(j) rentals and other related expenses incurred in leasing air conditioning systems, elevators or other equipment which if purchased the cost of which would be excluded from Operating Expenses as a capital cost, except equipment not affixed to the Project which is used in providing janitorial or similar services and, further excepting from this exclusion such equipment rented or leased to remedy or ameliorate an emergency condition in the Project;

(k) all items and services for which Tenant or any other tenant in the Project reimburses Landlord (other than reimbursement or payment to Landlord of Tenant’s Share of Direct Expenses or any other tenant’s reimbursement or payment to Landlord of such tenant’s share of Direct Expenses) or pays for directly or which Landlord provides selectively to one or more tenants (other than Tenant);

(l) fines, penalties and interest incurred by Landlord for late payment by Landlord;

(m) any costs expressly excluded from Operating Expenses elsewhere in this Lease;

(n) rent for any office space occupied by Project management personnel to the extent the size or rental rate of such office space exceeds the size or fair market rental value of office space occupied by management personnel of the Comparable Buildings in the vicinity of the Building, with equitable adjustment where appropriate for the size of the applicable project;

(o) costs arising from the negligence or willful misconduct of Landlord or its agents, employees, vendors, contractors, or providers of materials or services;

(p) costs relating to the presence of hazardous material (as defined under applicable law) in the Building or on the Project, except to the extent caused by the release or emission thereof by Tenant or any of its agents, employees, affiliates, officers directors, partners, members, managers, contractors, subcontractors, consultants, licensees, sublessees or other representatives, in which event Tenant shall pay 100% of the costs of investigating, cleaning up remediating and/or monitoring of such hazardous materials;

(q) costs arising from Landlord’s charitable or political contributions;

(r) any gifts provided to any entity whatsoever, including, but not limited to, Tenant, other tenants, employees, vendors, contractors, prospective tenants and agents;

(s) the cost of any magazine, newspaper, trade or other subscriptions;

(t) any fee, profit or compensation for management of the Project in excess of the 2.5% property management fee referenced above;

(u) costs occasioned by casualties (excepting therefrom the deductible portion of insured loss under Landlord’s insurance, but in no event shall the Tenant’s Share of such deductibles included as an Operating Expense exceed One Hundred Fifty Thousand and 00/100 Dollars ($150,000.00) per casualty) or condemnation;

(v) costs to correct any construction defect in the Project or to correct or cure any violation (existing as of the date Landlord delivers early occupancy of the Premises to Tenant) of any covenant, condition, restriction, underwriter's requirement or Applicable Law applicable to the Project;

(w) costs of structural repairs or to construct new Common Areas or new amenities;

(x) insurance costs for coverage not customarily maintained by landlords of Comparable Buildings (but costs of all risk property insurance, rental loss insurance, commercial general liability insurance, auto liability insurance and flood and earthquake insurance to the extent maintained by Landlord shall be included in Operating Expenses); and

(y) costs that could be properly capitalized under generally accepted accounting principles, except as set forth in Sections 4.2.4(xii) or (xiii), above.

If Landlord is not furnishing any particular work or service (the cost of which, if performed by Landlord, would be included in Operating Expenses) to a tenant who has undertaken to perform such work or service in lieu of the performance thereof by Landlord, Operating Expenses shall be deemed to be increased by an amount equal to the additional Operating Expenses which would reasonably have been incurred during such period by Landlord if it had at its own expense furnished such work or service to such tenant. If the Project is not at least ninety-five percent (95%) occupied during all or a portion of any Expense Year, Landlord shall make an appropriate adjustment to the components of Operating Expenses for such year to determine the amount of Operating Expenses that would have been incurred had the Project been ninety-five percent (95%) occupied; and the amount so determined shall be deemed to have been the amount of Operating Expenses for such year; provided, however, there shall be no gross up of costs as to which Tenant pays 100%.

4.2.8 Taxes.

4.2.8.1 “Tax Expenses” shall mean all federal, state, county, or local governmental or municipal taxes, fees, charges or other impositions of every kind and nature, whether general, special, ordinary or extraordinary, (including, without limitation, real estate taxes, general and special assessments, transit taxes, leasehold taxes or taxes based upon the receipt of rent, including gross receipts or sales taxes applicable to the receipt of rent, unless required to be paid by Tenant, personal property taxes imposed upon the fixtures, machinery, equipment, apparatus, systems and equipment, appurtenances, furniture and other personal property used in connection with the Project, or any portion thereof), which shall be paid or accrued during any Expense Year (without regard to any different fiscal year used by such governmental or municipal authority) because of or in connection with the ownership, leasing and operation of the Project, or any portion thereof. For avoidance of doubt, Tax Expenses shall not include federal and state income taxes, and other taxes to the extent applicable to Landlord’s net income (as opposed to rents, receipts or income attributable to operations of the Project).

4.2.8.2 Tax Expenses shall include, without limitation: (i) Any tax on the rent, right to rent or other income from the Project, or any portion thereof, or as against the business of leasing the Project, or any portion thereof; (ii) Any assessment, tax, fee, levy or charge in addition to, or in substitution, partially or totally, of any assessment, tax, fee, levy or charge previously included within the definition of real property tax, it being acknowledged by Tenant and Landlord that Proposition 13 was adopted by the voters of the State of California in the June 1978 election (“Proposition 13”) and that assessments, taxes, fees, levies and charges may be imposed by governmental agencies for such services as fire protection, street, sidewalk and road maintenance, refuse removal and for other governmental services formerly provided without charge to property owners or occupants, and, in further recognition of the decrease in the level and quality of governmental services and amenities as a result of Proposition 13, Tax Expenses shall also include any governmental or private assessments or the Project’s contribution towards a governmental or private cost-sharing agreement for the purpose of augmenting or improving the quality of services and amenities normally provided by governmental agencies; (iii) Any assessment, tax, fee, levy, or charge allocable to or measured by the area of the Premises or the Rent payable hereunder, including, without limitation, any business or gross income tax or excise tax with respect to the receipt of such rent, or upon or with respect to the possession, leasing, operating, management, maintenance, alteration, repair, use or occupancy by Tenant of the Premises, or any portion thereof; (iv) Any assessment, tax, fee, levy or charge, upon this transaction or any document to which Tenant is a party, creating or transferring an interest or an estate in the Premises; (v) All of the real estate taxes and assessments imposed upon or with respect to the Building and all of the real estate taxes and assessments imposed on or with respect to the land and other improvements of the Project; and (v) All real estate taxes and assessments arising from a sale or change in ownership of the Building and/or Project and/or from new construction.

4.2.8.3 Any costs and expenses (including, without limitation, reasonable attorneys’ and consultants’ fees) incurred in attempting to protest, reduce or minimize Tax Expenses shall be included in Tax Expenses in the Expense Year such expenses are incurred. Tax refunds shall be credited against Tax Expenses and refunded to Tenant regardless of when received, based on the Expense Year to which the refund is applicable, provided that in no event shall the amount to be refunded to Tenant for any such Expense Year exceed the total amount paid by Tenant as Additional Rent under this Article 4 for such Expense Year. If Tax Expenses for any period during the Lease Term or any extension thereof are increased after payment thereof for any reason, including, without limitation, error or reassessment by applicable governmental or municipal authorities, Tenant shall pay Landlord upon demand Tenant’s Share of any such increased Tax Expenses included by Landlord as Building Tax Expenses pursuant to the terms of this Lease. Notwithstanding anything to the contrary contained in this Section 4.2.8 (except as set forth in Section 4.2.8.1, above), there shall be excluded from Tax Expenses (i) all excess profits taxes, franchise taxes, transfer taxes, gift taxes, capital stock taxes, inheritance and succession taxes, estate taxes, federal and state income taxes, and other taxes to the extent applicable to Landlord’s net income (as opposed to rents, receipts or income attributable to operations at the Project), (ii) any items included as Operating Expenses, (iii) any items paid by Tenant under Section 4.5 of this Lease, (iv) taxes imposed on land and improvements other than the Project, and (v) assessments in excess of the amount that would be payable if such assessment were paid in installments over the longest permitted term.

4.2.9 “Tenant’s Share” shall mean the percentage set forth in Section 5 of the Summary (with respect to Direct Expenses allocable to the Project generally) and the percentage set forth in Section 6 of the Summary (with respect to Direct Expenses allocable to the Building (and Premises)). In the event that rentable square footage is either added to or removed from the Premises and/or the Building, Tenant’s Share shall be appropriately adjusted, and, as to the Expense Year in which such change occurs, Tenant’s Share for such Expense Year shall be determined on the basis of the number of days during such Expense Year that each such Tenant’s Share was in effect.

4.3 Allocation of Direct Expenses.

4.3.1 Method of Allocation. The parties acknowledge that the Building is a part of a multi-building project and that the costs and expenses incurred in connection with the Project (i.e., the Direct Expenses) should be shared between the tenants of the Building and the tenants of the other buildings in the Project. Accordingly, as set forth in Section 4.2 above, Direct Expenses (which consists of Operating Expenses and Tax Expenses) are determined annually for the Project as a whole, and a portion of the Direct Expenses, which portion shall be determined by Landlord on an equitable basis, shall be allocated to the tenant(s) of the Building (as opposed to the tenants of any other buildings in the Project) and such portion shall be the Building Direct Expenses for purposes of this Lease. Such portion of Building Direct Expenses allocated to Tenant shall include all Direct Expenses attributable solely to the Building and an equitable portion of the Direct Expenses attributable to the Project as a whole but shall not include Direct Expenses attributable solely to other Buildings. Operating Expenses that relate solely to a specific Project Building and not to any other Project Building (including without limitation, separately metered electrical costs and repair and maintenance costs of any Project Building), shall be entirely allocated to such specific Project Building and not any other Project Buildings. If Landlord incurs Operating Expenses for Tenant’s Building together with one or more other Project Buildings or if Landlord incurs Operating Expenses for the Project as a whole and not to any specific Project Building, such share amounts shall be equitably prorated and apportioned between the Building and such other Project Building. If Landlord incurs Operating Expenses for Tenant’s Building together with one or more other Project Buildings or if Landlord incurs Operating Expenses for the Project as a whole and not to any specific Project Building, such share amounts shall be equitably prorated and apportioned between the Building and such other Project Building or among all Project Building, as applicable, in Landlord’s reasonable discretion. The preceding to the contrary notwithstanding, any increases in Taxes arising from any specialized improvements (as opposed to general utility office improvements) made in or to any Project Building shall be allocable solely to the Project Building in or to which such specialized improvements are undertaken.

4.3.2 Cost Pools. Subject to Section 4.3.1 above, Landlord shall have the right, from time to time, to equitably allocate some or all of the Direct Expenses for the Project among different portions or occupants of the Project (the “Cost Pools”), in Landlord’s reasonable discretion. Such Cost Pools may include, but shall not be limited to, the office space tenants of a building of the Project or of the Project, and the retail space tenants of a building of the Project or of the Project. The Direct Expenses within each such Cost Pool shall be allocated and charged to the tenants within such Cost Pool in an equitable manner.

4.4 Calculation and Payment of Additional Rent. Tenant shall pay to Landlord, in the manner set forth in Section 4.4.1 below, and as Additional Rent, an amount equal to Tenant’s Share of Building Direct Expenses for each Expense Year.

4.4.1 Statement of Actual Building Direct Expenses and Payment by Tenant. Landlord shall give to Tenant within one hundred twenty (120) days following the end of each Expense Year, a statement (the “Statement”) which shall state the Building Direct Expenses incurred or accrued for such preceding Expense Year, and which shall indicate the amount of Tenant’s Share of Building Direct Expenses. Upon receipt of the Statement for each Expense Year commencing or ending during the Lease Term, Tenant shall pay, with its next installment of Base Rent due at least thirty (30) days later, the full amount of Tenant’s Share of Building Direct Expenses for such Expense Year, less the amounts, if any, paid during such Expense Year as “Estimated Building Direct Expenses,” as that term is defined in Section 4.4.2 below, and if Tenant paid more as Estimated Building Direct Expenses than the actual Tenant’s Share of Building Direct Expenses (an “Excess”), Tenant shall receive a credit in the amount of such Excess against Rent next due under this Lease. Subject to the terms of Section 4.4.3 below, the failure of Landlord to timely furnish the Statement for any Expense Year shall not prejudice Landlord or Tenant from enforcing its rights under this Article 4. Even though the Lease Term has expired and Tenant has vacated the Premises, when the final determination is made of Tenant’s Share of Building Direct Expenses for the Expense Year in which this Lease terminates, if Tenant’s Share of Building Direct Expenses is greater than the amount of Estimated Building Direct Expenses previously paid by Tenant to landlord, then Tenant shall, within thirty (30) days after receipt of the Statement, pay to Landlord such amount, and if Tenant paid more as Estimated Building Direct Expenses than the actual Building Direct Expenses (again, an Excess), Landlord shall, within thirty (30) days, deliver a check payable to Tenant in the amount of such Excess. The provisions of this Section 4.4.1 shall survive the expiration or earlier termination of the Lease Term.

4.4.2 Statement of Estimated Building Direct Expenses. In addition, Landlord shall give Tenant at least thirty (30) days before each calendar year a yearly expense estimate statement (the “Estimate Statement”) which shall set forth Landlord’s reasonable estimate (the “Estimate”) of what the total amount of Building Direct Expenses for the then-current Expense Year shall be and the estimated amount of Tenant’s Share of Building Direct Expenses (the “Estimated Building Direct Expenses”). The failure of Landlord to timely furnish the Estimate Statement for any Expense Year shall not preclude Landlord from enforcing its rights to collect any Estimated Building Direct Expenses under this Article 4, nor shall Landlord be prohibited from revising any Estimate Statement or Estimated Building Direct Expenses theretofore delivered to the extent necessary. Thereafter, Tenant shall pay, with its next installment of Base Rent due at least thirty (30) days later, a fraction of the Estimated Building Direct Expenses for the then-current Expense Year (reduced by any amounts paid pursuant to the penultimate sentence of this Section 4.4.2). Such fraction shall have as its numerator the number of months which have elapsed in such current Expense Year, including the month of such payment, and twelve (12) as its denominator. Until a new Estimate Statement is furnished (which Landlord shall have the right to deliver to Tenant at any time), Tenant shall pay monthly, with the monthly Base Rent installments, an amount equal to one-twelfth (1/12) of the total Estimated Building Direct Expenses set forth in the previous Estimate Statement delivered by Landlord to Tenant. Notwithstanding the foregoing in this Article 4, Tenant shall not be required to pay any Direct Expenses otherwise due hereunder (excepting therefrom Tax Expenses arising from a change in ownership or new construction) if Landlord first notifies Tenant of such Direct Expenses in a statement received by Tenant more than eighteen (18) months after such expenses or taxes are incurred.

4.5 Taxes and Other Charges for Which Tenant Is Directly Responsible.

4.5.1 Tenant shall be liable for and shall pay five (5) days before delinquency, taxes levied against Tenant’s equipment, furniture, fixtures and any other personal property located in or about the Premises. If any such taxes on Tenant’s equipment, furniture, fixtures and any other personal property are levied against Landlord or Landlord’s property or if the assessed value of Landlord’s property is increased by the inclusion therein of a value placed upon such equipment, furniture, fixtures or any other personal property and if Landlord pays the taxes based upon such increased assessment, which Landlord shall have the right to do regardless of the validity thereof but only under proper protest if requested by Tenant, Tenant shall upon demand repay to Landlord the taxes so levied against Landlord or the proportion of such taxes resulting from such increase in the assessment, as the case may be.

4.5.2 If any specialized tenant improvements (as opposed to general utility office improvements) in the Premises, whether installed and/or paid for by Landlord or Tenant and whether or not affixed to the real property so as to become a part thereof, are assessed for real property tax purposes at a valuation higher than the valuation at which general utility office improvements in other Project Buildings are assessed, then the Tax Expenses levied against Landlord or the property by reason of such excess assessed valuation shall be deemed to be taxes levied against personal property of Tenant and shall be governed by the provisions of Section 4.5.1, above.

4.5.3 Notwithstanding any contrary provision herein, Tenant shall pay prior to delinquency any (i) rent tax or sales tax, service tax, transfer tax or value added tax, or any other applicable tax on the rent or services herein or otherwise respecting this Lease, (ii) taxes assessed upon or with respect to the possession, leasing, operation, management, maintenance, alteration, repair, use or occupancy by Tenant of the Premises or any portion of the Project, including the Project parking facility; or (iii) taxes assessed upon this transaction or any document to which Tenant is a party creating or transferring an interest or an estate in the Premises, to the extent such amounts are not already payable as Building Direct Expenses.

4.6 Audit Right. Within one hundred eighty (180) days after receiving any Statement (the “Review Notice Period”), Tenant may give Landlord written notice (“Review Notice”) stating that Tenant elects to review Landlord’s calculation of the Building Direct Expenses for the Expense Year to which such Statement applies and identifying, with reasonable specificity, the components (“Components”) of the Building Direct Expenses which Tenant wishes to review, the reasonable grounds Tenant has for believing that the Components are overstated or computed incorrectly, and the records of Landlord reasonably relating to the Components that Tenant desires to review. Within a reasonable time after receiving a timely Review Notice (and a confidentiality agreement as described below), Landlord shall deliver to Tenant, or make available for inspection at a location reasonably designated by Landlord, copies of such records. Landlord shall make all pertinent records available for inspection that are reasonably necessary for Tenant to conduct its review. Such books and records may not be removed from Landlord’s offices, but Tenant shall have the right to copy the same. Within sixty (60) days after such records are made available to Tenant (the “Objection Period”), Tenant may deliver to Landlord written notice (an “Objection Notice”) stating with reasonable specificity any objections to the amount of or inclusion of the Components in the Statement, in which event Landlord and Tenant shall work together in good faith to resolve Tenant’s objections. Tenant may not deliver more than one Review Notice or more than one Objection Notice with respect to any Expense Year used by Landlord for computing Building Direct Expenses. If Tenant fails to give Landlord a Review Notice before the expiration of the Review Notice Period or fails to give Landlord an Objection Notice before the expiration of the Objection Period, Tenant shall be deemed to have approved the Statement. If Tenant retains an agent to review Landlord’s records, such agent must be a reputable nationally or regionally recognized agent and its fees shall not be contingent, in whole or in part, upon the outcome of the review. Tenant shall be responsible for all costs of such review, except as expressly set forth below. The records and any related information obtained from Landlord shall be treated as confidential, and as applicable only to the Premises, by Tenant, its auditors, consultants, and any other parties reviewing the same on behalf of Tenant (collectively, “Tenant’s Auditors”). Before making any records available for review, Landlord may require Tenant and Tenant’s Auditors to execute a commercially reasonable confidentiality agreement. Notwithstanding any contrary provision hereof, Tenant may not give any notice hereunder, examine Landlord’s records or dispute any Statement Tenant if Tenant is in Default under this Lease beyond the expiration of any applicable notice and cure periods. If, for any Expense Year used by Landlord for computing Building Direct Expenses, Landlord and Tenant determine that the sum of Tenant’s Share of the Components is less or more than the amount reported, Tenant shall receive a credit in the amount of its overpayment against Rent then or next due hereunder, or shall pay Landlord the amount of its underpayment with the Rent next due hereunder; provided, however, that if this Lease has expired or terminated and Tenant has vacated the Premises, Landlord shall pay Tenant the amount of Tenant’s overpayment (less any Rent due), or Tenant shall pay Landlord the amount of Tenant’s underpayment, within thirty (30) days after such determination. Further, in the event that such examination reveals that Tenant was over-charged by more than five percent (5%) of the actual amount of Tenant’s Share of Building Direct Expenses, then Landlord shall also promptly reimburse Tenant for the actual cost of performing the audit (but not to exceed $5,000.00). Tenant agrees that Tenant’s sole right to inspect Landlord’s books and records and to contest the amount of Building Direct Expenses payable by Tenant shall be as set forth in this Section 4.6 and Tenant waives any and all other rights to inspect such books and records and/or to contest the amount of Building Direct Expenses payable by Tenant. Notwithstanding anything to the contrary set forth above, Tenant’s audit rights under this Section 4.6 shall be conditioned upon Tenant having paid the total amounts billed by Landlord for Building Direct Expenses within the time stipulated in above for payment (including, without limitation, the contested amounts).

Article 5

USE OF PREMISES

5.1 Permitted Use. Tenant shall use the Premises solely for the Permitted Use set forth in Section 7 of the Summary and Tenant shall not use or permit the Premises to be used for any other purpose or purposes whatsoever without the prior written consent of Landlord, which may be withheld in Landlord’s reasonable discretion. Subject to the terms of this Lease and Rules and Regulations set forth in Exhibit D and such security measures that Landlord may reasonably deem necessary or desirable for the safety and security of the Project, the Building or the Premises, and except to the extent the same may be impaired, limited or precluded by governmental or quasi-governmental orders, rules, regulations or restrictions, emergencies or damage or destruction or condemnation, Tenant shall have access to the Building and the Premises twenty-four (24) hours per day, seven (7) days per week, subject to full or partial closures which may be required from time to time for or due to actual or threatened emergency, governmental or quasi-governmental orders, rules, regulations or restrictions, damage or destruction or condemnation, or other events or circumstances which make it reasonably necessary to temporarily restrict or limit access.

5.2 Prohibited Uses. Tenant further covenants and agrees that Tenant shall not use, or suffer or permit any person or persons to use, the Premises or any part thereof for any use or purpose contrary to the provisions of the Rules and Regulations set forth in Exhibit D, attached hereto, or in violation of the laws of the United States of America, the State of California, or the ordinances, regulations or requirements of the local municipal or county governing body or other lawful authorities having jurisdiction over the Project, including, without limitation, any such laws, ordinances, regulations or requirements relating to hazardous materials or substances, as those terms are defined by applicable laws now or hereafter in effect. Other than customary quantities of normal office and janitorial supplies, and other materials reasonably required for the Permitted Use (including those described in Exhibit F), Tenant shall not use or store, or permit to be used or stored, in, on or about the Premises any hazardous materials or substances without the prior written consent of Landlord (which consent may be given or withheld in Landlord’s reasonable discretion). Any use of hazardous materials or substances by Tenant in, on or about the Premises permitted by Landlord shall be in compliance with all applicable laws, ordinances, governmental codes, rules and regulations. Landlord agrees that Tenant shall not be responsible or liable for any past, present or future hazardous materials or substances released or discharged in, on, under or about the Premises, Building or Project by any third parties (i.e. persons or entities other than Tenant or any of its agents, employees, affiliates, officers, directors, members, managers, partners, contractors, consultants, assignees, sublessees, licensees, invitees or other representatives). In no event shall occupancy density of the Premises or any portion thereof exceed that allowed by Applicable Laws. Tenant shall not do or permit anything to be done in or about the Premises which will in any way obstruct or interfere with the rights of other tenants, if any, or occupants of the Building, or injure them or use or allow the Premises to be used for any, unlawful purpose, nor shall Tenant cause, maintain or permit any nuisance in, on or about the Premises. Tenant shall comply with, and Tenant’s rights and obligations under the Lease and Tenant’s use of the Premises shall be subject and subordinate to, all recorded easements, covenants, conditions, and restrictions now in existence affecting the Project or, to the extent they do not cause an Adverse Event, hereafter affecting the Project. To the actual knowledge of Landlord, without any duty of inquiry or investigation, except as disclosed in that certain Phase I Environmental Site Assessment report for The Quad, 2962-3062 Bunker Hill Lane and 3001-3005 Tasman Drive, Santa Clara, California 95054, dated August 24, 2024, prepared by Surrey Associates, a copy of which has been provided by Landlord to Tenant prior to Tenant’s execution of this Lease, or hazardous materials used by other Project occupants in accordance with applicable environmental laws, no hazardous material is present on the Project or the soil, surface water or groundwater thereof.

Article 6

SERVICES AND UTILITIES

6.1 Utility Services. Tenant shall pay during the Lease Term and prior to delinquency all charges for water, gas, light, heat, power, electricity, telephone or other communication service, janitorial service, trash pick-up, sewer and all other services supplied to Tenant or consumed by Tenant on the Premises and all taxes, levies, fees or surcharges therefore. Tenant shall arrange for janitorial service to be supplied to the Premises and shall contract for such janitorial service for the Premises in Tenant’s name prior to the Lease Commencement Date. In the event that any of the utility services cannot be separately billed or metered to the Premises, or if any of the utility services are not separately metered or submetered to the Premises as of the Lease Commencement Date, the cost of such utility services so commonly metered shall be an Operating Expense and Tenant shall pay, as Additional Rent, Tenant’s Share of the Building of such cost to Landlord as provided in Article 4 above; provided, however, Landlord represents that all utilities to the Premises are separately metered. The lack or shortage of any services due to any cause whatsoever (except for a lack or shortage of utility services proximately caused by the negligence or willful misconduct Landlord or that of its agents or employees or Landlord's breach of this Lease and failure to cure such breach within the applicable cure period hereunder or as provided in Section 6.4 below) shall not affect any obligation of Tenant hereunder, and Tenant shall faithfully keep and observe all the terms, conditions and covenants of this Lease and pay all Rentals due hereunder, all without diminution, credit or deduction.

6.1.1 During the Lease Term, as the same may be extended, Tenant shall have full control (but subject to the terms of Section 7.1 below) over the heating, ventilation and air conditioning system servicing the Premises. During the Lease Term, as the same may be extended, Tenant shall pay for all electrical charges and billings related to the operation of such heating, ventilation and air conditioning system servicing the Premises and shall not be required to pay any supplemental charge for after-hours HVAC.

6.1.2 Tenant shall cooperate fully with Landlord at all times and abide by all regulations and requirements that Landlord may reasonably prescribe for the proper functioning and protection of the heating, ventilation and air conditioning, electrical, mechanical and plumbing systems. Tenant acknowledges that, pursuant to any law or regulation regarding disclosure of energy efficiency data with respect to the Project, (“Energy Disclosure Requirements”), Landlord may be required in the future to disclose information concerning Tenant’s energy usage to certain third parties, including, without limitation, prospective purchasers, lenders and tenants of the Building (“Tenant Energy Use Disclosure”). Tenant shall cooperate with Landlord with respect to any Tenant Energy Use Disclosure. Without limiting the generality of the foregoing, Tenant shall, within ten (10) business days following request from Landlord, disclose to Landlord all non-confidential information reasonably requested by Landlord in connection with such Tenant Energy Use Disclosure, including, but not limited to, the amount of power or other utilities consumed within the Premises for which the meters for such utilities are in Tenant’s name, the number of employees working within the Premises, the operating hours for Tenant’s business in the Premises, and the type and number of equipment operated by Tenant in the Premises. Tenant acknowledges that this information shall be provided on a non-confidential basis and may be provided by Landlord exclusively to the applicable utility providers, the California Energy Commission (and other governmental entities having jurisdiction with respect to the Energy Disclosure Requirements), and any third parties to whom Landlord is required to make any Tenant Energy Use Disclosure. Tenant hereby (A) consents to all such Tenant Energy Use Disclosures, and (B) acknowledges that Landlord shall not be required to notify Tenant of any Tenant Energy Use Disclosure. Tenant agrees that none of the “Landlord Parties,” as that term is defined in Section 10.1, below, shall be liable for, and Tenant hereby releases the Landlord Parties from, any and all loss, cost, damage, expense and liability relating to, arising out of and/or resulting from any Tenant Energy Use Disclosure. In addition, Tenant represents to Landlord that any and all information provided by Tenant to Landlord pursuant to this paragraph shall be, to the best of Tenant’s knowledge, true and correct in all material respects, Tenant acknowledges that Landlord shall be permitted to rely on such information, and Tenant shall indemnify, defend and hold harmless the Landlord Parties from and against all claims, demands, liabilities, damages, losses, costs and expenses, including, without limitation, reasonable attorneys’ fees, incurred in connection with or arising from any breach of the foregoing representation and/or Tenant’s failure to timely provide any information requested by Landlord pursuant to this paragraph. The terms of this paragraph shall survive the expiration or earlier termination of this Lease.

6.2 Exceeding Electrical Capacity. Tenant’s use of electricity shall never exceed the capacity of the feeders to the Project or the risers or wiring installation.

6.3 Interruption of Use. Tenant agrees that Landlord shall not be liable for damages, by abatement of Rent or otherwise, for failure to furnish or delay in furnishing any service (including telephone and telecommunication services), or for any diminution in the quality or quantity thereof, when such failure or delay or diminution is occasioned, in whole or in part, by breakage, repairs, or replacements by any strike, lockout or other labor trouble, by inability to secure electricity, gas, water, or other fuel at the Building or Project after reasonable effort to do so, by any riot or other dangerous condition, emergency, accident or casualty whatsoever, by act or default of Tenant or other parties, or by any other Force Majeure; and such failures or delays or diminution shall never relieve Tenant from paying Rent or performing any of its obligations under this Lease. Furthermore, Landlord shall not be liable under any circumstances for a loss of, or injury to, property or for injury to, or interference with, Tenant’s business, including, without limitation, loss of profits, however occurring, through or in connection with or incidental to a failure to furnish any of the services or utilities as set forth in this Article 6. This Section 6.3 shall not be deemed to modify Landlord’s obligations in the event of a casualty pursuant to Article 11.

6.4 Rent Abatement. The provisions of Section 6.3 above to the contrary notwithstanding, if Landlord (i) fails to perform the obligations required of Landlord under the terms of this Lease or (ii) interrupts utility service to the Premises, and either of the forgoing causes all or a portion of the Premises to be untenantable and unusable by Tenant (and Tenant stops using such portion of the Premises that is so rendered untenantable or unusable), and such event is not the result of or caused in whole or in part by the acts and/or omissions of Tenant and/or any of Tenant’s employees, agents, affiliates, officers, directors, partners, members, managers, contractors, consultants, licensees, sublessees or other representatives, Tenant shall give Landlord notice (the “Initial Notice”), specifying such event (the “Abatement Event”). If Landlord has not remedied such Abatement Event within five (5) business days after the receipt of the Initial Notice (the “Eligibility Period”), Tenant may deliver an additional notice to Landlord (the “Additional Notice”), specifying such Abatement Event and Tenant’s intention to abate the payment of Rent under this Lease. If Landlord does not remedy such Abatement Event within five (5) business days of receipt of the Additional Notice, Tenant may, upon written notice to Landlord, immediately proportionately abate Rent payable under this Lease for that portion of the Premises rendered untenantable and not used by Tenant, for the period beginning on the date five (5) business days after the Initial Notice to the earlier of the date Landlord remedies such Abatement Event or the date Tenant recommences the use of such portion of the Premises. In addition, if the Abatement Event continues for six (6) consecutive months or more after the Additional Notice, then Tenant shall have the right to terminate this Lease by written notice to Landlord given at any time after the expiration of the aforesaid six (6) month period (but prior to the cure of such Abatement Event), which termination notice shall specify a termination date that shall not be before the date of such notice or more than thirty (30) days after the date of such notice. Such right to proportionately abate Rent and/or terminate this Lease as expressly provided in this Section 6.4 shall not be deemed a waiver of any of Tenant’s rights or remedies with respect to any other breach of Landlord’s obligations pursuant to this Lease. Except as provided in this Section 6.4, nothing contained herein shall be interpreted to mean that Tenant is excused from paying Rent due hereunder.

6.5 Security Services. When and if so elected by Landlord, in its sole discretion from time to time or at any time, Landlord may also provide security services for the Project (but not individually for Tenant or the Premises) of such scope and type as Landlord may determine in its sole discretion. Landlord shall not be liable in any manner to Tenant or any other Tenant Parties for any acts (including criminal acts) of others, or for any direct, indirect, or consequential damages, or any injury or damage to, or interference with, Tenant's business, including, but not limited to, loss of profits, loss of rents or other revenues, loss of business opportunity, loss of goodwill or loss of use, or other loss or damage, bodily injury or death, related to any malfunction, circumvention or other failure of any security services which

Landlord elects to provide, or on account of Landlord's election not to provide any security service or services, or for the failure of any security services to prevent bodily injury, death, or property damage, or loss, or to apprehend any person suspected of causing such injury, death, damage or loss.

6.6 Existing Generator. The parties hereto acknowledge that there is an existing generator located near the Building that serves the Building (the “Existing Generator”). During the Term of this Lease, as the same may be extended, Tenant shall have the exclusive right, at Tenant’s sole cost, to use such Existing Generator. Any and all costs incurred by Landlord in maintaining or repairing the Existing Generator shall be a Building Operating Expense, subject to the terms of Section 4.2.7 above.

Article 7

REPAIRS

7.1 Tenant Repairs. Subject to Landlord’s obligations as set forth in this Lease, including in Sections 6.1 and 7.2, Tenant shall, at Tenant’s own expense, during the Lease Term, keep the entire Premises, and every part thereof, including all improvements, fixtures and furnishings therein (including without limitation, the electrical, plumbing and lighting systems within the Premises, doors, interior walls and partitions) and the floor or floors of the Building, in good order, repair and condition at all times during the Lease Term. Tenant also shall maintain continuously throughout the Lease Term, as the same may be extended, a service contract for the maintenance and repair of all heating, ventilation and air conditioning (“HVAC”) units and equipment, including the boiler on the roof of the Building, servicing the Premises with a licensed HVAC repair and maintenance contractor approved by Landlord, which contract provides for the periodic inspection, servicing and repair of the HVAC units and equipment at least once every ninety (90) days during the Lease Term, and Tenant shall provide Landlord with inspection reports no less than quarterly. Tenant shall furnish Landlord with copies of the HVAC service contract(s), which shall provide that they may not be canceled or changed without at least thirty (30) days’ prior written notice to Landlord. In the event that any HVAC unit(s) serving the Premises is required to be replaced during the Lease Term, as the same may be extended, then, provided Tenant has complied with the terms above concerning the inspection, servicing and repair of the HVAC units serving the Premises, Landlord shall replace such HVAC unit(s) required to be replaced at Landlord’s sole cost (and without any bill back or charge to Tenant, including as an Operating Expense). In the event that the boiler servicing the Premises is required to be replaced during the Lease Term, as the same may be extended, then, provided Tenant has complied with the terms above concerning the inspection, servicing and repair of the boiler servicing the Premises, Landlord shall replace the boiler required to be replaced at Landlord’s sole cost (and without any bill back or charge to Tenant, including as an Operating Expense). Tenant also shall be responsible for maintenance, repair and replacement of any supplemental heating, ventilation and air conditioning system or units installed, or caused to be installed, by Tenant to serve the Premises, or applicable part thereof. In addition, during the Lease Term, Tenant shall, at Tenant’s own expense, but under the supervision and subject to the prior approval of Landlord, and within any reasonable period of time specified by Landlord, promptly and adequately replace or repair all damaged, broken, or worn fixtures (including, without limitation, lamps, starters and ballasts for lighting fixtures within the Premises) and appurtenances, except for damage caused by ordinary wear and tear or beyond the reasonable control of Tenant and subject to Section 10.5; provided however, that, at Landlord’s option, or if Tenant fails to make such repairs, Landlord may, but need not, make such repairs and replacements, and Tenant shall pay Landlord the cost thereof plus an administrative fee equal to five percent (5%) of the cost thereof to reimburse Landlord for all overhead, general conditions, fees and other costs or expenses arising from Landlord’s involvement with such repairs and replacements forthwith upon being billed for same.

7.2 Landlord Repairs. Landlord shall be responsible for maintenance and repairs to the structural roof (and the roof membrane), structural and exterior walls (including painting thereof), exterior windows, foundations of the Building, the public restrooms on the floor(s) on which the Premises is located to the extent Tenant is leasing less than the applicable floor, the elevators, and fire/life-safety system serving the Building and/or Premises and all underground or shared utilities and systems; and all Common Areas, the cost of which may be included as Operating Expenses pursuant to Section 4.2.7 above, except to the extent that such repairs are required due to the negligence or willful misconduct of Tenant; provided, however, that if such repairs are due to the negligence or willful misconduct of Tenant, Landlord shall nevertheless make such repairs at Tenant’s expense, subject to Section 10.5, or, if covered by Landlord’s insurance, Tenant shall only be obligated to pay the deductible in connection therewith (but in no event shall Tenant’s Share of such deductible exceed One Hundred Fifty Thousand and 00/100 Dollars ($150,000.00) per casualty). In addition, Landlord shall perform and construct, and Tenant shall have no responsibility to perform or construct, any repair, maintenance or improvements (a) necessitated by the acts or omissions of Landlord, or its agents, employees or contractors, or (b) for which Landlord has a right of reimbursement from others and receives such reimbursement (provided it shall use reasonable efforts to obtain such reimbursement). Subject to Article 27 below, Landlord may, but shall not be required to, enter the Premises at all reasonable times upon notice to Tenant (with the opportunity for Tenant to be present) to make such repairs, alterations, improvements or additions to the Premises or to the Project or to any equipment located in the Project as Landlord shall desire or deem necessary or as Landlord may be required to do by governmental or quasi-governmental authority or court order or decree. Tenant hereby waives any and all rights under and benefits of subsection 1 of Section 1932 and Sections 1941 and 1942 of the California Civil Code or under any similar law, statute, or ordinance now or hereafter in effect.

Article 8

ADDITIONS AND ALTERATIONS

8.1 Landlord’s Consent to Alterations. Tenant may not make any improvements, alterations, additions or changes to the Premises or any mechanical, plumbing or HVAC facilities or systems pertaining to the Premises (collectively, the “Alterations”) without first procuring the prior written consent of Landlord to such Alterations, which consent shall be requested by Tenant not less than five (5) business days prior to the commencement thereof, and which consent shall not be unreasonably withheld, conditioned or delayed by Landlord, provided it shall be deemed reasonable for Landlord to withhold its consent to any Alteration which materially adversely affects the structural portions or the systems or equipment of the Building or is visible from the exterior of the Building. Notwithstanding the foregoing, Tenant shall be permitted to make Alterations without Landlord’s prior consent (but not earlier than the giving of at least five (5) business days’ prior written notice to Landlord of intention to commence such Alterations), to the extent that such Alterations (i) are not visible from the exterior of the Premises or Building; (ii) will not affect the structural integrity of the Building or adversely affect any of the electrical, mechanical, plumbing, sewer, fire life safety or heating, ventilation or air conditioning systems; and (iii) does not cost more than One Hundred Thousand and 00/100 Dollars (per work of improvement) or is decorative only (e.g., painting or carpeting) (“Permitted Alterations”). Permitted Alterations shall be subject to all the other provisions of this Article 8. The construction of the Tenant Improvements to the Premises shall be governed by the terms of the Tenant Work Letter and not the terms of this Article 8.

8.2 Manner of Construction. Landlord may impose, as a condition of its consent to any and all Alterations (including, without limitation, Permitted Alterations if Tenant seeks Landlord’s consent to same) or repairs of the Premises or about the Premises, such requirements as Landlord in its reasonable discretion may deem desirable, including, but not limited to, the requirement that Tenant utilize for such purposes only contractors, subcontractors, materials, mechanics and materialmen reasonably approved by Landlord or selected by Tenant from a list provided and approved by Landlord (provided such contractors charge marketably comparable rates), the requirement that upon Landlord’s request as provided in Section 8.5, Tenant shall, at Tenant’s expense, remove such Alterations upon the expiration or any early termination of the Lease Term; provided, however, subject to Landlord’s review and approval of plans and specifications for Alterations desired to be undertaken by or on behalf of Tenant, Tenant shall not be obligated to remove from the Premises any such Alterations approved by Landlord that are standard office improvements in nature. With respect to any Permitted Alterations for which Tenant does not obtain Landlord’s consent, Landlord also shall have the right to require Tenant, at Tenant’s sole cost, to remove such Permitted Alterations designated by Landlord for removal upon the expiration or earlier termination of this Lease Term (other than standard office improvements). Tenant shall construct such Alterations and perform such repairs in a good and workmanlike manner, in conformance with any and all applicable federal, state, county or municipal laws, rules and regulations and pursuant to a valid building permit, issued by the City of Sana Clara, all in conformance with Landlord’s reasonable and non-discriminatory construction rules and regulations; provided, however, that prior to commencing to construct any Alteration, Tenant shall meet with Landlord to discuss Landlord’s design parameters and code compliance issues. In the event Tenant performs any Alterations in the Premises consented to by Landlord which require or give rise to governmentally required changes to the Base Building (as defined below), then Landlord shall, at Tenant’s expense, make such changes to the Base Building. For purposes of this Lease, the term “Base Building” shall mean and include (i) the façade and structural portions of the Building; (ii) the public restrooms on the floor or floors on which the Premises is located if Tenant is not leasing such entire floor, (iii) the elevators and exit stairwells, (iv) all Building systems and equipment, including, without limitation, any mechanical (including HVAC but excluding any supplemental HVAC installed, or caused to be installed, by Tenant), electrical, plumbing or fire/life-safety system serving the Building and Premises (whether located inside or outside of the Premises). In performing the work of any such Alterations, Tenant shall have the work performed in such manner so as not to obstruct access to the Project or any portion thereof, by any other tenant of the Project, and so as not to obstruct the business of Landlord or other tenants in the Project. In addition to Tenant’s obligations under Article 9 of this Lease, upon completion of any Alterations, Tenant agrees to cause a Notice of Completion to be recorded in the office of the Recorder of the County of Santa Clara in accordance with Section 8182 of the California Civil Code or any successor statute and furnish a copy thereof to Landlord upon recordation, and Tenant shall deliver to the Project construction manager (A) a reproducible print copy, and (B) an electronic CAD file, of the “as built” drawings of the Alterations as well as all permits, approvals and other documents issued by any governmental agency in connection with the Alterations.

8.3 Payment for Improvements. If payment is made directly to contractors, Tenant shall (i) comply with Landlord’s requirements for final lien releases and waivers in connection with Tenant’s payment for work to contractors, and (ii) sign Landlord’s commercially reasonable standard contractor’s rules and regulations, if any.

8.4 Construction Insurance. In addition to the requirements of Article 10 of this Lease, in the event that Tenant makes, or causes to be made, any Alterations, prior to the commencement of such Alterations, Tenant shall provide Landlord with evidence that Tenant carries “Builder’s All Risk” insurance in the amount of the full replacement value of the Alterations or a lower amount reasonably approved by Landlord (which shall in no event be less than the amount actually carried by Tenant) covering the construction of such Alterations, and such other insurance as Landlord may reasonably require, it being understood and agreed that all of such Alterations shall be insured by Tenant pursuant to Article 10 of this Lease immediately upon completion thereof. In addition, Tenant shall obtain and deliver to Landlord certificates of insurance and applicable endorsements from all Third Party Contractors (defined below) at least five (5) business days prior to the commencement of work in or about the Premises by any vendor or any other third-party contractor (each, a “Third Party Contractor”). All such insurance shall (a) name Landlord, and any other party that Landlord so specifies, as an additional insured under such party’s liability policies (including, without limitation, with respect to premises operations and product-completed operations coverages) as required by Section 10.3.1 below and this Section 8.4, (b) provide a waiver of subrogation in favor of Landlord under each such Third Party Contractor’s commercial general liability insurance, (c) be primary and any insurance carried by Landlord shall be excess and non-contributing, and (d) comply with Landlord’s minimum insurance requirements, with coverage amounts as reasonably required by Landlord, which shall in no event be less than the amount actually carried by any such Third Party Contractor. In addition, with respect to any work of improvement desired to be undertaken, or caused to be undertaken, by Tenant the cost of which will exceed Two Hundred Fifty Thousand and 00/100 Dollars ($250,000.00), Landlord may, in its reasonable discretion, require Tenant to obtain a lien and completion bond or some alternate form of security satisfactory to Landlord in an amount sufficient to ensure the lien free completion of such Alterations and naming Landlord as co-obligee.

8.5 Landlord’s Property. All Alterations, improvements, and fixtures(other than trade fixtures) which may be installed in or about the Premises, from time to time, shall be at the sole cost of Tenant and shall be and become the property of Landlord, except that Tenant may remove any Alterations, improvements, fixtures and/or equipment which Tenant can substantiate to Landlord have not been paid for with any Tenant Improvement Allowance funds provided to Tenant by Landlord, provided Tenant repairs any damage to the Premises and Building caused by such removal and returns the affected portion of the Premises to the condition that existed before such installation. Furthermore, Landlord may, by written notice to Tenant at the time of Landlord’s consent to the Alterations, require Tenant, on or prior to the expiration or early termination of the Lease, at Tenant’s expense, to remove any Alterations or improvements (other than standard office improvements) and to repair any damage to the Premises and Building caused by such removal. If Landlord does not make such requests at the time of consent, Tenant shall not be required to remove such Alterations; provided, however, with respect to any Permitted Alterations for which Tenant does not obtain Landlord’s consent, Landlord also shall have the right to require Tenant, at Tenant’s sole cost, to remove such Permitted Alterations designated by Landlord for removal (excepting therefrom standard office improvements) upon the expiration or earlier termination of this Lease Term by delivering written notice thereof to Tenant promptly after Landlord receives actual written notice from Tenant of such Permitted Alterations (and such written notice includes an inquiry from Tenant as to whether Landlord will require such Permitted Alterations to be removed upon the expiration or earlier termination of this Lease). In no event shall Tenant be required to remove the Tenant Improvements constructed, or caused to be constructed, by Landlord pursuant to the terms of the Tenant Work Letter. If Tenant fails to complete such removal and/or to repair any damage caused by the removal of any Alterations or improvements in the Premises and return the affected portion of the Premises as required above, Landlord may do so and may charge the cost thereof to Tenant. Tenant hereby protects, defends, indemnifies and holds Landlord harmless from any liability, cost, obligation, expense or claim of lien in any manner relating to the installation, placement, removal or financing of any such Alterations, improvements, fixtures and/or equipment in, on or about the Premises, which obligations of Tenant shall survive the expiration or earlier termination of this Lease.

8.6 Rooftop Rights.

8.6.1 Tenant shall have the right, to lease space on the roof of the Building for the purpose of installing (in accordance with this Article 8 of the Lease), operating and maintaining certain equipment approved by Landlord (the “Rooftop Equipment”). The exact location of the space on the roof to be leased by Tenant (the “Roof Space”) shall be reasonably designated by Landlord. Landlord reserves the right, at Landlord's sole cost in a manner that will not unreasonably interfere with Tenant's use of the Premises, to relocate the Roof Space as reasonably necessary during the Term, as the same may be extended. Landlord’s designation shall take into account Tenant’s use of the Rooftop Equipment. Notwithstanding the foregoing, Tenant’s right to install the Rooftop Equipment shall be subject to the approval rights of Landlord and Landlord’s architect and/or engineer with respect to the plans and specifications of the Rooftop Equipment, the manner in which the Rooftop Equipment is attached to the roof of the Building and the manner in which any cables are run to and from the Rooftop Equipment. The precise specifications and a general description of the Rooftop Equipment along with all documents Landlord reasonably requires to review related to the installation of the Rooftop Equipment (the “Plans and Specifications”) shall be submitted to Landlord for Landlord’s written approval no later than twenty (20) days before Tenant commences to install the Rooftop Equipment. Tenant shall be solely responsible for obtaining all necessary governmental and regulatory approvals with respect to the installation and use of the Rooftop Equipment and for the cost of installing, operating, maintaining and removing the Rooftop Equipment. Tenant shall notify Landlord upon completion of the installation of the Rooftop Equipment. If Landlord determines that the Rooftop Equipment does not comply with the approved Plans and Specifications, that the Building, or any portion thereof, has been damaged during installation of the Rooftop Equipment or that the installation was defective, Landlord shall notify Tenant of any noncompliance or detected problems and Tenant promptly shall cure the defects. If the Tenant fails to promptly cure the defects, Tenant shall pay to Landlord upon demand the cost, as reasonably determined by Landlord, of correcting any defects and repairing any damage to the Building caused by such installation. If at any time Landlord, in its reasonable discretion, deems it necessary, Tenant shall provide and install, at Tenant’s sole cost and expense, appropriate aesthetic screening, reasonably satisfactory to Landlord, for the Rooftop Equipment (the “Aesthetic Screening”).

8.6.2 Landlord agrees that Tenant, upon reasonable prior written notice to Landlord, shall have access to the roof of the Building and the Roof Space for the purpose of installing, maintaining, repairing and removing the Rooftop Equipment, the appurtenances and the Aesthetic Screening, if any, all of which shall be performed by Tenant or Tenant’s authorized representative or contractors, which shall be approved by Landlord, at Tenant’s sole cost and risk. Landlord shall have the right to have a representative of Landlord accompany Tenant or its authorized representatives or contractors when Tenant and/or its authorized representatives or contractors are on the roof of the Building or in the Roof Space.

8.6.3 It is further understood and agrees that the installation, maintenance, operation and removal of the Rooftop Equipment, the appurtenances and the Aesthetic Screening, if any, is not permitted to damage the Building or the roof thereof, or interfere with the use of the Building and roof by Landlord. Tenant agrees to be responsible, subject to the provisions of Section 10.5 below, for any damage caused to the roof or any other part of the Building, which may be caused by Tenant or any of its agents, employees, contractors, consultants or other representatives.

8.6.4 Tenant shall, at its sole cost and expense, and at its sole risk, install, operate and maintain the Rooftop Equipment in a good and workmanlike manner, and in compliance with all Building, electric, communication, and safety codes, ordinances, standards, regulations and requirements, now in effect or hereafter promulgated, of the Federal Government, including, without limitation, the Federal Communications Commission (the “FCC”), the Federal Aviation Administration (“FAA”) or any successor agency of either the FCC or FAA having jurisdiction over radio or telecommunications, and of the state, city and county in which the Building is located. Under this Lease, the Landlord and its agents assume no responsibility for the licensing, operation and/or maintenance of Tenant’s Rooftop Equipment. If Tenant’s Rooftop Equipment needs to be energized, then the Rooftop Equipment shall be connected to the power supply of the Building in strict compliance with all applicable Building, electrical, fire and safety codes. Neither Landlord nor its agents shall be liable to Tenant for any stoppages or shortages of electrical power furnished to the Rooftop Equipment or the Roof Space because of any act, omission or requirement of the public utility serving the Building, or for any other cause beyond the reasonable control of Landlord, and Tenant shall not be entitled to any rental abatement for any such stoppage or shortage of electrical power. Neither Landlord nor its agents shall have any responsibility or liability for the conduct or safety of any of Tenant’s representatives, repair, maintenance and engineering personnel while in or on any part of the Building or the Roof Space.

8.6.5 The Rooftop Equipment, the appurtenances and the Aesthetic Screening, if any, shall remain the personal property of Tenant, and shall be removed by Tenant at its own expense at the expiration or earlier termination of this Lease or Tenant’s right to possession hereunder. Tenant shall repair any damage caused by such removal, including the patching of any holes to match, as closely as possible, the color surrounding the area where the equipment and appurtenances were attached. Tenant agrees to maintain all of the Tenant’s equipment placed on or about the roof or in any other part of the Building in proper operating condition and maintain same in satisfactory condition as to appearance and safety in Landlord’s reasonable discretion. Tenant agrees that at all times during the Term, it will keep the roof of the Building and the Roof Space free of all trash or waste materials produced by Tenant or Tenant’s agents, employees or contractors.

8.6.6 In light of the specialized nature of the Rooftop Equipment, Tenant shall be permitted to utilize the services of its choice for installation, operation, removal and repair of the Rooftop Equipment, the appurtenances and the Aesthetic Screening, if any, subject to the reasonable approval of Landlord. Notwithstanding the foregoing, Tenant must provide Landlord with prior written notice of any such installation, removal or repair and coordinate such work with Landlord in order to avoid voiding or otherwise adversely affecting any warranties granted to Landlord with respect to the roof. If necessary, Tenant, at its sole cost and expense, shall retain any contractor having a then existing warranty in effect on the roof to perform such work (to the extent that it involves the roof), or, at Tenant’s option, to perform such work in conjunction with Tenant’s contractor. In the event Landlord contemplates roof repairs that could affect Tenant’s Rooftop Equipment, or which may result in an interruption of any service provided by such Rooftop Equipment, Landlord shall formally notify Tenant at least 30 days in advance (except in cases of an emergency), prior to the commencement of such contemplated work in order to allow Tenant to make other arrangements for such service.

8.6.7 Tenant agrees that the Rooftop Equipment shall be solely for the use and benefit of Tenant or its subtenants of the Premises. Tenant shall not use the Roof Space and/or Rooftop Equipment to provide communication services to another tenant, occupant or licensee of another building, or to facilitate the provision of communication services on behalf of another communication services provider to an unaffiliated tenant, occupant or licensee of the Building or any other building.

8.6.8 Tenant acknowledges that Landlord may at some time establish a commercially reasonable license agreement (the “License Agreement”) with respect to the use of roof space of the Building by Tenant. Tenant, upon request of Landlord, shall enter into such License Agreement with Landlord provided that such agreement does not materially alter the rights of Tenant hereunder with respect to the Roof Space.

8.6.9 Tenant specifically acknowledges and agrees that the terms and conditions of Section 10.1 of this Lease shall apply with full force and effect to the Roof Space and any other portions of the roof accessed or utilized by Tenant, its representatives, agents, employees, consultants and/or contractors. Tenant further acknowledges that Landlord shall not be obligated to maintain insurance covering the Rooftop Equipment or any appurtenances thereto.

8.6.10. If Tenant defaults under any of the terms and conditions of this Section or the Lease, and Tenant fails to cure said default within the time allowed by Section 19.1 of this Lease and applicable thereto, Landlord shall be permitted to exercise all remedies provided under the terms of the Lease, including removing the Rooftop Equipment, the appurtenances and the Aesthetic Screening, if any, and restoring the Building and the Roof Space to the condition that existed prior to the installation of the Rooftop Equipment, the appurtenances and the Aesthetic Screening, if any. If Landlord removes the Rooftop Equipment, the appurtenances and the Aesthetic Screening, if any, as a result of an uncured default, Tenant shall be liable for all costs and expenses Landlord incurs in removing the Rooftop Equipment, the appurtenances and the Aesthetic Screening, if any, and repairing any damage to the Building, the roof of the Building and the Roof Space caused by the installation, operation, maintenance and/or removal of the Rooftop Equipment, the appurtenances, and the Aesthetic Screening, if any.

8.7 Tenant’s Right to Install HVAC Equipment on Ground Located on the West Side of the Building. Subject to the terms and conditions set forth below, Tenant shall have the right, during the Term of this Lease, as the same may be extended, at Tenant’s sole cost and expense, to install, maintain and repair certain HVAC equipment on the ground located on the west side of the Building in a location reasonably approved by Landlord (the “HVAC Surface Area”).

8.7.1 Tenant shall be solely responsible for obtaining all necessary governmental and regulatory approvals with respect to the installation and use of the HVAC equipment to be situated within the HVAC Surface Area and for the cost of installing, operating, maintaining and removing such HVAC equipment. Tenant shall provide and install, at Tenant’s sole cost and expense, appropriate aesthetic screening, reasonably satisfactory to Landlord, for the HVAC equipment to be located within or located within the HVAC Surface Area.

8.7.2 Tenant shall, at its sole cost and expense, and at its sole risk, install, operate and maintain the HVAC equipment referred to in this Section 8.7 in a good and workmanlike manner, and in compliance with all Applicable Laws. Under this Lease, the Landlord and its agents assume no responsibility for the operation, maintenance or repair of such HVAC equipment. Neither Landlord nor its agents shall be liable to Tenant for any stoppages or shortages of electrical power furnished to such HVAC equipment referred to in this Section 8.7 because of any act, omission or requirement of the public utility serving the Building, or for any other cause beyond the reasonable control of Landlord, and Tenant shall not be entitled to any rental abatement for any such stoppage or shortage of electrical power. Neither Landlord nor its agents shall have any responsibility or liability for the conduct or safety of any of Tenant’s representatives, repair, maintenance and engineering personnel while in or on any part of the HVAC Surface Area.

8.7.3 The HVAC equipment to be installed in the HVAC Surface Area, the appurtenances and the aesthetic screening of such HVAC equipment, shall remain the personal property of Tenant, and shall be removed by Tenant at its own expense at the expiration or earlier termination of this Lease or Tenant’s right to possession hereunder. Tenant shall repair any damage caused by such removal. Tenant agrees to maintain all of the HVAC equipment referred to in this Section 8.7 that is placed in the HVAC Surface Area in proper operating condition and maintain same in satisfactory condition as to appearance and safety in Landlord’s reasonable discretion. Tenant agrees that at all times during the Term, it will keep the HVAC Surface Area free of all trash or waste materials produced by Tenant or Tenant’s agents, employees or contractors.

8.7.4 Tenant acknowledges that Landlord may at some time establish a commercially reasonable license agreement (the “HVAC Surface Area License Agreement”) with respect to the use of the HVAC Surface Area by Tenant. Tenant, upon request of Landlord, shall enter into such HVAC Surface Area License Agreement with Landlord provided that such agreement does not materially alter the rights of Tenant hereunder with respect to the use of the HVAC Surface Area.

8.7.5 Tenant specifically acknowledges and agrees that the terms and conditions of Section 10.1 of this Lease shall apply with full force and effect to the HVAC Surface Area accessed or utilized by Tenant, its representatives, agents, employees, consultants and/or contractors. Tenant further acknowledges that Landlord shall not be obligated to maintain insurance covering the HVAC equipment installed in the HVAC Surface Area or any appurtenances thereto.

8.7.6 If Tenant defaults under any of the terms and conditions of this Section 8.7 or the Lease (and Tenant fails to cure said default within the time allowed by Section 19.1 of this Lease) and, as a result of such uncured default, Landlord exercises its right to terminate this Lease, then, Landlord shall have the right to remove the HVAC equipment installed in the HVAC Surface Area, the appurtenances thereto and the aesthetic screening of the same, if any, and restore the HVAC Surface Area to the condition that existed prior to the installation of the HVAC equipment in the HVAC Surface Area, the appurtenances thereto and the aesthetic screening of the same, if any. If Landlord so removes any of such HVAC equipment, the appurtenances and/or aesthetic screening, if any, as a result of such an uncured default, Tenant shall be liable for all costs and expenses Landlord incurs in removing the same, and repairing any damage to the Building and/or HVAC Surface Area caused by the installation, operation, maintenance and/or removal of the HVAC equipment, the appurtenances, and/or the aesthetic screening, if any.

Article 9

COVENANT AGAINST LIENS

Tenant shall keep the Project and Premises free from any liens or encumbrances arising out of the work performed, materials furnished or obligations incurred by or on behalf of Tenant, and shall protect, defend, indemnify and hold Landlord harmless from and against any claims, liabilities, judgments or costs (including, without limitation, reasonable attorneys’ fees and costs) arising out of same or in connection therewith. Tenant shall give Landlord notice at least five (5) business days prior to the commencement of any such work on the Premises (or such additional time as may be necessary under applicable laws) to afford Landlord the opportunity of posting and recording appropriate notices of non-responsibility. Tenant shall remove any such lien or encumbrance by bond or otherwise within fifteen (15) business days after notice by Landlord, and if Tenant shall fail to do so, Landlord may pay the amount necessary to remove such lien or encumbrance, without being responsible for investigating the validity thereof. The amount so paid shall be deemed Additional Rent under this Lease payable upon demand, without limitation as to other remedies available to Landlord under this Lease. Nothing contained in this Lease shall authorize Tenant to engage in any act which shall subject Landlord’s title to the Building or Premises to any liens or encumbrances whether claimed by operation of law or express or implied contract. Any claim to a lien or encumbrance upon the Building or Premises arising in connection with any such work or respecting the Premises not performed by or at the request of Landlord shall be null and void, or at Landlord’s option shall attach only against Tenant’s interest in the Premises and shall in all respects be subordinate to Landlord’s title to the Project, Building and Premises.

Article 10

INDEMNIFICATION; INSURANCE

10.1 Indemnification and Waiver. Tenant hereby assumes all risk of damage to property or injury to persons in, upon or about the Premises from any cause whatsoever (including, but not limited to, any personal injuries resulting from a slip and fall in, upon or about the Premises) except to the extent arising from the negligence or willful misconduct of Landlord or Landlord Parties (as defined below) or Landlord's violation of this Lease. Tenant agrees that Landlord, its subsidiaries, affiliates, partners, subpartners, members and their respective officers, directors, shareholders, partners, agents, servants, and employees (collectively, “Landlord Parties”) shall not be liable for, and are hereby released from any responsibility for, any such damage either to person or property or resulting from the loss of use thereof, which damage is sustained by Tenant or by other persons claiming through Tenant. Tenant shall indemnify, defend, protect, and hold harmless the Landlord Parties from any and all losses, claims, costs, damages, actions, causes of action, liabilities, penalties, damages, expenses and costs (including without limitation court costs and reasonable attorneys’ fees) (collectively, “Claims”) incurred in connection with or arising from (i) any cause in or on the Premises, (ii) any willful misconduct or negligence of Tenant or of any person claiming by, through or under Tenant, or of the contractors, agents, servants, employees, invitees, guests or licensees of Tenant or any such person (collectively, “Tenant Parties”), in, on or about the Project, or (iii) any breach of the terms of this Lease by Tenant, either prior to, during, or after the expiration of the Lease Term, provided that the terms of the foregoing indemnity, defense and hold harmless obligations of Tenant shall not apply to the negligence or willful misconduct of Landlord or the Landlord Parties or Landlord's violation of this Lease. Should Landlord be named as a defendant in any suit brought against Tenant in connection with or arising out of Tenant’s occupancy of the Premises for which Tenant is obligated to indemnify Landlord pursuant to the preceding sentence, Landlord shall so notify Tenant and Tenant shall defend Landlord with counsel reasonably acceptable to Landlord and shall be responsible for the costs of such suit, including without limitation, actual professional fees such as reasonable appraisers’, accountants’ and attorneys’ fees.

The provisions of this Section 10.1 shall survive the expiration or sooner termination of this Lease with respect to any claims or liability arising in connection with any event occurring prior to such expiration or termination.

10.2 Tenant’s Compliance With Landlord’s Fire and Casualty Insurance. Tenant shall, at Tenant’s expense, comply with all insurance company requirements pertaining to the use of the Premises during the Lease Term (and during the period from the Delivery Date to the Commencement Date of this Lease) provided that Landlord has given prior written notice of such requirements to Tenant. If Tenant’s conduct or use of the Premises for a use other than as general office space causes any increase in the premium for such insurance policies, then Tenant shall reimburse Landlord for any such increase. Tenant, at Tenant’s expense, shall comply with all rules, orders, regulations or requirements of the American Insurance Association (formerly the National Board of Fire Underwriters) and with any similar body, provided however, that in the event any Alterations or improvements to the Premises are necessary, same shall be subject to Section 24 below.

10.3 Tenant’s Insurance. Tenant shall maintain the following coverages in the following amounts.

10.3.1 Commercial General Liability Insurance on an occurrence form covering the insured against claims of bodily injury, personal injury (including death of a person or persons) and property damage (including loss of use thereof) arising out of Tenant’s operations, Tenant’s use or occupancy of the Premises, or (without implying any consent by Landlord for installation thereof) the installation, operation, maintenance, repair or removal of Tenant’s off-Premises equipment, for limits of liability not less than that actually carried by Tenant, which shall be no less than:

Bodily Injury and Property Damage Liability	$1,000,000 each occurrence $2,000,000 annual aggregate
Personal Injury Liability	$1,000,000 each occurrence $2,000,000 annual aggregate 0% Insured’s participation

Tenant’s commercial general liability insurance policy described above shall also provide for an additional $5,000,000 per occurrence and $5,000,000 annual aggregate in umbrella/excess liability coverage.

If the use and occupancy of the Premises include any activity or matter that is or may be excluded from coverage under a commercial general liability policy (e.g., the sale, service or consumption of alcoholic beverages), Tenant shall obtain such endorsements to the commercial general liability policy or otherwise obtain insurance to insure all liability arising from such activity or matter (including liquor liability, if applicable) in such amounts as Landlord may reasonably require.

10.3.2 Physical Damage Insurance covering (i) all office furniture, business and trade fixtures, office equipment, free-standing cabinet work, movable partitions, workstations, merchandise and all other items of personal property (including the property of Tenant or others) in the Premises or otherwise placed or installed in the Project by, for, or at the expense of Tenant or any of the Tenant Parties (including Tenant’s off-Premises equipment), and (ii) all improvements, alterations (including, without limitation, Alterations as defined in Article 8.1 above), betterments and additions to the Premises made by Tenant or any Tenant Parties (and excluding therefrom the “Tenant Improvements” (as that term is defined in the Tenant Work Letter, which “Tenant Improvements” shall be covered by insurance maintained by Landlord). Such insurance shall be written on a causes of loss-special risk form (formerly “all-risk”) or its equivalent, for the full replacement cost value (subject to reasonable and customary deductible amounts) new without deduction for depreciation of the covered items and in amounts that meet any co-insurance clauses of the policies of insurance and shall include coverage for damage or other loss caused by fire or other peril including, but not limited to, ordinance and law, vandalism and malicious mischief, theft, windstorm, collapse, explosion, water damage of any type (excluding flood), including sprinkler leakage, bursting or stoppage of pipes and sewer back-up.

10.3.3 Worker’s Compensation Insurance with statutory limits required by the state in which the Premises are located, including provisions for voluntary benefits as required in labor agreements, if applicable (or such larger amount if required by local statute) and Employer’s Liability Insurance of $1,000,000.

10.3.4 Contractual Liability Insurance sufficient to cover Tenant’s liability and obligations under this Lease (including, but not limited to, Tenant’s indemnity obligations under Section 10.1 of this Lease), but only if such contractual liability insurance is not already included in Tenant’s commercial general liability insurance policy and umbrella/excess liability insurance policy.

10.3.5 Commercial Auto Liability Insurance (if applicable) covering automobiles owned, hired or used by Tenant in carrying on its business with limits not less than $1,000,000 combined single limit for each accident, and scheduled to the umbrella/excess liability insurance policy.

10.3.6 Business Interruption Insurance in an amount reasonably acceptable to Landlord.

10.4 Form of Policies. The minimum limits of policies of insurance required of Tenant under this Lease shall in no event limit the liability of Tenant under this Lease. Such insurance shall (i) (except with respect to Section 10.3.3) name Landlord, and any other parties the Landlord so specifies (including Landlord’s member(s), and Landlord’s property manager (which is currently S B C & D Co., Inc., dba South Bay Development Company), and, if requested by Landlord in writing, Landlord’s mortgagee, if any), as additional named insureds (or, in the case of Tenant’s physical damage insurance, as additional loss-payees as their interests may appear); (ii) be issued by an insurance company having a rating of A-:VII or better in Best’s Insurance Guide or which is otherwise acceptable to Landlord and licensed to do business in the State of California; (iii) be primary and non-contributory when any policy issued to Landlord provides duplicate or similar coverage, and in such circumstance Landlord’s policy will be excess over Tenant’s policy(ies); and (iv) be in form and content reasonably acceptable to Landlord. Tenant shall provide Landlord (and any other parties Landlord has specified as additional insureds or additional loss-payees) with not less than thirty (30) days’ prior written notice of any cancellation of, termination of or material change to any insurance required to be carried by Tenant hereunder. Tenant shall deliver said policy or policies or certificates thereof (and such other evidence satisfactory to Landlord of the maintenance of such insurance) to Landlord at least ten (10) days prior to the earlier of the Lease Commencement Date or the date Tenant enters or occupies the Premises (in any event, within ten (10) days of the effective date of coverage) and prior to each renewal of said insurance. In the event Tenant shall fail to procure such insurance, or to deliver such policies or certificates (and such other evidence satisfactory to Landlord of the maintenance of such insurance), Landlord, in addition to any other remedy available pursuant to this Lease or otherwise, may, at its option, procure such policies for the account of Tenant, and the cost thereof shall be paid to Landlord within five (5) days after delivery to Tenant of bills therefor. Tenant shall require any vendors or contractors that it shall hire to perform work and/or services on the Premises to procure similar insurance, as required by Landlord of Tenant in this Lease, including naming as additional insureds or additional loss payees, as applicable, Landlord and its member(s), and Landlord’s property manager, and, if requested in writing by Landlord, Landlord’s mortgagee, if any.

10.5 Subrogation. Landlord and Tenant intend that their respective property loss risks shall be borne by reasonable insurance carriers to the extent above provided, and Landlord and Tenant hereby agree to look solely to, and seek recovery only from, their respective insurance carriers which loss or damage is (or, if the insurance required hereunder had been carried, would have been) covered by the waiving party’s property insurance or to the extent that such property loss is due to a risk that would normally be covered by special form property insurance or is actually insured against. Notwithstanding anything to the contrary herein, the parties each hereby waive all rights and claims against each other for such losses to the extent due to a risk covered by such insurance (or, if the insurance hereunder has not been carried, then to the extent such losses would have been covered by insurance) and waive all rights of subrogation of their respective insurers, without regard to the negligence of the party released. The parties agree that their respective insurance policies are now, or shall be, endorsed such that the waiver of subrogation shall not affect the right of the insured to recover thereunder. All of Landlord’s and Tenant’s repair and indemnity obligations with respect to casualty damage shall be subject to the release in, and to the extent set forth in, this Section 10.5; provided, however, nothing stated in this Section 10.5 shall excuse Tenant from its obligation to pay to Landlord Tenant’s Share of reasonable and customary deductibles under any Special Form property insurance policy maintained by Landlord with respect to the Building and/or any improvements situated in the Common Areas covering an insured loss (but in no event shall the Tenant’s Share of such deductible exceed One Hundred Fifty Thousand and 00/100 Dollars ($150,000.00) per casualty).

10.6 Additional Insurance Obligations. Tenant shall carry and maintain during the entire Lease Term, at Tenant’s sole cost and expense, increased amounts of the insurance required to be carried by Tenant pursuant to this Article 10 and such other reasonable types of insurance coverage and in such reasonable amounts covering the Premises and Tenant’s operations therein, as may be reasonably requested by Landlord or its mortgagee, if any, but in no event in excess of the amounts and types of insurance then being required by landlords of other Comparable Buildings.

10.7 Landlord’s Property Insurance. In addition to other insurance that may be obtained by Landlord, Landlord shall, during the Lease Term, procure and keep in force the following insurance, the cost of which shall be an Operating Expense: “Special Form” property insurance covering the Building. Such insurance shall be in the full amount of the replacement cost of the Building, with reasonable and customary deductible amounts (but in no event shall the Tenant’s Share of such deductibles to be payable as an Operating Expense exceed One Hundred Fifty Thousand and 00/100 Dollars ($150,000.00) per casualty). Such insurance may also include rental income insurance, insuring that one hundred percent (100%) of the Rent will be paid to Landlord for a period of up to twelve (12) months if the Premises, or applicable part thereof, are destroyed or damaged, or such longer period as may be determined by Landlord or required by any beneficiary of a deed of trust or any mortgagee of any mortgage affecting the Premises.

Article 11

DAMAGE AND DESTRUCTION

11.1 Repair of Damage to Premises by Landlord. Tenant shall promptly notify Landlord of its actual knowledge of any damage to the Premises resulting from fire or any other casualty. If the Premises or any Common Areas serving or providing access to the Premises shall be damaged by fire or other casualty, Landlord shall promptly and diligently, subject to reasonable delays for insurance adjustment or other matters beyond Landlord’s reasonable control, and subject to all other terms of this Article 11, restore the Building, the Tenant Improvements (as defined in the Tenant Work Letter) and the Common Areas (and also shall restore all Alterations made by Tenant to the extent Tenant provides to Landlord prior to the commencement of restoration of such Alterations sufficient proceeds to restore such Alterations and if such proceeds provided by Landlord to Tenant in advance of Landlord commencing the restoration of such Alterations are determined by Landlord to be insufficient to cover the entire cost of restoration such Alterations, Tenant shall pay such shortfall to Landlord within thirty (30) days following receipt of an invoice and supporting documentation evidencing the costs incurred by Landlord in restoring such Alterations and such shortfall). Such restoration shall be to substantially the same condition of the Building, Tenant Improvements, Alterations and the Common Areas prior to the casualty, except for modifications required by zoning and building codes and other laws or by the holder of a mortgage on the Building or Project or any other modifications to the Common Areas deemed desirable by Landlord, which are consistent with the character of the Project, provided that access to the Premises and any common restrooms, if any, serving the Premises shall not be materially impaired and such modifications do not result in an Adverse Event. If any fire or other casualty shall have damaged the Premises, the Tenant Improvements or Common Areas necessary to Tenant’s occupancy, and the Premises or a portion thereof are not occupied by Tenant as a result thereof, then during the time and to the extent the Premises are unfit for occupancy, the Rent shall be abated in proportion to the ratio that the amount of rentable square feet of the Premises which is unfit for occupancy for the purposes permitted under this Lease bears to the total rentable square feet of the entire Premises.

11.2 Landlord’s Option to Repair. Notwithstanding the terms of Section 11.1 of this Lease, Landlord may elect not to rebuild and/or restore the Tenant Improvements, Premises, Building, Common Areas and Alterations, and instead terminate this Lease, by notifying Tenant in writing of such termination within one hundred twenty (120) days after the date of discovery of the damage, such notice to include a termination date giving Tenant sixty (60) days to vacate the Premises, but Landlord may so elect only if the Building shall be damaged by fire or other casualty or cause, and one or more of the following conditions is present: (i) in Landlord’s reasonable judgment, repairs cannot reasonably be completed within one (1) year after the date of discovery of the damage (when such repairs are made without the payment of overtime or other premiums); (ii) the holder of any mortgage on the Building or Project shall require that the insurance proceeds or any portion thereof in the amount of more than $1,000,000 used to retire the mortgage debt; (iii) the damage is not fully covered by Landlord’s insurance policies (except for the amount of the reasonable and customary deductible under Landlord’s all risk property insurance policy covering the Building) in the amount of more than $1,000,000; or (iv) the damage occurs during the last twelve (12) months of the Lease Term and is estimated to take more than three (3) months to restore; provided, however, that if Landlord does not elect to terminate this Lease pursuant to Landlord’s termination right as provided above, and the repairs cannot, in the reasonable opinion of Landlord, be completed within one (1) year after the casualty, Tenant may elect, no later than ninety (90) days after the date it receives Landlord's estimate of the restoration period, to terminate this Lease by written notice to Landlord effective as of the date specified in the notice, which date shall not be less than thirty (30) days nor more than sixty (60) days after the date such notice is given by Tenant. Furthermore, if neither Landlord nor Tenant has terminated this Lease, and the repairs are not actually completed within fourteen (14) months after the casualty or such longer period as Landlord’s contractor had estimated would be required to complete such repairs (subject to extension for Force Majeure delays (not to exceed sixty (60) days of Force Majeure delays per casualty) and/or delays caused by Tenant), Tenant shall have the right to terminate this Lease during the first five (5) business days of each calendar month following the end of such period until such time as the repairs are substantially complete (i.e. Tenant has access to and can legally occupy the Premises for the Permitted Use with only minor punch list items that do not unreasonably interfere with Tenant’s use remaining uncompleted), by written notice to Landlord (the “Damage Termination Notice”), effective as of a date set forth in the Damage Termination Notice (the “Damage Termination Date”), which Damage Termination Date shall not be less than ten (10) business days following the end of each such month. Notwithstanding the foregoing, if Tenant delivers a Damage Termination Notice to Landlord, then Landlord shall have the right to suspend the occurrence of the Damage Termination Date for a period ending thirty (30) days after the Damage Termination Date set forth in the Damage Termination Notice by delivering to Tenant, within five (5) business days of Landlord’s receipt of the Damage Termination Notice, a certificate of Landlord’s contractor responsible for the repair of the damage stating that it is such contractor’s good faith judgment that the repairs shall be substantially completed within thirty (30) days after the Damage Termination Date. If repairs shall be substantially completed (i.e. Tenant has access to and can legally occupy the Premises for the Permitted Use with only minor punch list items that do not unreasonably interfere with Tenant’s use remaining uncompleted) prior to the expiration of such thirty-day period, then the Damage Termination Notice shall be of no force or effect, but if the repairs shall not be substantially completed within such thirty (30)-day period, then this Lease shall terminate upon the expiration of such thirty (30)-day period. At any time, from time to time, after the date occurring sixty (60) days after the date of the damage, Tenant may request that Landlord inform Tenant of Landlord’s reasonable opinion of the date of completion of the repairs and Landlord shall respond to such request within ten (10) business days. Notwithstanding anything to the contrary herein, if this Lease terminates due to a casualty prior to the date Landlord has commenced restoration of Tenant’s Alterations or improvements paid for solely by Tenant and that are damaged or destroyed by such casualty, then all of Tenant’s insurance proceeds with respect to such Alterations and improvements paid for solely by Tenant shall be payable to Tenant with no obligation on Tenant or Landlord to restore such Alterations or improvements. If, however, following a casualty, Landlord does not exercise its right above to terminate the Lease and Tenant does not exercise its right, as provided above, to terminate this Lease based on the Landlord’s estimate of the restoration period and Landlord has commenced, or caused to be commenced, the restoration of Alterations or improvements paid for solely by Tenant, then Landlord shall be entitled to receive and retain Tenant’s insurance proceeds with respect to such damaged or destroyed Alterations or improvements paid for solely by Tenant.

11.3 Waiver of Statutory Provisions. The provisions of this Lease, including this Article 11, constitute an express agreement between Landlord and Tenant with respect to any and all damage to, or destruction of, all or any part of the Premises, the Building or the Project, and any statute or regulation of the State of California, including, without limitation, Sections 1932(2) and 1933(4) of the California Civil Code, with respect to any rights or obligations concerning damage or destruction in the absence of an express agreement between the parties, and any other statute or regulation, now or hereafter in effect, shall have no application to this Lease or any damage or destruction to all or any part of the Premises, the Building or the Project.

Article 12

NONWAIVER

No provision of this Lease shall be deemed waived by either party hereto unless expressly waived in a writing signed thereby. The waiver by either party hereto of any breach of any term, covenant or condition herein contained shall not be deemed to be a waiver of any subsequent breach of same or any other term, covenant or condition herein contained. The subsequent acceptance of Rent hereunder by

Landlord shall not be deemed to be a waiver of any preceding breach by Tenant of any term, covenant or condition of this Lease, other than the failure of Tenant to pay the particular Rent so accepted, regardless of Landlord’s knowledge of such preceding breach at the time of acceptance of such Rent. No acceptance of a lesser amount than the Rent herein stipulated shall be deemed a waiver of Landlord’s right to receive the full amount due, nor shall any endorsement or statement on any check or payment or any letter accompanying such check or payment be deemed an accord and satisfaction, and Landlord may accept such check or payment without prejudice to Landlord’s right to recover the full amount due. No receipt of monies by Landlord from Tenant after the termination of this Lease shall in any way alter the length of the Lease Term or of Tenant’s right of possession hereunder, or after the giving of any notice shall reinstate, continue or extend the Lease Term or affect any notice given Tenant prior to the receipt of such monies, it being agreed that after the service of notice or the commencement of a suit, or after final judgment for possession of the Premises, Landlord may receive and collect any Rent due, and the payment of said Rent shall not waive or affect said notice, suit or judgment.

Article 13

CONDEMNATION

If the whole or any part of the Premises, Building or Project required for the use of or access to the Premises shall be taken by power of eminent domain or condemned by any competent authority for any public or quasi-public use or purpose, or if any adjacent property or street shall be so taken or condemned, or reconfigured or vacated by such authority in such manner as to require the use, reconstruction or remodeling of any part of the Premises, Building or Project required for the use of or access to the Premises, or if Landlord shall grant a deed or other instrument in lieu of such taking by eminent domain or condemnation, Landlord shall have the option to terminate this Lease effective as of the date possession is required to be surrendered to the authority. If more than ten percent (10%) of the rentable square feet of the Premises is taken, or if access to or use of the Premises or Tenant's parking is substantially impaired, in each case for a period in excess of one hundred eighty (180) days, Tenant shall have the option to terminate this Lease effective as of the date possession is required to be surrendered to the authority. Tenant shall not because of such taking assert any claim against Landlord or the authority for any compensation because of such taking and Landlord shall be entitled to the entire award or payment in connection therewith, except that Tenant shall have the right to file any separate claim available to Tenant for any taking of Tenant’s personal property and trade fixtures belonging to Tenant, and for relocation expenses and the unamortized value of any improvements made by Tenant solely at Tenant's expense, so long as such claims do not diminish the award available to Landlord or its mortgagee, and such claim is payable separately to Tenant. Tenant shall not have a right to file a claim for any taking of the Tenant Improvements. All Rent shall be apportioned as of the date of such termination. If any part of the Premises shall be taken, and this Lease shall not be so terminated, the Rent shall be proportionately abated based on the percentage of the rentable square footage of the portion of the Premises taken. Tenant hereby waives any and all rights it might otherwise have pursuant to Section 1265.130 of The California Code of Civil Procedure. Notwithstanding anything to the contrary contained in this Article 13, in the event of a temporary taking of all or any portion of the Premises for a period of one hundred and eighty (180) days or less, then this Lease shall not terminate but the Base Rent and the Additional Rent shall be abated for the period of such taking in proportion to the ratio that the amount of rentable square feet of the Premises taken bears to the total rentable square feet of the Premises. Landlord shall be entitled to receive the entire award made in connection with any such temporary taking.

Article 14

ASSIGNMENT AND SUBLETTING

14.1 Transfers. Tenant shall not, without the prior written consent of Landlord, assign, mortgage, pledge, hypothecate, encumber, or permit any lien to attach to, or otherwise transfer, this Lease or any interest hereunder, permit any assignment, or other transfer of this Lease or any interest hereunder by operation of law, sublet the Premises or any part thereof, or enter into any license or concession agreements or otherwise permit the occupancy or use of the Premises or any part thereof by any persons other than Tenant and its employees and contractors (all of the foregoing are hereinafter sometimes referred to collectively as “Transfers” and any person to whom any Transfer is made or sought to be made is hereinafter sometimes referred to as a “Transferee”). If Tenant desires Landlord’s consent to any Transfer, Tenant shall notify Landlord in writing, which notice (the “Transfer Notice”) shall include (i) the proposed effective date of the Transfer, which shall not be less than ten (10) days nor more than one hundred eighty (180) days after the date of delivery of the Transfer Notice, (ii) a description of the portion of the Premises to be transferred (the “Subject Space”), (iii) all of the terms of the proposed Transfer and the consideration therefor, including calculation of the “Transfer Premium”, as that term is defined in Section 14.3 below, in connection with such Transfer, the name and address of the proposed Transferee, and a copy of all existing executed and/or proposed documentation pertaining to the proposed Transfer, including all existing operative documents to be executed to evidence such Transfer or the agreements incidental or related to such Transfer, provided that Landlord shall have the right to require Tenant to utilize Landlord’s commercially reasonable standard Transfer consent documents in connection with the documentation of such Transfer, and (iv) current financial statements of the proposed Transferee certified as true and correct by an officer, partner or owner thereof, and any other information reasonably required by Landlord which will enable Landlord to determine the financial responsibility, character, and reputation of the proposed Transferee, nature of such Transferee’s business and proposed use of the Subject Space. Any Transfer made without Landlord’s prior written consent (or deemed consent) shall, at Landlord’s option, be null, void and of no effect, and shall, at Landlord’s option, constitute a default by Tenant under this Lease after the expiration of applicable notice and cure periods. Whether or not Landlord consents to any proposed Transfer, Tenant shall pay Landlord’s reasonable review and processing fees, as well as any reasonable professional fees (including, without limitation, attorneys’, accountants’, architects’, engineers’ and consultants’ fees) incurred by Landlord, within thirty (30) days after written request by Landlord, in an amount not to exceed Three Thousand and No/100 Dollars ($3,000.00) in the aggregate.

14.2 Landlord’s Consent. Landlord shall not unreasonably withhold, condition or delay its consent to any proposed Transfer of the Subject Space to the Transferee on the terms specified in the Transfer Notice. Landlord shall respond to Tenant’s request within fifteen (15) days following delivery by Tenant of the Transfer Notice and all of the items described in clauses (i) through (iv) of Section 14.1 above. If Landlord fails to timely deliver to Tenant notice of Landlord’s consent, or the withholding of consent, to a proposed Transfer, Tenant may send a second (2nd) notice to Landlord, which notice must contain the following inscription, in bold faced lettering: “SECOND NOTICE DELIVERED PURSUANT TO ARTICLE 14 OF LEASE - ¬FAILURE TO TIMELY RESPOND WITHIN THREE (3) BUSINES DAYS SHALL RESULT IN DEEMED APPROVAL OF TRANSFER.” If Landlord fails to deliver notice of Landlord’s consent, or the withholding of Landlord’s consent, to the Transfer within three (3) business days after Landlord’s receipt of such second notice, Landlord shall be deemed to have approved the Transfer in question Without limitation as to other reasonable grounds for withholding consent, the parties hereby agree that it shall be reasonable under this Lease and under any applicable law for Landlord to withhold consent to any proposed Transfer where one or more of the following apply:

14.2.1 Landlord reasonably determines that the character of the business that would be conducted by the proposed Transferee at the Premises, or the manner of conducting such business, would be inconsistent with the character of the Building as a first-class office building;

14.2.2 The Transferee intends to use the Subject Space for purposes which are not permitted under this Lease or which will have an adverse effect(s) on the Building, or applicable part thereof; or

14.2.3 The Transferee is either a governmental agency or instrumentality thereof.

If Landlord consents to any Transfer pursuant to the terms of this Section 14.2, Tenant may within six (6) months after Landlord’s consent, but not later than the expiration of said six-month period, enter into such Transfer of the Premises or portion thereof, upon substantially the same terms and conditions as are set forth in the Transfer Notice furnished by Tenant to Landlord pursuant to Section 14.1 of this Lease, provided that if there are any material changes in the terms and conditions from those specified in the Transfer Notice (i) such that Landlord would initially have been entitled to refuse its consent to such Transfer under this Section 14.2, or (ii) which would cause the proposed Transfer to be more favorable to the Transferee than the terms set forth in Tenant’s original Transfer Notice, Tenant shall again submit the Transfer to Landlord for its approval and other action under this Article 14. Notwithstanding anything to the contrary in this Lease, if Tenant or any proposed Transferee claims that Landlord has unreasonably withheld or delayed its consent under Section 14.2 or otherwise has breached or acted unreasonably under this Article 14, their sole remedies shall be a suit for contract damages (other than damages for injury to, or interference with, Tenant’s business including, without limitation, loss of profits, however occurring) or declaratory judgment and an injunction for the relief sought, and Tenant hereby waives all other remedies, including, without limitation, any right at law or equity to terminate this Lease, on its own behalf and, to the extent permitted under all applicable laws, on behalf of the proposed Transferee. In the event that Tenant or such proposed Transferee is the prevailing party in an action brought pursuant to the foregoing sentence, Tenant or such proposed Transferee shall also be entitled to an award of reasonable attorneys’ fees and court costs.

14.3 Transfer Premium. If Landlord consents to a Transfer, as a condition thereto which the parties hereby agree is reasonable, Tenant shall pay to Landlord fifty percent (50%) of any “Transfer Premium,” as that term is defined in this Section 14.3, received by Tenant from such Transferee, after Tenant’s deduction therefrom of (i) all reasonable brokerage commissions paid by Tenant to third parties not affiliated with Tenant in order to obtain the Transfer in question, (ii) the attorneys’ fees reasonably incurred by Tenant in connection with the Transfer in question, (iii) the costs of any improvements by Tenant to the applicable portion of the Premises that are made in order to obtain the Transfer in question (i.e. specifically for the benefit of the Transferee (and not Tenant) or to attract such Transferee to lease or sublease the applicable part of the Premises) or any tenant improvement allowance provided by Tenant to the Transferee, and (iv) any attorneys’ fees or review and processing fees charged by Landlord to Tenant in connection with the Transfer in question as provided in Section 14.1 above. “Transfer Premium” shall mean all rent, additional rent or other consideration payable by such Transferee in connection with the Transfer (excluding to a Permitted Transferee) in excess of the Rent and Additional Rent payable by Tenant under this Lease during the term of the Transfer on a per rentable square foot basis if less than all of the Premises is transferred. “Transfer Premium” shall also include, but not be limited to, key money, bonus money or other cash consideration paid by Transferee to Tenant in connection with such Transfer, any debt relief benefiting Tenant in connection with such Transfer, and any payment in excess of fair market value (a) for services rendered by Tenant to Transferee or (b) for assets, fixtures, inventory, equipment, or furniture transferred by Tenant to Transferee in connection with such Transfer. The determination of the amount of Landlord’s applicable share of the Transfer Premium shall be made on a monthly basis as rent or other consideration is received by Tenant under the Transfer.

14.4 Intentionally Omitted.

14.5 Effect of Transfer. If Landlord consents to a Transfer, (i) the terms and conditions of this Lease shall in no way be deemed to have been waived or modified, (ii) such consent shall not be deemed consent to any further Transfer by either Tenant or a Transferee, (iii) Tenant shall deliver to Landlord, promptly after execution, an original executed copy of all documentation pertaining to the Transfer in form reasonably acceptable to Landlord, (iv) Tenant shall furnish upon Landlord’s request a complete statement, setting forth in detail the computation of any Transfer Premium Tenant has derived and shall derive from such Transfer, and (v) no Transfer relating to this Lease or agreement entered into with respect thereto, whether with or without Landlord’s consent, shall relieve Tenant or any guarantor of the Lease from any liability under this Lease, including, without limitation, in connection with the Subject Space.

14.6 Additional Transfers. Subject to Section 14.8 below, for purposes of this Lease, the term “Transfer” shall also include (i) if Tenant is a partnership, the withdrawal or change, voluntary, involuntary or by operation of law, of fifty percent (50%) or more of the partners, or transfer of fifty percent (50%) or more of partnership interests (at any one time or in the aggregate), or the dissolution of the partnership without immediate reconstitution thereof or (ii) if Tenant is a closely held corporation (i.e., whose stock is not publicly held and not traded through an exchange or over the counter) or a limited liability company, the dissolution, merger, consolidation or other reorganization of Tenant or the sale or other transfer of fifty percent (50%) or more of the voting shares or membership interests of Tenant at any one time or in the aggregate (other than to immediate family members by reason of gift or death). The foregoing notwithstanding, the sale or transfer of any or all of the capital stock of a corporation, the capital stock of which is now or hereafter becomes publicly traded, shall not be deemed an assignment of this Lease.

14.7 Occurrence of Default. Any Transfer hereunder shall be subordinate and subject to the provisions of this Lease, and if this Lease shall be terminated during the term of any Transfer, Landlord shall have the right to: (i) treat such Transfer as cancelled and repossess the subject space by any lawful means, or (ii) require that such Transferee attorn to and recognize Landlord as its landlord under any such Transfer. If Tenant shall be in Default under this Lease, Landlord is hereby irrevocably authorized to direct any Transferee to make all payments under or in connection with the Transfer directly to Landlord (which Landlord shall apply towards Tenant’s obligations under this Lease) until such default is cured. Such Transferee shall rely on any representation by Landlord that Tenant is in default hereunder, without any need for confirmation thereof by Tenant. Upon any assignment, the assignee shall assume in writing all obligations and covenants of Tenant thereafter to be performed or observed under this Lease. No collection or acceptance of rent by Landlord from any Transferee shall be deemed a waiver of any provision of this Article 14 or the approval of any Transferee or a release of Tenant from any obligation under this Lease, whether theretofore or thereafter accruing. In no event shall Landlord’s enforcement of any provision of this Lease against any Transferee be deemed a waiver of Landlord’s right to enforce any term of this Lease against Tenant or any other person. If Tenant’s obligations hereunder have been guaranteed, Landlord’s consent to any Transfer shall not be effective unless the guarantor also consents to such Transfer.

14.8 Permitted Transfers. Notwithstanding anything to the contrary contained in this Lease, (A) an assignment or subletting of all or a portion of the Premises to an affiliate of Tenant (i.e., an entity which is controlled by, controls, or is under common control with, Tenant as of the date of this Lease), (B) an assignment of this Lease or a sublease of all or portion of the Premises to an entity which acquires all or a substantial portion of the assets of Tenant, or (C) an assignment of the Lease to an entity which is the resulting entity of a merger or consolidation of Tenant during the Lease Term, shall not be deemed a Transfer requiring Landlord’s consent under this Article 14 (any such assignee or sublessee described in items (A) through (C) of this Section 14.8 hereinafter referred to as a “Permitted Transferee”), provided that (i) Tenant notifies Landlord at least ten (10) days prior to the effective date of any such assignment or sublease and promptly supplies Landlord with any documents or information reasonably requested by Landlord regarding such Transfer or Permitted Transferee as set forth above, (ii) Tenant is not in Default, beyond the applicable notice and cure period, and such assignment or sublease is not a subterfuge by Tenant to avoid its obligations under this Lease, (iii) such Permitted Transferee shall be of a character and reputation consistent with the quality of the Building, (iv) with respect to any assignment or sublease referred to in clause (B) or (C) above, such Permitted Transferee shall have a tangible net worth (not including goodwill as an asset) computed in accordance with generally accepted accounting principles (“Net Worth”) at least equal to the Net Worth of Tenant on the day immediately preceding the effective date of such assignment or sublease and Tenant or the Permitted Transferee also have a market cap of at least Two Billion and 00/100 Dollars on the day immediately preceding the effective date of such assignment or sublease, (v) no assignment or sublease relating to this Lease, whether with or without Landlord’s consent, shall relieve Tenant from any liability under this Lease, and (v) the liability of such Permitted Transferee in the event of an assignment shall be joint and several with Tenant. “Control,” as used in this Section 14.8, shall mean the ownership, directly or indirectly, of more than fifty percent (50%) of the voting securities of, or possession of the right to vote, in the ordinary direction of its affairs, of more than fifty percent (50%) of the voting interest in, any person or entity. An assignee of Tenant’s interest under this Lease pursuant to this Section 14.8 is referred to as a “Permitted Assignee”.

Article 15

SURRENDER OF PREMISES; OWNERSHIP AND
REMOVAL OF TRADE FIXTURES

15.1 Surrender of Premises. No act or thing done by Landlord or any agent or employee of Landlord during the Lease Term shall be deemed to constitute an acceptance by Landlord of a surrender of the Premises unless such intent is specifically acknowledged in writing by Landlord. The delivery of keys to the Premises to Landlord or any agent or employee of Landlord shall not constitute a surrender of the Premises or effect a termination of this Lease, whether or not the keys are thereafter retained by Landlord, and notwithstanding such delivery Tenant shall be entitled to the return of such keys at any reasonable time upon request until this Lease shall have been properly terminated. The voluntary or other surrender of this Lease by Tenant, whether accepted by Landlord or not, or a mutual termination hereof, shall not work a merger, and at the option of Landlord shall operate as an assignment to Landlord of all subleases or subtenancies affecting the Premises or terminate any or all such sublessees or subtenancies.

15.2 Removal of Tenant Property by Tenant. Upon the expiration of the Lease Term, or upon any earlier termination of this Lease, Tenant shall, subject to the provisions of this Article 15 and Tenant’s removal and restoration obligations set forth in Section 8.2 and Section 8.5 above, quit and surrender possession of the Premises to Landlord in as good order and condition as when Tenant took possession and as thereafter improved by Landlord and/or Tenant, reasonable wear and tear, casualty damage and repairs which are specifically made the responsibility of Landlord hereunder excepted. Upon such expiration or termination, Tenant shall, without expense to Landlord, remove or cause to be removed from the Premises all debris and rubbish, and such items of furniture, equipment, business and trade fixtures, free-standing cabinet work, movable partitions and other articles of personal property owned by Tenant or installed or placed by Tenant at its expense in the Premises, and such similar articles of any other persons claiming under Tenant, and Tenant shall repair at its own expense all damage to the Premises and Building resulting from such removal.

Article 16

HOLDING OVER

If Tenant shall remain in possession of all or any portion of the Premises after the expiration of the Term or the sooner termination of this Lease without the written consent of Lessor (which consent may be granted or withheld at the sole discretion of Landlord), such holding over shall constitute a tenancy at sufferance and in such case Base Rent shall be payable at a monthly rate equal to the product of (i) the Base Rent applicable during the last rental period of the Lease Term under this Lease, and (ii) a percentage equal to 150%, and such occupancy shall be otherwise on the terms and provisions of this Lease so far as the same are applicable, and Tenant shall be subject to summary eviction without demand or notice; provided, however, in no event shall any renewal or expansion option or other similar right or option set forth in this Lease (if any) be deemed applicable to any such tenancy at sufferance. No holdover by Lessee or payment by Lessee after the expiration or earlier termination of this Lease shall be construed to extend the Term or prevent Landlord from immediate recovery of possession of the Premises by summary proceedings or otherwise. If Tenant holds over after the expiration of the Lease Term or earlier termination thereof, with the express written consent of Landlord, such tenancy shall be from month-to-month only, and shall not constitute a renewal hereof or an extension for any further term, and in such case Base Rent shall be payable at a monthly rate equal to the product of (i) the Base Rent applicable during the last rental period of the Lease Term under this Lease, and (ii) a percentage equal to 110%. Such month-to-month tenancy and any period of holding over by Tenant shall be subject to every other applicable term, covenant and agreement contained herein. Nothing contained in this Article 16 shall be construed as consent by Landlord to any holding over by Tenant, and Landlord expressly reserves the right to require Tenant to surrender possession of the Premises to Landlord as provided in this Lease upon the expiration or other termination of this Lease. The provisions of this Article 16 shall not be deemed to limit or constitute a waiver of any other rights or remedies of Landlord provided herein or at law. If Tenant fails to surrender the Premises upon the termination or expiration of this Lease and such failure continues for more than thirty (30) days after written notice thereof from Landlord, in addition to any other liabilities to Landlord accruing therefrom, Tenant shall protect, defend, indemnify and hold Landlord harmless from all loss, costs (including reasonable attorneys’ fees) and liability resulting from such failure, including, without limiting the generality of the foregoing, any claims made by any succeeding tenant founded upon such failure to surrender and any lost profits to Landlord resulting therefrom. The provisions of this Article 16 shall survive the expiration or earlier termination of this Lease.

Article 17

ESTOPPEL CERTIFICATES

17.1 Estoppel Certificates. Within ten (10) business days following a request in writing by Landlord, Tenant shall execute, acknowledge and deliver to Landlord an estoppel certificate, which, as submitted by Landlord, shall be substantially in the form of Exhibit E, attached hereto (or such other form as may be reasonably required by any prospective mortgagee or purchaser of the Project, or any portion thereof), indicating therein any exceptions thereto that may exist at that time, and shall also contain any other information reasonably requested by Landlord or Landlord's mortgagee or prospective mortgagee. Any such certificate may be relied upon by any prospective mortgagee or purchaser of all or any portion of the Project. In addition, at Landlord's request, Tenant shall cause Guarantor (if any) to execute and deliver to Landlord an estoppel certificate addressed to Landlord, any mortgagee or prospective mortgagee, or any prospective purchaser, executed by an authorized officer of Guarantor and certifying (a) that any Guaranty of Lease is unmodified and in full force and effect and (b) to such other matters as Landlord may reasonably request.

17.2 Financial Statements. Within ten (10) business days after Landlord's request (but no more often than twice each year), provided Landlord signs Tenant's commercially reasonable confidentiality agreement, Tenant shall deliver to Landlord (and any prospective purchaser or mortgagee of the Building) the then current financial statements of Tenant (including a balance sheet and profit and loss statement for the most recent prior fiscal year for which annual statements are available and financial statements for interim periods following the end of the last fiscal year for which annual statements are available), together with a certificate of Tenant's auditor (or if audited financial statements are not available, then a certificate of Tenant's Chief Financial Officer, General Partner or Managing Member) to the effect that such financial statements were prepared in accordance with generally accepted accounting principles consistently applied and fairly present the financial condition and operations of Tenant for, and as of the end of, such fiscal year. The provisions of this paragraph shall not apply during any period that Tenant or its parent is listed on a nationally recognized stock exchange or during any period that Guarantor is listed on a nationally recognized stock exchange provided that a breakout of Tenant (and Guarantor) entity financials are included in the public disclosures.

Article 18

SUBORDINATION

This Lease shall be subject and subordinate to all present and future ground or underlying leases of the Building or Project and to the lien of any mortgage, trust deed or other encumbrances now or hereafter in force against the Building or Project or any part thereof, if any, and to all renewals, extensions, modifications, consolidations and replacements thereof, and to all advances made or hereafter to be made upon the security of such mortgages or trust deeds collectively, "Encumbrances"), unless the holders of such mortgages, trust deeds or other encumbrances, or the lessors under such ground lease or underlying leases (collectively, "Encumbrancers"), require in writing that this Lease be superior thereto. As of the date of execution of this Lease, Landlord represents that there is no secured mortgage or deed of trust or ground lease encumbering the Building or Project. In consideration of, and as a condition precedent to Tenant's agreement to subordinate this Lease to any future Encumbrances, Landlord shall obtain and deliver to Tenant, provided that Tenant is not then in Default under this Lease, a commercially reasonable subordination, non-disturbance and attornment agreement executed by Landlord and the then current Encumbrancer. Tenant covenants and agrees in the event any proceedings are brought for the foreclosure of any such mortgage or deed in lieu thereof (or if any ground lease is terminated), to attorn, without any deductions or set-offs whatsoever (including without limitation, any liability for the previous Landlord's acts or omissions other than defaults of a continuing nature which the successor Landlord has notice of and an opportunity to cure in accordance with the terms of this Lease, any rent prepaid to the previous Landlord more than thirty (30) days in advance of the due date thereof unless actually received, or any modifications to the Lease made without the consent of the Building's mortgagee or ground lessor (as applicable), to the extent such consent was required under the applicable mortgage or ground lease), to the lienholder or purchaser or any successors thereto upon any such foreclosure sale or deed in lieu thereof (or to the ground lessor), if so requested to do so by such purchaser or lienholder or ground lessor, and to recognize such purchaser or lienholder or ground lessor as the lessor under this Lease, provided such lienholder or purchaser or ground lessor shall agree to accept this Lease and become Landlord hereunder and not disturb Tenant's occupancy, so long as Tenant timely pays the rent and observes and performs the terms, covenants and conditions of this Lease to be observed and performed by Tenant. Landlord's interest herein may be assigned as security at any time to any lienholder. Tenant shall, within ten (10) business days of request by Landlord, execute such further instruments or assurances as Landlord may reasonably deem necessary to evidence or confirm the subordination or superiority of this Lease to any such mortgages, trust deeds, ground leases or underlying leases. Tenant waives the provisions of any current or future statute, rule or law which may give or purport to give Tenant any right or election to terminate or otherwise adversely affect this Lease and the obligations of the Tenant hereunder in the event of any foreclosure proceeding or sale.

Article 19

DEFAULTS; REMEDIES

19.1 Events of Default. The occurrence of any of the following shall constitute a default of this Lease by Tenant (“Default”):

19.1.1 Any failure by Tenant to pay any Rent or any other charge required to be paid under this Lease, or any part thereof, when due unless such failure is cured within five (5) business days after notice; or

19.1.2 Any failure by Tenant to observe or perform any other provision, covenant or condition of this Lease to be observed or performed by Tenant (other than those referred to in any other subsection of this Section 19.1) where such failure continues for thirty (30) days after written notice thereof from Landlord to Tenant; provided that if the nature of such default is such that the same cannot reasonably be cured within a thirty (30) day period, Tenant shall not be deemed to be in default if it diligently commences such cure within such period and thereafter diligently proceeds to rectify and cure such default; or

19.1.3 Intentionally Omitted; or

19.1.4 The failure by Tenant to observe or perform according to the provisions of Articles 5, 14, 17 or 18 of this Lease where such failure continues for more than three (3) business days after notice from Landlord; or

19.1.5 A general assignment by Tenant for the benefit of creditors of Tenant, the liquidation of Tenant, any action or proceeding commenced by Tenant under any insolvency or bankruptcy act or under any other statute or regulation for protection from creditors, or any such action commenced against Tenant and not discharged within thirty (30) days after the date of commencement; the employment or appointment of a receiver or trustee to take possession of all or substantially all of Tenant's assets or the Premises that remains undismissed for ten (10) business days; the attachment, execution or other seizure of all or substantially all of Tenant's assets or the Premises, if such attachment or other seizure remains undismissed or undischarged for a period of ten (10) business days after the levy thereof; the admission by Tenant in writing of its inability to pay its debts as they become due; or the filing by Tenant of a petition seeking any reorganization, arrangement, composition, readjustment, liquidation, dissolution or similar relief under any present or future statute, law or regulation, the filing by Tenant of an answer admitting or failing timely to contest a material allegation of a petition filed against Tenant in any such proceeding or, if within thirty (30) days after the commencement of any such proceeding against Tenant, such proceeding is not dismissed; or

19.1.6 Any failure by Guarantor, if any, to observe or perform any provisions, covenant or condition of the Guaranty to be observed or performed by Guarantor, where such failure continues for ten (10) days after written notice thereof from Landlord to Guarantor.

Tenant agrees that any notice given by Landlord pursuant to Sections 19.1.1, 19.1.2 or 19.1.4 above shall satisfy the requirements for notice under California Code of Civil Procedure Section 1161, et. seq., and Landlord shall not be required to give any additional notice in order to be entitled to commence an unlawful detainer proceeding, as long as any such notice given to Tenant is prepared and served upon Tenant in accordance with such statute.

19.2 Remedies Upon Default. Upon the occurrence of any Default by Tenant, Landlord shall have, in addition to any other remedies available to Landlord at law or in equity (all of which remedies shall be distinct, separate and cumulative), the option to pursue any one or more of the following remedies, each and all of which shall be cumulative and nonexclusive, without any notice or demand whatsoever.

19.2.1 Terminate this Lease, in which event Tenant shall immediately surrender the Premises to Landlord, and if Tenant fails to do so, Landlord may, without prejudice to any other remedy which it may have for possession or arrearages in rent, in accordance with Applicable Laws, enter upon and take possession of the Premises and expel or remove Tenant to the extent permitted by applicable law, and any other person who may be occupying the Premises or any part thereof, without being liable for prosecution or any claim or damages therefor; and Landlord may recover from Tenant the following:

(i) The worth at the time of award of the unpaid rent which has been earned at the time of such termination; plus

(ii) The worth at the time of award of the amount by which the unpaid rent which would have been earned after termination until the time of award exceeds the amount of such rental loss that Tenant proves could have been reasonably avoided; plus

(iii) The worth at the time of award of the amount by which the unpaid rent for the balance of the Lease Term after the time of award exceeds the amount of such rental loss that Tenant proves could have been reasonably avoided; plus

(iv) Any other amount necessary to compensate Landlord for all the detriment proximately caused by Tenant’s failure to perform its obligations under this Lease or which in the ordinary course of things would be likely to result therefrom; and

(v) At Landlord’s election, such other amounts in addition to or in lieu of the foregoing as may be permitted from time to time by applicable law.

The term “rent” as used in this Section 19.2 shall be deemed to be and to mean all sums of every nature required to be paid by Tenant pursuant to the terms of this Lease, whether to Landlord or to others. As used in Sections 19.2.1(i) and (ii), above, the “worth at the time of award” shall be computed by allowing interest at the rate set forth in Article 25 of this Lease, but in no case greater than the maximum amount of such interest permitted by law. As used in Section 19.2.1(iii) above, the “worth at the time of award” shall be computed by discounting such amount at the discount rate of the Federal Reserve Bank of San Francisco at the time of award plus one percent (1%).

19.2.2 Landlord shall have the remedy described in California Civil Code Section 1951.4 (lessor may continue lease in effect after lessee’s breach and abandonment and recover rent as it becomes due, if lessee has the right to sublet or assign, subject only to reasonable limitations). Accordingly, if Landlord does not elect to terminate this Lease on account of any Default by Tenant beyond the notice and grace periods set forth herein, Landlord may, from time to time, without terminating this Lease, enforce all of its rights and remedies under this Lease, including the right to recover all rent as it becomes due.

19.2.3 Landlord shall at all times have the rights and remedies (which shall be cumulative with each other and cumulative and in addition to those rights and remedies available under Sections 19.2.1 and 19.2.2, above, or any law or other provision of this Lease), without prior demand or notice except as required by applicable law, to seek any declaratory, injunctive or other equitable relief, and specifically enforce this Lease, or restrain or enjoin a violation or breach of any provision hereof.

19.3 Subleases of Tenant. If Landlord elects to terminate this Lease on account of any Default by Tenant, as set forth in this Article 19, Landlord shall have the right to terminate any and all subleases, licenses, concessions or other consensual arrangements for possession entered into by Tenant and affecting the Premises or may, in Landlord’s sole discretion, succeed to Tenant’s interest in such subleases, licenses, concessions or arrangements. In the event of Landlord’s election to succeed to Tenant’s interest in any such subleases, licenses, concessions or arrangements, Tenant shall, as of the date of notice by Landlord of such election, have no further right to or interest in the rent or other consideration receivable thereunder. All amounts received by Landlord shall be creditable against amounts owed by Tenant.

19.4 Form of Payment After Default. Following the occurrence of three (3) monetary or financial events of Default by Tenant in any twelve (12) consecutive month period, Landlord shall have the right to require either or both of the following: (i) that all subsequent amounts required to be paid by Tenant to Landlord pursuant to this Lease, be paid in advance on a quarterly basis, and/or (ii) that any or all subsequent amounts paid by Tenant to Landlord hereunder, whether to cure the default in question or otherwise, be paid in the form of cash, money order, cashier’s or certified check drawn on an institution acceptable to Landlord, or by other means approved by Landlord, notwithstanding any prior practice of accepting payments in any different form.

19.5 Efforts to Relet. No re-entry or repossession, repairs, maintenance, changes, alterations and additions, appointment of a receiver to protect Landlord’s interests hereunder, or any other action or omission by Landlord shall be construed as an election by Landlord to terminate this Lease or Tenant’s right to possession, or to accept a surrender of the Premises, nor shall same operate to release Tenant in whole or in part from any of Tenant’s obligations hereunder, unless express written notice of such intention is sent by Landlord to Tenant.

19.6 Default by Landlord. Notwithstanding anything to the contrary set forth in this Lease, Landlord shall not be in default in the performance of any obligation required to be performed by Landlord pursuant to this Lease unless Landlord fails to perform such obligation within thirty (30) days after the receipt by Landlord of written notice from Tenant specifying in detail Landlord's alleged failure to perform; provided, however, if the nature of Landlord's obligation is such that more than thirty (30) days are required for its performance, then Landlord shall not be in default under this Lease if it commences such performance within such thirty (30) day period and thereafter diligently pursues the same to completion. In no event, other than in the event of a constructive eviction, shall Tenant have a right to terminate or rescind this Lease as a result of Landlord’s failure to perform any covenant or agreement contained in this Lease. In the absence of a constructive eviction by Landlord, Tenant hereby waives such remedies of termination and rescission and hereby agrees that Tenant's remedies for Landlord's default hereunder shall be limited to a suit for damages and/or injunction.

19.6.1 Self-Help Remedy. If (i) Landlord fails to perform any of its maintenance or repair obligations under Section 7.2 of this Lease with respect to the Premises or Building within the time period set forth in Section 19.6 above, including, the cure period set forth in such Section 19.6 above (except in case of emergency posing an immediate threat to persons or property, in which case no prior notice shall be required), Tenant gives Landlord a second notice of such failure following the expiration of the cure period set forth in Section 19.6 above and Landlord does not cure such failure within five (5) business days following Landlord’s receipt of such second notice, then Tenant shall be entitled, in addition to its other remedies, to cure Landlord’s failure and, in such event, Landlord will, within thirty (30) days following Landlord’s receipt of a written invoice from Tenant and reasonable backup documentation evidencing the expenses incurred by Tenant, reimburse Tenant for Tenant’s reasonable expenses incurred in curing

Landlord’s failure. If Landlord fails to reimburse Tenant for such reasonable expenses within thirty (30) days from receipt of Tenant’s written demand therefor and invoice and backup documentation referred to above, Tenant may deduct the amount of such reasonable expenses from the next accruing amounts of Base Rent due under this Lease until Tenant is fully reimbursed such reasonable expenses; provided, however, such deduction in any particular month shall not exceed twenty percent (20%) of the amount of Base Rent payable by Tenant under this Lease during such applicable month.

Article 20

COVENANT OF QUIET ENJOYMENT

Landlord covenants that Tenant, on paying the Rent, charges for services and other payments herein reserved and on keeping, observing and performing all the other terms, covenants, conditions, provisions and agreements herein contained on the part of Tenant to be kept, observed and performed, in each case within applicable notice and cure periods, shall, during the Lease Term, peaceably and quietly have, hold and enjoy the Premises subject to the terms, covenants, conditions, provisions and agreements hereof without interference by any persons lawfully claiming by or through Landlord. The foregoing covenant is in lieu of any other covenant express or implied.

Article 21

SECURITY DEPOSIT

21.1 Security Deposit. Concurrently with the execution of this Lease, Tenant shall pay to Landlord the sum contained in Section 8 of the Summary of Basic Lease Information as the Security Deposit (the "Security Deposit"), which shall be held by Landlord as security for the timely and faithful performance by Tenant of all of the provisions of this Lease to be performed or observed by Tenant. Upon the occurrence of a Default (as defined in Section 19.1 above), Landlord may use, apply or retain all or any portion of the Security Deposit for the payment of any Rent in default, or for the payment of any other sum incurred by Landlord by reason of such Default, or to compensate Landlord for any loss or damage which Landlord may suffer by reason of such Default; and Tenant hereby agrees that the Security Deposit may be applied against, among other things, delinquent rents accruing prior to the termination of this Lease and future rent damages under California Civil Code Section 1951.2. If Landlord so uses or applies all or any portion of the Security Deposit, Tenant shall, within ten (10) days after written demand by Lessor, deposit cash with Landlord in an amount sufficient to restore the Security Deposit to its full original amount, as the same may be reduced pursuant to the terms of Section 21.3 below. and Tenant’s failure to do so shall constitute a Default under this Lease. Landlord shall not be required to keep the Security Deposit separate from its general accounts. No interest shall accrue on or be payable to Tenant with respect to the Security Deposit. The Security Deposit, or so much thereof as has not been applied by Landlord as provided in this Lease, shall be returned to Tenant (or, at Landlord’s option, to the last assignee, if any, of Tenant’s interest under this Lease) within thirty (30) days following the expiration of the Term, and after Tenant has vacated the Premises and surrendered the Premises. No trust relationship is created herein between Landlord and Tenant with respect to the Security Deposit. Tenant waives the provisions of California Civil Code Section 1950.7 (and the restrictions on Lessor’s use of a security deposit as set forth in such Section 1950.7) and any other present or future law, statute or ordinance regarding security deposits held under commercial leases, and agrees that the provisions of this Section 21.1 (and Section 21.1 below, as applicable) shall solely govern the rights and obligations of Landlord and Tenant regarding the cash Security Deposit.

21.2 Letter of Credit. Notwithstanding provisions of Section 21.1 above, in lieu of paying the Security Deposit in cash, or if Tenant desires to convert such cash Security Deposit to a letter of credit to be provided to Landlord, Tenant may deliver to Landlord an irrevocable, unconditional, transferable, standby letter of credit running in favor of Landlord issued by a bank satisfactory to Landlord in its reasonable discretion in the amount of the Security Deposit. Landlord hereby approves Wells Fargo Bank and HSBC, respectively, as an issuer of such letter of credit. The letter of credit shall be irrevocable for one (1) year and shall provide that it is automatically renewable for one (1) year periods ending not earlier than one hundred (100) days after the expiration of the Term of this Lease, as the same may be extended, without any action whatsoever on the part of Landlord; provided that the issuing bank shall have the right not to renew said letter of credit on written notice to Landlord received by Landlord not less than one hundred (100) days prior to the expiration of the then current term thereof (it being understood, however, that the privilege of the issuing bank not to renew said letter of credit shall not, in any event, diminish the obligation of Tenant to maintain such irrevocable letter of credit with Landlord through the date which is sixty (60) days after the date of Landlord’s receipt of such notice). In the event the issuing bank elects not to renew the letter of credit, Tenant shall provide Landlord with a substitute letter of credit which meets all of the criteria contained herein. No fees applicable to the letter of credit shall be charged to Landlord.

The form and terms of the letter of credit shall be acceptable to Landlord in all respects in Landlord’s reasonable discretion and shall provide, among other things, in effect that:

1. Landlord, or its agent, member, manager, partner or other authorized party shall have the right to draw down an amount up to the face amount of the letter of credit upon the presentation to the issuing bank of a sight draft only in the form attached hereto as Exhibit I and incorporated herein by reference, which sight draft shall include a statement that such amount is due to Landlord or its then lender under the terms and conditions of this Lease.

2. The letter of credit shall permit partial draws and provide that draws thereunder will be honored upon presentation by Landlord without conditions at a location in Santa Clara County or by facsimile.

3. The letter of credit will be honored by the issuing bank without inquiry as to the accuracy thereof and regardless of whether Tenant disputes the content of such statement.

4. In the event of a transfer of Landlord’s interest in the Lease, Landlord shall have the right to transfer the letter of credit to the transferee and thereupon Landlord shall, without any further agreement between the parties, be released by Tenant from all liability therefor, and it is agreed that the provisions hereof shall apply to every transfer or assignment of said letter of credit to a new Landlord.

If, as a result of any draw on the letter of credit the Security Deposit evidenced by the letter of credit shall be reduced, Tenant shall, within ten (10) days thereafter, provide Landlord with additional letter(s) of credit in the form required hereunder and issued by a bank acceptable to Landlord in its reasonable discretion (with Wells Fargo Bank and HSBC, respectively, being an issuer approved by Landlord) in an amount equal to the deficiency so that the letter(s) of credit shall be in the aggregate amount of the original Security Deposit, as the same is reduced pursuant to the terms of Section 21.3 below, if applicable. Tenant’s failure to timely deliver such new letter(s) of credit shall be a Default by Tenant (or default) under this Lease and shall entitle Landlord to draw upon the balance of the letter of credit in full and retain the cash proceeds thereof in accordance with Section 21.1. Landlord shall not be required to keep any such amount separate from its general funds and Tenant shall not be entitled to interest on such funds.

If Tenant breaches or fails to perform any obligation or covenant under or of this Lease beyond applicable notice and cure periods, including, but not limited to, the payment of monthly Base Rent, Tenant’s Share of Direct Expenses or other Additional Rent, Landlord may (but shall not be required to) draw upon all or any part of the letter of credit required to cure such default and/or to compensate Landlord as provided below and use, apply, or retain all or any part of the cash proceeds thereof for the payment of any sums in default, or to compensate Landlord for any other loss or damage which Landlord may suffer by reason of Tenant’s default. The letter of credit, and/or any cash proceeds thereof, then held by Landlord shall be returned to Tenant (or any assignee of Tenant), not later than thirty (30) days after this Lease has expired or earlier terminated and Tenant (and all persons and entities claiming an interest in the Premises by, under or through Tenant) have vacated the Premises, provided that subsequent to the expiration or earlier termination of this Lease, Landlord may draw upon the letter of credit and retain therefrom sums in default or breach by Tenant under this Lease, and/or amounts to compensate Landlord for any other loss or damage which Landlord may suffer by reason of Tenant’s default or breach, including, without limitation, (a) any and all amounts permitted by California Civil Code Section 1950.7, and (b) such sums as Landlord reasonably estimates will thereafter become due by reason of Tenant’s default or breach, if any, under this Lease. Tenant hereby waives the provisions of California Civil Code Section 1950.7, and all other provisions of law now or hereafter in force, that provide that Landlord may claim from a security deposit only those sums reasonably necessary to remedy defaults in the payment of rent, to repair damage caused by Tenant, or to clean the Premises.

Any amount drawn under the letter of credit and not utilized by Landlord for the purposes permitted by Section 21.1 or Section 21.2 above shall be held as collateral for Tenant’s obligations under the Lease in accordance with Section 21.1 above pertaining to a cash Security Deposit.

Without limiting the generality of the foregoing, if the letter of credit expires earlier than one hundred (100) days after the expiration of the Term, or the issuing bank notifies Landlord that it shall not renew the letter of credit, Landlord will accept a renewal thereof or substitute letter of credit (such renewal or substitute letter of credit to be in effect and delivered to Landlord not later than thirty (30) days prior to the expiration of the letter of credit then held by Landlord), irrevocable and automatically renewable as above provided to one hundred (100) days after expiration of the Term of this Lease, as the same may be extended, upon the same terms as the expiring letter of credit or such other terms as may be acceptable to Landlord. Such replacement or substitute letter of credit shall be in a form and issued by a bank meeting the requirements above. However, (a) if the letter of credit is not timely renewed or a substitute letter of credit is not timely received, or (b) if Tenant fails to maintain the letter of credit in the amount and terms set forth in this Section 21.2, Tenant, at least thirty (30) days prior to the expiration of the letter of credit, or immediately upon its failure to comply with each and every term of this Section 21.2 must deposit with Landlord a substitute letter of credit in a form and from a bank or other financial institution acceptable to Landlord in its reasonable discretion (with Wells Fargo Bank and HSBC, respectively, being an approved issuer of the substitute letter of credit) in the amount of the Security Deposit required by this Lease. The letter of credit shall be held subject to and in accordance with, all of the terms and conditions set forth in this Section 21.2. In the event Tenant does not timely deposit with Landlord the substitute letter of credit, Landlord, or its agent, member, manager, partner or other authorized party may present the current letter of credit to the issuing bank, in accordance with the terms of this Section 21.2 and the entire sum secured thereby shall be paid to Landlord.

If the bank that issued the letter of credit then held by Landlord enters into any form of regulatory or governmental receivership or other similar regulatory or governmental proceeding, including any receivership instituted or commenced by the Federal Deposit Insurance Corporation (“FDIC”), or is otherwise declared insolvent or downgraded the FDIC, then Tenant shall deliver to Landlord a substitute letter of credit in form that complies with this Section 21.2 and amount of the initial letter of credit and from a banking institution acceptable to Landlord in its reasonable discretion within fifteen (15) business days following the date the bank that issued the letter of credit then held by Landlord enters into any form of regulatory or governmental receivership or other similar regulatory or governmental proceeding, including any receivership instituted or commenced by the FDIC, or is otherwise declared insolvent or downgraded by the FDIC. In the event Tenant does not timely deposit with Landlord the substitute letter of credit referred to in the immediately preceding sentence, Landlord, or its agent, member, manager, partner or other authorized party may present the current letter of credit to the issuing bank, in accordance with the terms of this Section 21.2 and the entire sum secured thereby shall be paid to Landlord.

Tenant agrees that Landlord shall have the right to pledge any letter of credit received by it hereunder or otherwise grant a security interest therein to Landlord’s lender, and shall have the right to deliver the letter of credit or all or any portion of the proceeds of such letter of credit to Landlord’s lender in connection therewith, provided such letter of credit (or proceeds thereof) shall only be used in accordance with, and shall continue to be governed by, the terms and provisions of this Section 21.2. At Landlord’s election, the letter of credit may name Landlord’s lender as a beneficiary, or as a co-beneficiary with Landlord and/or may require that Landlord’s lender sign the certification required to be presented for any draw against the letter of credit and shall contain such other provisions reasonably requested by Landlord or Landlord’s lender. In addition, upon termination or transfer of Landlord’s interest in this Lease, within ten (10) business days after request by Landlord or Landlord’s successor, upon assumption by such transferee in writing of all Landlord's obligations hereunder first accruing from and after the effective date of such transfer, Tenant shall, as Landlord or Landlord’s successor shall request, either cause the letter of credit to be amended to name Landlord’s successor as the party entitled to draw down on the letter of credit subject to the terms and conditions of this Section 21.2 and deliver such amendment to the requesting party, or shall obtain and deliver to the requesting party a new letter of credit meeting the requirements of this Section 21.2, naming Landlord’s successor as the party entitled to draw down on the letter of credit subject to the terms and conditions of this Section 21.2. At Landlord’s election, within ten (10) business days after request by Landlord, Tenant shall either cause the letter of credit to be amended to name Landlord’s lender as the beneficiary, or as a co-beneficiary with Landlord, and/or as a cosigner of any certification presented for a draws down of the letter of credit, and to incorporate other changes to the letter of credit reasonably requested by Landlord’s lender which do not alter or increase in any material respect Tenant’s obligations under this Section 21.2 or in connection with the letter of credit, or shall obtain a new letter of credit to effectuate such changes and otherwise meeting the requirements of this Section 21.2 above. Any reasonable fee due in connection with the transfer of Landlord’s rights as beneficiary under the letter of credit to a successor Landlord or to Landlord’s lender, or in connection with an amendment to, or substitution of, a letter of credit, shall be paid by Tenant to the financial institution owed such fee upon demand. If Tenant fails to execute any documents necessary to transfer the letter of credit to Landlord’s successor-in-interest or Landlord’s lender within ten (10) business days after Landlord’s written request therefor, Landlord may draw upon the letter of credit and transfer the cash proceeds thereof to Landlord’s successor-in-interest or lender to be held as collateral for Tenant’s performance hereunder and applied, if applicable, in accordance with and subject to the terms and conditions of this Section 21.2. Tenant agrees that Landlord shall be released from liability for the return of the letter of credit or the unapplied cash proceeds thereof or any accounting of such proceeds upon a transfer of the letter of credit or unapplied cash proceeds thereof to Landlord’s successor-in-interest or lender in accordance with the foregoing procedure provided the transferee assumes in writing all Landlord's obligations hereunder first accruing from and after the effective date of such transfer.

21.3 Reduction in Cash Security Deposit or Letter of Credit. Notwithstanding the foregoing, so long as no Default by Tenant exists under the Lease, the Security Deposit or Letter of Credit, as the case may be, shall be reduced by Two Hundred Fifty Thousand Seven Hundred Fifty-Nine Thousand and 37/100 Dollars ($250,759.37) to One Hundred Eighty-Three Thousand Two Hundred Seventy-Three and 13/100 Dollars ($183,273.13) if at any time during the Lease Term Tenant has four (4) consecutive quarters of non-GAAP profitability; provided, however, in no event shall the effective date of such reduction in the amount of the Security Deposit or Letter of Credit occur prior to the expiration of the third (3rd) year of the initial Lease Term. Prior to reducing the Security Deposit or Letter of Credit, as the case may be, as provided immediately above, Tenant shall produce evidence reasonably satisfactory to Landlord that the events triggering reduction of the Security Deposit or Letter of Credit have occurred. For purposes of this

Section 21.3, non-GAAP profit or loss excludes the impact of stock-based compensation, acquisition-related costs and restructuring expense adjusted for the associated tax impact (which includes the effect of any benefits or shortfalls recognized), and the impact of changes in valuation allowance on deferred tax assets, as described in Tenant’s publicly-disseminated quarterly earnings release.

Article 22

GUARANTY OF LEASE

Intentionally Omitted.

Article 23

SIGNS

23.1 General. Except as otherwise expressly provided in Section 23.2 and Section 23.3 below or in the immediately following sentence, Tenant shall not place or permit to be placed any sign, logo, picture, advertisement or decoration in or on the Common Areas or the exterior or roof of the Building or that would be visible from the exterior of the Building or Premises, without the prior written consent of Landlord, which consent may be given or withheld in Landlord’s reasonable discretion. Tenant may place “for lease” signs in connection with efforts to assign or sublease the Premises, subject to the prior written consent of Landlord, which consent shall not be unreasonably withheld or delayed; provided that all such signs, logos, pictures, advertisements or decorations shall be removed not later than the one hundred eightieth (180th) day prior to the expiration or earlier termination of this Lease. In no event shall any such sign, logo, picture, advertisement or decoration revolve, rotate, move or create the illusion of revolving, rotating or moving or be internally illuminated and there shall be no exterior spotlighting or other illumination on any such sign, logo, picture, advertisement or decoration. Tenant, upon written notice by Landlord, shall immediately remove any of Tenant’s signs, logos, pictures, advertisements or decorations that are visible from the exterior of the Building or Premises or that Tenant has placed or permitted to be placed in or on the Common Areas or the exterior or roof of the Building without the prior written consent of Landlord, or which are "for lease" signs and remain beyond the one hundred eightieth (180th) day prior to the expiration or earlier termination of this Lease. If Tenant fails to so timely remove such sign, logo, picture, advertisement or decoration within five (5) days after Landlord’s written notice, Landlord may enter the Premises and Building (or Common Areas) and remove such sign, logo, picture, advertisement or decoration and Tenant shall pay Landlord, as Additional Rent upon demand, the cost of such removal. All signs, logos, pictures, advertisements and/or decorations placed on the Premises, Building or Common Areas by Tenant shall comply with any Master Signage Program that Landlord then has in effect, all recorded documents affecting the Premises, and applicable statutes, ordinances, rules and regulations of the City of Santa Clara (“City”) and all other governmental agencies having jurisdiction thereof. At Landlord’s option, Tenant shall at the expiration or earlier termination of this Lease remove any sign, logo, picture, advertisement or decoration which Tenant has placed, or caused to be placed, on the Premises, Building and/or Common Areas, and shall, at its sole cost, repair any damage caused by the installation or removal of such sign, logo, picture, advertisement or decoration.

23.2 Exterior Signage.

23.2.1 In accordance with terms of the Tenant Work Letter or as Alterations in accordance with Article 8, Tenant, at Tenant’s sole cost and expense, shall have the exclusive right to install building top signage on the exterior of the Building facing each of Tasman Drive and Old Ironsides, identifying the name and/or logo of Tenant (the “Exterior Building Signage”). Landlord shall have no sign rights with respect to the Building. The location, graphics, materials, color, design, lettering, size, quality and specifications of the Exterior Building Signage shall be subject to the prior written approval of Landlord, which approval shall not be unreasonably withheld, conditioned or delayed; if Landlord has a Master Signage Program in effect at the time of Tenant’s request, then the proposed Exterior Building Signage shall be consistent with Landlord’s Master Signage Program. The Exterior Building Signage shall also comply with and be subject to all Applicable Laws, including, but not limited to, all requirements of the City (and/or other applicable governmental authorities having jurisdiction); provided, however, that in no event shall the approval by the City (or other applicable governmental authorities) of the Exterior Building Signage be deemed a condition precedent to the effectiveness of this Lease, and if such approval is not obtained, Landlord’s and Tenant’s other obligations under this Lease shall not be affected thereby. Landlord shall, at no cost to Landlord, reasonably cooperate with Tenant in obtaining applicable permits from the City in connection with the installation of the Exterior Building Signage. Tenant shall, at its sole cost and expense, maintain the Exterior Building Signage in good condition and repair. Landlord hereby approves the Exterior Building Signage as shown on Exhibit G hereto.

23.2.2 Upon the expiration or earlier termination of the Lease, as amended hereby, Tenant shall remove the Exterior Building Signage, at Tenant’s sole cost and expense and repair and restore to good condition the areas of the Building on which the Exterior Building Signage was located or that was otherwise affected by such signage or the removal thereof, reasonable wear and tear excepted, or at Landlord’s election with prior written notice thereof to Tenant, Landlord may perform any such removal and/or repair and restoration and Tenant shall pay Landlord the actual and reasonable cost thereof within thirty (30) days after Landlord’s demand from time to time.

23.3 Monument Signage. Tenant, at Tenant’s sole cost and expense, shall have the right to place its name and/or logo on the existing monument sign situated near the corner of Old Ironsides Drive and Bunker Hill Lane (the “Monument Sign”). Tenant’s name and/or logo placed on the Monument Sign shall be in the fourth (4th) spot from the top of the Monument Sign, or higher if its available. The design, size and color of the signage with Tenant’s name to be included on the Monument Sign and the manner in which it is attached to the Monument Sign, shall be subject to the reasonable approval of Landlord and all applicable governmental authorities (including the City), and Landlord shall have the right to require that all names on the Monument Sign be of the same size and style and made out of the same materials (i.e., brushed aluminum). Although the Monument Sign will be maintained by Landlord, in a manner reasonably satisfactory to Landlord, Tenant shall pay the cost of any maintenance, repair and replacement associated with Tenant’s use of the Monument Sign. Upon the expiration or earlier termination of the Lease, Landlord, at Tenant’s sole cost and expense, payable as Additional Rent within thirty (30) days after demand thereof, shall have the right to remove Tenant’s signage from the Monument Sign and restore the Monument Sign to the condition it was in prior to the installation of Tenant’s signage thereon, ordinary wear and tear excepted.

Article 24

COMPLIANCE WITH LAW

Tenant shall not do anything or allow its agents, employees or contractors to do anything in or about the Premises or the Project which will in any way conflict with any law, statute, ordinance, order, judgment, decree or other governmental rule, regulation or requirement or permit conditions or requirements of any court or any governmental or quasi-governmental authority, department, commission, agency or board now in force or which may hereafter be enacted or promulgated, including, without limitation, the Americans With Disabilities Act (42 U.S. C. §1201 et seq.) and Title 24 of the California Code of Regulations and all regulations and guidelines promulgated thereunder (collectively, “Applicable Laws”). At its sole cost and expense, Tenant shall promptly comply with any Applicable Laws that relate to (i) Tenant’s use of the Premises, (ii) Tenant’s initial fit-out whether completed by Landlord or not, (iii)

any Alterations made by or for Tenant to the Premises, and any improvements in the Premises, and (iv) the Base Building, but as to the Base Building, only to the extent such obligations are triggered by Alterations made by or on behalf of Tenant to the Premises to the extent such Alterations are not normal and customary business office improvements, or Tenant’s use of the Premises for non-general office use. Should any standard or regulation now or hereafter be imposed on Landlord or Tenant by a state, federal or local governmental body charged with the establishment, regulation and enforcement of occupational, health or safety standards for employers, employees, landlords or tenants, then Tenant agrees, at its sole cost and expense, to comply promptly with such standards or regulations with respect to the Premises (exclusive of the Base Building other than as expressly provided above in this Article 24 and exclusive of the Tenant Improvements to be constructed, or caused to be constructed, by Landlord pursuant to the terms of the Tenant Work Letter attached hereto as Exhibit B). Notwithstanding anything to the contrary herein, (i) with respect to the construction of the Tenant Improvements by Landlord pursuant to the Tenant Work Letter attached hereto as Exhibit B, Landlord shall be responsible for constructing, or causing to be constructed, such Tenant Improvements in compliance with all Applicable Laws and (ii) Tenant shall not be required to comply with or cause the Premises to comply with any Applicable Laws or insurance requirements requiring the construction of any Alterations unless and to the extent such compliance is necessitated or triggered due to Tenant’s particular use or occupancy of the Premises, Alterations or applications for governmental permits or approvals made by or on behalf of Tenant. The judgment of any court of competent jurisdiction or the admission of Tenant in any judicial action, regardless of whether Landlord is a party thereto, that Tenant has violated any of said governmental measures, shall be conclusive of that fact as between Landlord and Tenant. Landlord shall comply with all Applicable Laws relating to the Common Areas and the Base Building, provided that compliance with such Applicable Laws is not the responsibility of Tenant under this Lease. Landlord shall be permitted to include in Operating Expenses any costs or expenses incurred by Landlord under this Article 24 to the extent not prohibited by the terms of Section 4.2.7 above, and subject to the terms of Section 4.2.7 above, provided such expenses that constitute capital expenditures shall be amortized over the useful life of the relevant improvement as reasonably determined by Landlord.

For purposes of Section 1938 of the California Civil Code, Landlord hereby discloses to Tenant, and Tenant hereby acknowledges, that, to Landlord’s actual knowledge, the Premises have not undergone inspection by a Certified Access Specialist (CASp). As required by Section 1938(e) of the California Civil Code, Landlord hereby states as follows: “A Certified Access Specialist (CASp) can inspect the subject premises and determine whether the subject premises comply with all of the applicable construction-related accessibility standards under state law. Although state law does not require a CASp inspection of the subject premises, the commercial property owner or lessor may not prohibit the lessee or tenant from obtaining a CASp inspection of the subject premises for the occupancy or potential occupancy of the lessee or tenant, if requested by the lessee or tenant. The parties shall mutually agree on the arrangements for the time and manner of the CASp inspection, the payment of the fee for the CASp inspection, and the cost of making any repairs necessary to correct violations of construction-related accessibility standards within the premises.” In furtherance of the foregoing, Landlord and Tenant hereby agree as follows: (a) any CASp inspection requested by Tenant shall be conducted, at Tenant’s sole cost and expense, by a CASp designated by Landlord and (b) subject to the terms of Article 24 hereof, Tenant, at its cost, is responsible for making any repairs within the Premises to correct violations of construction-related accessibility standards (except that if there are any violations of construction-related accessibility standards with respect to Landlord’s construction of the Tenant Improvements, then Landlord shall be responsible, at no cost to Tenant and without pass-through of costs to Tenant, for curing such violations of construction-related accessibility standards with respect to the Tenant Improvements); and, if Tenant is responsible under Article 24 above for making any repairs to the Building (outside the Premises) to correct violations of construction-related accessibility standards, then Tenant shall, at Landlord’s option, either perform such repairs at Tenant’s sole cost and expense or reimburse Landlord upon demand, as Additional Rent, for the cost to Landlord of performing such repairs.

Article 25

LATE CHARGES

If any installment of Rent If any installment of Rent or any other sum due from Tenant shall not be received by Landlord within five (5) days of when due, then Tenant shall pay to Landlord a late charge equal to five percent (5%) of the overdue amount plus any reasonable attorneys' fees incurred by Landlord by reason of Tenant's failure to pay Rent and/or other charges when due hereunder. Notwithstanding the foregoing or the following, Landlord will not assess a late charge or late interest upon Tenant until Landlord has given written notice of such late payment for the first late payment in any twelve (12) month period and after Tenant has not cured such late payment within three (3) days from receipt of such notice. No other notices will be required during the following twelve (12) months for a late charge to be incurred. The parties hereby agree that such late charge represents a fair and reasonable estimate of the costs Landlord will incur by reason of late payment by Tenant. The late charge shall be deemed Additional Rent and the right to require it shall be in addition to all of Landlord's other rights and remedies hereunder or at law and shall not be construed as liquidated damages or as limiting Landlord's remedies in any manner. In addition to the late charge described above, any Rent or other amounts owing hereunder which are not paid within ten (10) days after the date they are due shall bear interest from the date when due until paid at a rate per annum equal to the lesser of (i) "Prime Rate" (as defined below) plus four (4) percentage points, and (ii) the highest rate permitted by applicable law. As used herein, "Prime Rate" means the prime rate (or base rate) reported in the Money Rates column or section of The Wall Street Journal as being the base rate on corporate loans at large U.S. money center commercial banks (whether or not such rate has actually been charged by any such bank) on the first day on which The Wall Street Journal is published in the month in which the subject sums are payable or incurred, or if such rate is no longer published, then such comparable index as reasonably determined by Landlord.

Article 26

LANDLORD’S RIGHT TO CURE DEFAULT; PAYMENTS BY TENANT

26.1 Landlord’s Cure. All covenants and agreements to be kept or performed by Tenant under this Lease shall be performed by Tenant at Tenant’s sole cost and expense and without any reduction of Rent, except to the extent, if any, otherwise expressly provided herein. If Tenant shall fail to perform any obligation under this Lease, and such failure shall continue in excess of the time allowed under Section 19.1.2, above, unless a specific time period is otherwise stated in Section 19.1 of this Lease, Landlord may, but shall not be obligated to, make any such payment or perform any such act on Tenant’s part without waiving its rights based upon any default of Tenant and without releasing Tenant from any obligations hereunder.

26.2 Tenant’s Reimbursement. Except as may be specifically provided to the contrary in this Lease, Tenant shall pay to Landlord, upon delivery by Landlord to Tenant of statements therefor: (i) sums equal to documented expenditures reasonably made and obligations incurred by Landlord in connection with the remedying by Landlord of Tenant’s defaults pursuant to the provisions of Section 26.1; (ii) sums equal to all losses, costs, liabilities, damages and expenses referred to in Article 10 of this Lease; and (iii) subject to Section 29.21, sums equal to all expenditures made and obligations incurred by Landlord in collecting or attempting to collect the Rent or in enforcing or attempting to enforce any rights of Landlord under this Lease or pursuant to law, including, without limitation, all reasonable legal fees and other amounts so expended. Tenant’s obligations under this Section 26.2 shall survive the expiration or sooner termination of the Lease Term.

Article 27

ENTRY BY LANDLORD

Landlord (for itself and for its authorized agents, employees, contractors and designees) reserves the right at all reasonable times and upon reasonable notice (of at least one (1) business day) to Tenant (except in the case of an emergency in which no such prior notice need be given to Tenant) to enter the Premises to (i) inspect them; (ii) show the Premises to prospective purchasers, or to current or prospective mortgagees, ground or underlying lessors or insurers or, during the last six (6) months of the Lease Term, to prospective tenants; (iii) post notices of nonresponsibility; or (iv) repair the Premises or the Building or the Building’s systems and equipment or to obtain access to the roof, or to perform routine services required of Landlord, or for structural repairs to the Building or the Building’s systems and equipment. Notwithstanding anything to the contrary contained in this Article 27, Landlord may enter the Premises at any time to (A) take possession due to any breach of this Lease in the manner provided herein; (B) perform any covenants of Tenant which Tenant fails to perform after required notice and cure periods have expired; and/or (C) to provide recurring services (scheduled daily or at other preset times). Landlord may make any such entries without the abatement of Rent, except as otherwise provided in this Lease, and may take such reasonable steps as required to accomplish the stated purposes. Tenant hereby waives any claims for damages or for any injuries or inconvenience to or interference with Tenant’s business, lost profits, any loss of occupancy or quiet enjoyment of the Premises, and any other loss occasioned by entry as permitted herein, provided, however that Landlord shall not unreasonably interfere with the Tenant’s business operations in the Premises and shall comply with Tenant's reasonable security measures. For each of the above purposes, Landlord shall at all times have a key with which to unlock all the doors in the Premises, excluding Tenant’s vaults, safes and special security areas designated in advance by Tenant. In an emergency, Landlord shall have the right to use any means that Landlord may deem proper to open the doors in and to the Premises. Any entry into the Premises by Landlord in the manner hereinbefore described shall not be deemed to be a forcible or unlawful entry into, or a detainer of, the Premises, or an actual or constructive eviction of Tenant from any portion of the Premises. No provision of this Lease shall be construed as obligating Landlord to perform any repairs, alterations or decorations except as otherwise expressly agreed to be performed by Landlord herein.

Article 28

TENANT PARKING

Commencing on the Delivery Date and continuing to the end of the Lease Term, as the same may be extended, Tenant and/or its employees or visitors shall have the right, at no additional charge or fee to Tenant, to use up to the amount of unassigned parking spaces set forth in Section 9 of the Summary that are located within the Project, including the non-exclusive right to use all electrical vehicle chargers to the extent owned by Landlord (and not installed by another tenant for its exclusive use) located in the parking areas, including the existing electrical vehicle chargers in front of 3003 Tasman Drive and as provided in Section 29.38. In addition to the unassigned parking spaces allocated to Tenant as set forth in Section 9 of the Summary, Tenant and its visitors also shall have during the Lease Term, as the same may be extended, the exclusive right to park in five (5) reserved parking stalls located near the entry to the Premises as shown on Exhibit H. At Landlord's sole cost, prior to the Delivery Date, Landlord shall install signage indicating that such five (5) parking spaces are reserved for Tenant’s visitors exclusive use throughout the Lease Term, as the same may be extended; however, Landlord shall not be obligated to patrol, monitor or police such five (5) exclusive parking spaces to ensure the exclusive use of the same by Tenant and its visitors, but promptly upon Tenant's written request, shall reasonably cooperate with Tenant, at Tenant’s cost, to enforce Tenant's rights. The foregoing notwithstanding, Tenant, however, shall be responsible for the full amount of any taxes imposed by any governmental authority in connection with the use of such parking spaces allocated to Tenant. Tenant shall abide by all reasonable, non-discriminatory rules and regulations which are prescribed from time to time for the orderly operation and use of the parking areas within the Project, including any sticker or other identification system established by Landlord, and cooperate in seeing that Tenant’s employees and visitors also comply with such rules and regulations; provided, however, (i) Tenant shall have unimpeded access to the parking area through at least one entry point on a 24 hour/7 days per week basis, including during events held at the nearby stadium, subject to full or partial closures of such parking areas, or applicable part thereof, which may be required from time to time for or due to actual or threatened emergency, governmental or quasi-governmental orders, rules, regulations or restrictions, damage or destruction or condemnation, or other events or circumstances which make it reasonably necessary to temporarily restrict or limit access) and (ii) Landlord may not lease, license or otherwise knowingly allow parking in the spaces adjacent to the Building (other than to Project occupants or tenants (and their employees and invitees) for normal use of their applicable premises or space in the Project) or that would otherwise unreasonably impede Tenant's parking rights or allow tailgating in the Project parking lot. Landlord specifically reserves the right to change the size, configuration, design, layout and all other aspects of the Project parking areas (including, without limitation, the parking structure located within the Project) at any time and Tenant acknowledges and agrees that Landlord may without incurring any liability to Tenant and without any abatement of Rent under this Lease, from time to time, close-off or restrict access to the parking areas within the Project for purposes of permitting or facilitating any such construction, alteration or improvements provided it does not result in an Adverse Event. Landlord may delegate its responsibilities hereunder to a parking operator in which case such parking operator shall have all the rights of control attributed hereby to the Landlord.

Article 29

MISCELLANEOUS PROVISIONS

29.1 Terms; Captions. The words “Landlord” and “Tenant” as used herein shall include the plural as well as the singular. The necessary grammatical changes required to make the provisions hereof apply either to corporations, limited liability companies or partnerships or individuals, men or women, as the case may require, shall in all cases be assumed as though in each case fully expressed. The captions of Articles and Sections are for convenience only and shall not be deemed to limit, construe, affect or alter the meaning of such Articles and Sections.

29.2 Binding Effect. Subject to all other provisions of this Lease, each of the covenants, conditions and provisions of this Lease shall extend to and shall, as the case may require, bind or inure to the benefit not only of Landlord and of Tenant, but also of their respective heirs, successors or assigns, provided this clause shall not permit any assignment by Tenant contrary to the provisions of Article 14 of this Lease.

29.3 No Air Rights. No rights to any view or to light or air over any property belonging to third parties are granted to Tenant by this Lease.

29.4 Modification of Lease. Should any current or prospective mortgagee or ground lessor for the Building or Project require a modification of this Lease, which modification will not cause an increased cost or expense to Tenant or in any other way materially and adversely change the rights and obligations of Tenant hereunder or unreasonably interfere with Tenant's use of or access to the Premises or Tenant's parking rights, then and in such event, Tenant agrees that this Lease may be so modified and agrees to execute whatever documents are reasonably required therefor and to deliver the same to Landlord within ten (10) business days following a request therefor. At the request of Landlord or any mortgagee or ground lessor, Tenant agrees to execute a short form of Lease and deliver the same to Landlord within ten (10) business days following the request therefor.

29.5 Transfer of Landlord’s Interest. Tenant acknowledges that Landlord has the right to transfer all or any portion of its interest in the Project or Building and in this Lease, and Tenant agrees that in the event of any such transfer, provided the transferee assumes all Landlord's obligations under this Lease accruing from and after the effective date of the transfer, Landlord shall automatically be released from all liability under this Lease accruing thereafter and Tenant agrees to look solely to such transferee for the performance of Landlord’s obligations hereunder accruing after the date of transfer and such transferee shall be deemed to have fully assumed and be liable for all obligations of this Lease to be performed by Landlord first accruing following the effective date of such transfer, including the return of any Security Deposit, and Tenant shall attorn to such transferee.

29.6 Prohibition Against Recording. Except as provided in Section 29.4 of this Lease, neither this Lease, nor any memorandum, affidavit or other writing with respect thereto, shall be recorded by Tenant or by anyone acting through, under or on behalf of Tenant.

29.7 Landlord’s Title. Landlord’s title is and always shall be paramount to the title of Tenant. Nothing herein contained shall empower Tenant to do any act which can, shall or may encumber the title of Landlord.

29.8 Relationship of Parties. Nothing contained in this Lease shall be deemed or construed by the parties hereto or by any third party to create the relationship of principal and agent, partnership, joint venturer or any association between Landlord and Tenant.

29.9 Application of Payments. Landlord shall have the right to apply payments received from Tenant pursuant to this Lease, regardless of Tenant’s designation of such payments, to satisfy any obligations of Tenant then due hereunder, in such order and amounts as Landlord, in its sole discretion, may elect.

29.10 Time of Essence. Time is of the essence with respect to the performance of every provision of this Lease in which time of performance is a factor.

29.11 Partial Invalidity. If any term, provision or condition contained in this Lease shall, to any extent, be invalid or unenforceable, the remainder of this Lease, or the application of such term, provision or condition to persons or circumstances other than those with respect to which it is invalid or unenforceable, shall not be affected thereby, and each and every other term, provision and condition of this Lease shall be valid and enforceable to the fullest extent possible permitted by law.

29.12 No Warranty. In executing and delivering this Lease, Tenant has not relied on any representations, including, but not limited to, any representation as to the amount of any item comprising Additional Rent or the amount of the Additional Rent in the aggregate or that Landlord is furnishing the same services to other tenants, at all, on the same level or on the same basis, or any warranty or any statement of Landlord which is not set forth herein or in one or more of the exhibits attached hereto.

29.13 Landlord Exculpation. The liability of Landlord or the Landlord Parties to Tenant for any default by Landlord under this Lease or arising in connection herewith or with Landlord’s operation, management, leasing, repair, renovation, alteration or any other matter relating to the Project or the Premises shall be limited solely and exclusively to an amount which is equal to the lesser of the amount of (a) the interest of Landlord in that portion of the Project owned by Landlord or (b) the equity interest Landlord would have in that portion of the Project owned by Landlord if such portion of the Project were encumbered by third-party debt in an amount equal to eighty percent (80%) of the value of such portion of the Project owned by Landlord (as such value is determined in good faith by Landlord), in each case including any rental, condemnation, sales or insurance proceeds received by Landlord or the Landlord

Parties in connection with the Project, Building or Premises. Neither Landlord (in excess of the amount in the preceding sentence), nor any of the Landlord Parties shall have any personal liability therefor, and Tenant hereby expressly waives and releases such personal liability on behalf of itself and all persons claiming by, through or under Tenant. The limitations of liability contained in this Section 29.13 shall inure to the benefit of Landlord’s and the Landlord Parties’ present and future partners, beneficiaries, officers, directors, trustees, shareholders, members, managers, agents and employees, and their respective partners, heirs, successors and assigns. Under no circumstances shall any present or future partner or member of Landlord (if Landlord is a partnership or limited liability company), or any present or future shareholder of Landlord (if Landlord is a corporation) or trustee or beneficiary (if Landlord or any partner of Landlord is a trust), have any liability for the performance of Landlord’s obligations under this Lease. Notwithstanding any contrary provision herein, neither Landlord nor the Landlord Parties shall be liable under any circumstances for any indirect, special, punitive or consequential damages or any injury or damage to, or interference with, Tenant’s business, including but not limited to, loss of profits, loss of rents or other revenues, loss of business opportunity, loss of goodwill or loss of use, in each case, however occurring.

29.14 Entire Agreement. It is understood and acknowledged that there are no oral agreements between the parties hereto affecting this Lease and this Lease constitutes the parties’ entire agreement with respect to the leasing of the Premises and supersedes and cancels any and all previous negotiations, arrangements, brochures, letters of intent, term sheets, agreements and understandings, if any, between the parties hereto or displayed by Landlord to Tenant with respect to the subject matter thereof, and none thereof shall be used to interpret or construe this Lease. None of the terms, covenants, conditions or provisions of this Lease can be modified, deleted or added to except in writing signed by the parties hereto.

29.15 Right to Lease. Landlord reserves the absolute right to effect such other tenancies in the Project as Landlord in the exercise of its sole business judgment shall determine to best promote the interests of the Building or Project. Tenant does not rely on the fact, nor does Landlord represent, that any specific tenant or type or number of tenants shall, during the Lease Term, occupy any space in the Building or Project.

29.16 Force Majeure. Any prevention, delay or stoppage due to strikes, lockouts, widespread labor disputes, acts of God, acts of war, terrorist acts, inability to obtain services, labor or materials or reasonable substitutes therefor, unusual governmental actions, unusual delay in issuing any building permits for the construction of the Tenant Improvements by Landlord pursuant to the Tenant Work Letter, civil commotions, fire or other casualty, pandemic, epidemic and other similar causes beyond the reasonable control of the party obligated to perform or its agents or contractors, except with respect to the obligations imposed with regard to Rent and other charges to be paid by Tenant pursuant to this Lease (collectively, a “Force Majeure”), notwithstanding anything to the contrary contained in this Lease, shall excuse the performance of such party for a period equal to any such prevention, delay or stoppage and, therefore, if this Lease specifies a time period for performance of an obligation of either party, that time period shall be extended by the period of any delay in such party’s performance caused by a Force Majeure; provided the same shall not delay any dates (other than as provided in Section 2.1.1 above) after which Tenant may terminate this Lease or abate rent pursuant to any express terms of this Lease. Anything herein to the contrary notwithstanding, the occurrence of any Force Majeure event shall not excuse Tenant from paying any Rent or any other charges or sums required to be paid by Tenant under this Lease. The occurrence of any Force Majeure event shall not eliminate, modify or diminish any rent abatement provisions set forth in Sections 2.1.1, 6.4 or 19.6.1 or in Articles 11 or 13.

29.17 Intentionally deleted.

29.18 Notices. All notices, demands, statements, designations, approvals or other communications (collectively, “Notices”) given or required to be given by either party to the other hereunder or by law shall be in writing, shall be (A) sent by United States certified or registered mail, postage prepaid, return receipt requested (“Mail”), (B) delivered by a nationally recognized overnight courier, or (C) delivered personally; provided, however, notices to Tenant must also be sent by email to the following email address: legal-notices@ambarella.com, or such other email address as Tenant shall notify Landlord pursuant to the terms of this Section 29. Any Notice shall be sent, transmitted, or delivered, as the case may be, to Tenant at the appropriate address set forth in Section 10 of the Summary, or to such other place as Tenant may from time to time designate in a Notice to Landlord, or to Landlord at the addresses set forth below, or to such other places as Landlord may from time to time designate in a Notice to Tenant. Any Notice will be deemed given (i) three (3) business days after the date it is posted if sent by Mail, or (ii) the date the overnight courier delivery is made or (iii) the date personal delivery is made. As of the date of this Lease, any Notices to Landlord must be sent, transmitted, or delivered, as the case may be, to the following addresses:

The Quad Santa Clara, LLC

c/o South Bay Development Company

475 Alberto Way, Suite 150

Los Gatos, CA 95032

Attn:

and

Berliner Cohen LLP
10 Almaden Boulevard, Suite 1100

San Jose, CA 95113

Attn:

29.19 Joint and Several. If there is more than one Tenant, the obligations imposed upon Tenant under this Lease shall be joint and several.

29.20 Authority. If Tenant is a corporation, limited liability company, trust or partnership, Tenant hereby represents and warrants that Tenant is a duly formed and existing entity qualified to do business in California and that Tenant has full right and authority to execute and deliver this Lease and that each person signing on behalf of Tenant is authorized to do so. Landlord hereby represents and warrants that Landlord has the full right and authority to execute and deliver this Lease and that each person signing on behalf of Landlord is authorized to do so

29.21 Attorneys’ Fees. In the event that either Landlord or Tenant should bring suit for the possession of the Premises, for the recovery of any sum due under this Lease, or because of the breach of any provision of this Lease or for any other relief against the other, then all costs and expenses, including reasonable attorneys’ fees, incurred by the prevailing party therein shall be paid by the other party, which obligation on the part of the other party shall be deemed to have accrued on the date of the commencement of such action and shall be enforceable whether or not the action is prosecuted to judgment.

29.22 Governing Law; WAIVER OF TRIAL BY JURY. This Lease shall be construed and enforced in accordance with the laws of the State of California. IN ANY ACTION OR PROCEEDING ARISING HEREFROM, LANDLORD AND TENANT HEREBY CONSENT TO (I) THE JURISDICTION OF ANY COMPETENT COURT WITHIN THE STATE OF CALIFORNIA, (II) SERVICE OF PROCESS BY ANY MEANS AUTHORIZED BY CALIFORNIA LAW, AND (III) IN THE INTEREST OF SAVING TIME AND EXPENSE, TO THE EXTENT PERMITTED BY

APPLICABLE LAW, TRIAL WITHOUT A JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM BROUGHT BY EITHER OF THE PARTIES HERETO AGAINST THE OTHER OR THEIR SUCCESSORS IN RESPECT OF ANY MATTER ARISING OUT OF OR IN CONNECTION WITH THIS LEASE, THE RELATIONSHIP OF LANDLORD AND TENANT, TENANT’S USE OR OCCUPANCY OF THE PREMISES, AND/OR ANY CLAIM FOR INJURY OR DAMAGE, OR ANY EMERGENCY OR STATUTORY REMEDY. IN THE EVENT LANDLORD COMMENCES ANY SUMMARY PROCEEDINGS OR ACTION FOR NONPAYMENT OF BASE RENT OR ADDITIONAL RENT, TENANT SHALL NOT INTERPOSE ANY COUNTERCLAIM OF ANY NATURE OR DESCRIPTION (UNLESS SUCH COUNTERCLAIM SHALL BE MANDATORY) IN ANY SUCH PROCEEDING OR ACTION, BUT SHALL BE RELEGATED TO AN INDEPENDENT ACTION AT LAW.

29.23 Submission of Lease. Submission of this instrument for examination or signature by Tenant does not constitute a reservation of, option for or option to lease, and it is not effective as a lease or otherwise until execution and delivery by both Landlord and Tenant.

29.24 Brokers. Landlord and Tenant hereby warrant to each other that they have had no dealings with any real estate broker or agent in connection with the negotiation of this Lease, excepting only the real estate brokers or agents specified in Section 12 of the Summary (the “Brokers”), and that they know of no other real estate broker or agent who is entitled to a commission in connection with this Lease. Each party agrees to indemnify and defend the other party against and hold the other party harmless from any and all claims, demands, losses, liabilities, lawsuits, judgments, costs and expenses (including without limitation reasonable attorneys’ fees) with respect to any leasing commission or equivalent compensation alleged to be owing on account of any dealings with any real estate broker or agent, other than the Brokers, occurring by, through, or under the indemnifying party. Landlord shall be responsible to pay the Brokers a commission and applicable to this transaction pursuant to a separate agreement between Landlord and the Brokers.

29.25 Independent Covenants. This Lease shall be construed as though the covenants herein between Landlord and Tenant are independent and not dependent and Tenant hereby expressly waives the benefit of any statute to the contrary and agrees that if Landlord fails to perform its obligations set forth herein, Tenant shall not be entitled to make any repairs or perform any acts hereunder at Landlord’s expense or to any setoff of the Rent or other amounts owing hereunder against Landlord except as expressly provided Section 19.6.1 of this Lease.

29.26 Project or Building Name and Signage. Landlord shall have the right at any time to change the name of the Project and to install, affix and maintain any and all signs on the exterior of the Project (but not on the Building) as Landlord may, in Landlord’s reasonable discretion, desire. Tenant shall not use the words “The Quad @ Tasman” or the name of the Project or Building or use pictures or illustrations of the Project or Building in advertising or other publicity or for any purpose other than as the address of the business to be conducted by Tenant in the Premises, without the prior written consent of Landlord.

29.27 Counterparts. This Lease may be executed Amendment may be executed and delivered by PDF, email, or DocuSign signatures and in separate counterparts with the same effect as if both parties hereto had executed the same document. Both counterparts shall be construed together and shall constitute a single lease.

29.28 No Press Release. Neither party shall issue a press release or similar public disclosure of this Lease, except as may be required by Applicable Law or court order, with the prior consent of the other party (which consent shall not be unreasonably withheld, conditioned or delayed); provided, however, such press release or other similar public disclosure shall not disclose the amount of Base Rent payable under this Lease by Tenant.

29.29 Development of the Project.

29.29.1 Subdivision. Provided it does not result in an Adverse Event, Landlord reserves the right to further subdivide all or a portion of the Project. Tenant agrees to execute and deliver, upon demand by Landlord and in the form reasonably requested by Landlord, any additional documents needed to conform this Lease to the circumstances resulting from such subdivision.

29.29.2 The Other Improvements. If portions of the Project or property adjacent to the Project (collectively, the “Other Improvements”) are owned by an entity other than Landlord, provided it does not result in and Adverse Event, Landlord, at its option, may enter into an agreement with the owner or owners of any or all of the Other Improvements to provide (i) for reciprocal rights of access and/or use of the Project and the Other Improvements, (ii) for the common management, operation, maintenance, improvement and/or repair of all or any portion of the Project and the Other Improvements, provided that Tenant’s rights under this Lease are not materially impaired, (iii) for the allocation of a portion of the Direct Expenses to the Other Improvements and the operating expenses and taxes for the Other Improvements to the Project, and (iv) for the use or improvement of the Other Improvements and/or the Project in connection with the improvement, construction, and/or excavation of the Other Improvements and/or the Project. Nothing contained herein shall be deemed or construed to limit or otherwise affect Landlord’s right to convey all or any portion of the Project or any other of Landlord’s rights described in this Lease.

29.29.3 Construction of Project and Other Improvements. Tenant acknowledges that portions of the Project and/or the Other Improvements may be subject to demolition or construction following Tenant’s occupancy of the Premises, and that such construction may result in levels of noise, dust, obstruction of access, etc. which are in excess of that present in a fully constructed project. Tenant hereby waives any and all rent offsets or claims of constructive eviction which may arise in connection with such demolition or construction, provided, however, that it does not result in an Adverse Event and Tenant shall at all times have a reasonable means of access to the Premises.

29.30 Building Renovations. It is specifically understood and agreed that Landlord has no obligation and has made no promises to alter, remodel, improve, renovate, repair or decorate the Premises, Building, or any part thereof and that no representations respecting the condition of the Premises or the Building have been made by Landlord to Tenant except as specifically set forth in this Lease and/or in the Tenant Work Letter. However, Tenant hereby acknowledges that Landlord is currently renovating or may during the Lease Term renovate, improve, alter, or modify (collectively, the “Renovations”) portions of the Project and other buildings or premises within the Project. Tenant hereby agrees that such Renovations shall in no way constitute a constructive eviction of Tenant nor entitle Tenant to any abatement of Rent. Subject to the provisions of Section 6.4 above, Landlord shall have no responsibility and shall not be liable to Tenant for any injury to or interference with Tenant’s business arising from the Renovations, nor shall Tenant be entitled to any compensation or damages from Landlord for loss of the use of the whole or any part of the Premises or of Tenant’s personal property or improvements resulting from the Renovations, or for any inconvenience or annoyance occasioned by such Renovations. Notwithstanding the foregoing, in connection with any such Renovations, Landlord shall not unreasonably interfere with Tenant's use of or access to the Premises or parking rights and shall take reasonable steps to minimize noise during normal business hours to the extent reasonably practicable under the circumstances; however, Landlord shall not be obligated to install any sound proofing materials in the Premises or in any other part of the Project nor shall Landlord be obligated to perform such Renovations at night, on weekends or during non-standard business hours.

29.31 No Violation. Tenant hereby warrants and represents that neither its execution of nor performance under this Lease shall cause Tenant to be in violation of any agreement, instrument, contract, law, rule or regulation by which Tenant is bound, and Tenant shall protect, defend, indemnify and hold Landlord harmless against any claims, demands, losses, damages, liabilities, costs and expenses, including, without limitation, reasonable attorneys’ fees and costs, arising from Tenant’s breach of this warranty and representation.

29.32 Communications and Computer Lines. Tenant may install, maintain, replace, remove or use any communications or computer wires and cables serving the Premises (collectively, the “Lines”), provided that (i) Tenant shall obtain Landlord’s prior written consent, use an experienced and qualified contractor approved in writing by Landlord, and comply with all of the other provisions of Articles 7, 8 and 9 of this Lease, (ii) the Lines therefor (including riser cables) shall be appropriately insulated to prevent excessive electromagnetic fields or radiation, shall be surrounded by a protective conduit reasonably acceptable to Landlord, and shall be identified in accordance with the “Identification Requirements,” as that term is set forth hereinbelow, (iii) any new or existing Lines servicing the Premises shall comply with all applicable governmental laws and regulations, (iv) as a condition to permitting the installation of new Lines, Landlord may require that Tenant at the expiration or earlier termination of the Lease Term remove Lines installed by Tenant located in or serving the Premises and repair any damage in connection with such removal, and (v) Tenant shall pay all costs in connection therewith. All Lines installed by Tenant shall be clearly marked with adhesive plastic labels (or plastic tags attached to such Lines with wire) to show Tenant’s name, suite number, telephone number and the name of the person to contact in the case of an emergency (A) every four feet (4’) outside the Premises (specifically including, but not limited to, the electrical room risers and other Common Areas), and (B) at the Lines’ termination point(s) (collectively, the “Identification Requirements”). Upon the expiration of the Lease Term, or immediately following any earlier termination of this Lease, Tenant shall, at Tenant’s sole cost and expense, remove all Lines installed by Tenant, and repair any damage caused by such removal. In the event that Tenant fails to complete such removal and/or fails to repair any damage caused by the removal of any Lines, Landlord may do so and may charge the cost thereof to Tenant plus an administrative fee equal to five percent (5%) of the cost thereof. In addition, Landlord reserves the right at any time to require that Tenant remove any Lines located in or serving the Premises which are installed in violation of these provisions, or which are at any time in violation of any laws or represent a dangerous or potentially dangerous condition.

29.33 Access Control Cards. Landlord shall have the right to institute and or continue the use of access control systems and/or procedures at the Building and/or Project that may include the provision of personal access control cards to individual employees of Tenant. In such event, any such cards shall be personal to each particular employee, and Tenant shall cooperate with Landlord in order to ensure that such cards are used by employees of Tenant only and are not transferred to any other persons. Tenant shall additionally comply with any other reasonable requirements instituted or already used by Landlord in connection with such systems or procedures.

29.34 Transportation Management. Tenant shall comply with all future governmentally mandated programs intended to manage parking, transportation or traffic in and around the Project. In connection with such compliance, Tenant shall take responsible action for the transportation planning and management of all employees located at the Premises by working directly with Landlord, any governmental transportation management organization or any other transportation-related committees or entities. Landlord hereby represents to Tenant that there is not currently a transportation demand management plan for the Project.

29.35 Wireless Communications.

29.35.1 Landlord’s Wireless Communication Equipment. Tenant acknowledges that Landlord may elect, in its sole and absolute discretion, to install and maintain (either itself or through a third party service provider) certain office and communications services (specifically including, without limitation, wireless communication equipment,) in the Project, or any portion thereof other than in the Building (“Landlord’s Communication Equipment”).

29.35.2 Tenant’s Wireless Communication Equipment. Subject to Landlord’s prior written approval, which approval shall not be unreasonably withheld, conditioned or delayed, and subject to, in accordance with, and the terms and conditions set forth in Article 8, above, and this Section 29.35, Tenant may install and maintain, at Tenant’s sole cost and expense, wireless communication equipment within the Premises or, subject to the terms of Section 8.6 above and this Section 29.35, on the roof of the Building, including antennae and satellite dishes (the “Wireless Communication Equipment”). Such Wireless Communication Equipment shall be used for wireless communications within the Premises only and shall be for the servicing of the operations conducted by Tenant from within the Premises. Tenant shall not be entitled to license its Wireless Communication Equipment to any third party, nor shall Tenant be permitted to receive any revenues, fees or any other consideration for the use of such Communication Equipment by any third party. Such Wireless Communication Equipment shall, in all instances, comply with applicable governmental laws, codes, rules and regulations.

29.35.3 Use of Wireless Equipment. Tenant hereby acknowledges and agrees that its use of the Wireless Communication Equipment (i) shall not be permitted to interfere with any wireless communication equipment or other equipment of any other tenant or occupant of the Building or Project, (ii) shall not be permitted to interfere with any wireless communication equipment or other equipment of any other third-party with whom Landlord has any third-party agreement, and (iii) shall not be permitted to interfere with Landlord’s Communication Equipment. Landlord shall use commercially reasonable efforts to ensure that Landlord’s Communication Equipment does not interfere with Tenant’s Wireless Communication Equipment; provided, however, Tenant hereby acknowledges and agrees that Landlord has made no warranty or representation to Tenant with respect to the suitability of the Premises for any wireless communications, specifically including, without limitation, with respect to the quality and clarity of any receptions and transmissions to or from the Wireless Communication Equipment and the presence of any interference with such signals whether emanating from Landlord’s Communication Equipment, the Building, the Project or otherwise. In no event shall any such interference with Tenant’s Wireless Communication Equipment have any effect on this Lease or give to Tenant any offset or defense to the full and timely performance of its obligations hereunder, or entitle Tenant to any abatement of rent or additional rent or any other payment required to be made by Tenant hereunder, or constitute any accrual or constructive eviction of Tenant, or otherwise give rise to any other claim of any nature against Landlord.

29.36 Fitness Center. Subject to the provisions of this Section 29.36, provided Tenant’s employees and personnel execute Landlord’s standard waiver of liability form, then Tenant’s employees and personnel (the “Fitness Center Users”) shall be entitled to use the fitness center in the Project (collectively, the “Fitness Center”) during the initial Lease Term or any extended term. The costs of operating, maintaining and supplying the Fitness Center shall be included in Operating Expenses, subject to the terms of Section 4. The use of the Fitness Center shall be subject to the reasonable rules and regulations that may be established from time to time by Landlord for the Fitness Center. Landlord and Tenant acknowledge that the use of the Fitness Center by the Fitness Center Users shall be at their own risk and that the terms and provisions of Section 10.1 of this Lease shall apply to Tenant and the Fitness Center Users’ use of the Fitness Center. Tenant shall not permit any Tenant Parties other than the Fitness Center Users to use the Fitness Center without the prior written approval of Landlord or Landlord’s representative. All Fitness Center Users and approved guests must have pre-authorized keycards to enter the Fitness Center. Fitness Center Users’ keycards shall not be shared and shall only be used by the individual to whom such keycard was issued. Failure to abide by this rule may result in immediate termination of such Fitness Center User’s right to use the Fitness Center. Subject to Section 1.1.3, Landlord shall have the right, at Landlord’s sole discretion, to expand, or otherwise modify the Fitness Center. In addition, in the event Landlord no longer owns the building in which the Fitness Center is located, the rights of Tenant and the Fitness Center Users to use the Fitness Center shall continue; however, in such instance, Landlord shall have a right to relocate the Fitness Center to another building in the Project. No expansion or modification of the Fitness Center, and no termination of a Fitness Center User’s right to the Fitness Center shall entitle Tenant to an abatement or reduction in Rent (other than a reduction in Operating Costs associated with such Fitness Center), or constitute a constructive eviction, or result in an event of default by Landlord under this Lease.

29.37 Approvals. Whenever this Lease requires an approval, consent, determination or judgement by either Landlord or Tenant, unless another standard is expressly set forth, such approval, consent, determination or judgement and any conditions imposed thereby shall be reasonable and shall not be unreasonably withheld or delayed.

29.38 EV Charging Stations.

29.38.1 During the Lease Term, as the same may be extended, Tenant shall be given shared access to the five (5) existing electric vehicle charging stations located in front of the parking facility situated in the Project. Such electrical vehicle charging stations shall be for Tenant and its employees’, contractors’ and visitors' non-exclusive use.

29.38.2 In addition to Tenant’s rights under Section 29.38.1 above, Landlord hereby grants to Tenant the right and license, subject to the terms of this Section 29.38.2, to install and use, at Tenant’s sole cost, up to twenty-five (25) electric vehicle charging stations, which may have dual-heads (“EV Charging Stations”) in a portion of the parking area identified by Landlord (the “EV Charging Station Area”). Except as otherwise expressly provided in this Section 29.38.2, all provisions applicable to the use and maintenance of the Premises under this Lease (including, without limitation, the insurance and indemnity provisions set forth in this Lease) shall apply to the EV Charging Station Area and its use by Tenant; provided, however, that the square footage of the EV Charging Station Area shall in no event be deemed to be added to the rentable square footage of the Premises and the EV Charging Station Area shall be used by Tenant and its personnel and visitors solely for the purpose of charging electric vehicles driven by Tenant’s personnel and visitors and the maintenance, operation, repair and replacement of the EV Charging Stations. The EV Charging Stations and the associated parking spaces in which such EV Charging Stations shall be located shall be for the exclusive use of Tenant's personnel and visitors; however, Landlord shall have no obligation to patrol or “police” the EV Charging Station Area to ensure that persons other than Tenant and its employees do not use the EV Charging Stations installed by Tenant as provided herein. The number of parking spaces in which such EV Charging Stations shall be located shall be deemed part of the 197 unassigned parking spaces assigned to Tenant as provided in Section 9 of the Summary.

(i) The term of the license referred to in Section 29.38.2 above shall be coterminous with the Term of this Lease, as it may be extended or earlier terminated, and may not be terminated by Landlord prior to the expiration or earlier termination of the Lease Term;

(ii) Tenant shall not be obligated to pay any license fee or any additional rent or expenses (in excess of Tenant’s Share of Direct Expenses and except as otherwise expressly provided in this Section 29.38.2 (ii)) for the use of the EV Charging Station Area pursuant to this Section 29.38.2 during the Term of this Lease, as the same may be extended or renewed. The foregoing notwithstanding, Tenant shall be obligated to pay third-party electric charges actually incurred in connection with the EV Charging

Stations to be installed within the EV Charging Station Area (and electricity used in connection with the operation of such EV Charging Stations shall be obtained from the Building).

(iii) Tenant shall use the EV Charging Station Area in compliance with all Applicable Laws. Tenant, at its sole cost and expense, shall be responsible for the installation, operation, maintenance, repair and replacement of the EV Charging Stations, and the necessary electrical equipment to service said EV Charging Stations. The installation of the EV Charging Stations, and all equipment and facilities related thereto (other than the existing infrastructure, if any, provided by Landlord), shall be deemed to constitute an Alteration subject to the provisions of Article 8 of this Lease, provided that Landlord shall not unreasonably withhold, condition or delay its approval of the same.

(iv) To the extent permitted by the City of Santa Clara and Applicable Laws, Tenant shall be permitted to secure the EV Charging Station Area in a manner of Tenant’s choosing but subject to Landlord’s approval (such approval not to be unreasonably withheld, conditioned or delayed);

(v) During the Term of this Lease, as the same may be extended, Tenant shall pay all taxes attributable to the EV Charging Stations and other equipment owned and installed by Tenant, and Tenant shall assure and provide Landlord with reasonable evidence that the EV Charging Station Area and Tenant’s use thereof are subject to the insurance coverages otherwise required to be maintained by Tenant as to the Premises pursuant to Article 10 above;

(vi) If, prior to the expiration or earlier termination of this Lease, Landlord elects in its sole and absolute discretion, by not less than sixty (60) days' written notice given to Tenant, that Tenant remove all or some of the EV Charging Stations and all related equipment and facilities from the EV Charging Station Area at the expiration or earlier termination of this Lease, then, at or before the expiration or earlier termination of this Lease, Tenant shall remove from the EV Charging Station Area the EV Charging Stations and all related electrical equipment installed by Tenant for the EV Charging Stations and designated for removal by Landlord, and shall restore the EV Charging Station Area and all other areas affected by such removal to their original condition, reasonable wear and tear, casualty, condemnation and Landlord’s maintenance, repair, replacement and restoration obligations excepted, all at Tenant’s sole cost and expense, except Tenant shall not be required to restore any underground infrastructure.

(vii) Tenant’s rights under this Section 29.38.2 belong solely to Ambarella Corporation, and to any Permitted Assignee (as defined in Section 14.8 above) to which this Lease is assigned or transferred, and any other attempted assignment or transfer of such rights shall be void and of no force or effect. For the avoidance of doubt, however, Tenant's subtenants in the Premises may use the EV Charging Stations installed by Tenant.

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[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, Landlord and Tenant have caused this Lease to be executed the day and date first above written.

“Landlord”:

THE QUAD SANTA CLARA, LLC,

a Delaware limited liability company

By: SBCD-B Investors III, LLC,

a Delaware limited liability company,

its sole Member

By: SB The Quad Santa Clara, LLC,

a California limited liability company,

its Manager

By: /s/ Mark Regoli

Name: Mark Regoli

Title: Authorized Signatory

“Tenant”:

AMBARELLA CORPORATION,
a Delaware corporation

By: /s/ John Young
Name: John Young
Title: Chief Financial Officer

By: /s/ Michael Morehead___________ __

Name: Michael Morehead

Title: General Counsel

EXHIBIT A

THE QUAD @ TASMAN

OUTLINE OF PREMISES

EXHIBIT A

EXHIBIT B

THE QUAD @ TASMAN

TENANT WORK LETTER

EXHIBIT C

EXHIBIT C

THE QUAD @ TASMAN

NOTICE OF LEASE TERM DATES

EXHIBIT C

EXHIBIT D

THE QUAD @ TASMAN

RULES AND REGULATIONS

EXHIBIT D

EXHIBIT E

THE QUAD @ TASMAN

EXHIBIT F

THE QUAD @ TASMAN

INITIAL HAZARDOUS MATERIALS

EXHIBIT G

APPROVED SIGNANGE

EXHIBIT H

DESIGNATED PARKING SPACES

EXHIBIT I

FORM OF SIGHT DRAFT